PROSPECTUS
                                 CD RADIO INC.
                               OFFER TO EXCHANGE
                  10 1/2% SERIES C CONVERTIBLE PREFERRED STOCK
                   FOR 5% DELAYED CONVERTIBLE PREFERRED STOCK
                            ------------------------


     CD Radio Inc. (the 'Company') hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the 'Prospectus') and in the accompanying Letter of Transmittal (the 'Letter of Transmittal'), to exchange (the 'Exchange Offer') up to 1,932,073 shares of its new 10 1/2% Series C Convertible Preferred Stock (the 'New Preferred Stock') for up to all of the outstanding shares of its 5% Delayed Convertible Preferred Stock (the '5% Preferred Stock') at a rate of one share of New Preferred Stock for each $100 in Exchange Rate Liquidation Preference represented by shares of 5% Preferred Stock not previously converted. The 'Exchange Rate Liquidation Preference' shall be the amount determined by dividing (x) the liquidation preference of the shares of 5% Preferred Stock being exchanged (including accrued and unpaid dividends thereon, if any) by (y) 0.696145. On November 13, 1997, the assumed expiration date of the Exchange Offer, the Exchange Rate Liquidation Preference will be approximately $37.00 per share of 5% Preferred Stock. The liquidation preference of each share of New Preferred Stock (the 'Liquidation Preference') will be equal to $100.00. The Company will pay cash to exchanging holders of 5% Preferred Stock in lieu of issuing fractional shares of New Preferred Stock. Holders of New Preferred Stock will be entitled to the payment of dividends commencing on November 15, 2002 as described below. As of September 30, 1997, there were 5,222,608 shares of 5% Preferred Stock outstanding.



     In conjunction with the Exchange Offer, the Company is soliciting (the 'Solicitation') consents ('Consents') from the holders of record of its Common Stock, par value $.001 per share (the 'Common Stock'), and its 5% Preferred Stock on October 1, 1997 (the 'Record Date') to a proposed amendment (the 'Proposed Amendment') to the Certificate of Designations of the 5% Preferred Stock (the 'Certificate of Designations') (i) to allow the Company to redeem the 5% Preferred Stock (to the extent not previously converted) in whole or in part upon the sale of any equity or debt securities in one or more offerings (each such offering, a 'Qualifying Offering') occurring on or prior to December 30, 1997 for gross proceeds in an aggregate cash amount of not less than $100 million and (ii) to amend certain of the redemption provisions relating to the requirements for the delivery of a notice of redemption in connection therewith. If the Proposed Amendment is adopted, then upon the consummation of the Qualifying Offerings for aggregate proceeds of $100 million, the Company will be permitted to redeem the shares of 5% Preferred Stock held by holders who do not tender their shares of 5% Preferred Stock in the Exchange Offer. The Company is conducting the Solicitation pursuant to a separate Consent Solicitation Statement dated on or about the date hereof (the 'Consent Solicitation Statement'). The Company will make no separate payment for Consents delivered in the Solicitation. Consents from the holders of a majority of the issued and outstanding Common Stock and 5% Preferred Stock, respectively (the 'Requisite Consents'), must be obtained in order to adopt the Proposed Amendment, and once the Requisite Consents are obtained, the Certificate of Designations will be amended to reflect the Proposed Amendment regardless of whether the Exchange Offer is consummated. THE COMPANY IS NOT ASKING HOLDERS OF THE 5% PREFERRED STOCK FOR A PROXY AND SUCH HOLDERS ARE REQUESTED NOT TO SEND THE COMPANY A PROXY.



     The Exchange Offer is one component of a financing transaction that includes an underwritten public offering of 3,500,000 shares of Common Stock (the 'Stock Offering') and an underwritten public offering of the Company's Senior Discount Notes due 2007 for gross proceeds of $150 million (the 'Notes Offering' and, together with the Stock Offering, the 'Offerings'). Separate registration statements have been filed for each of the Stock Offering and the Notes Offering, and such offers will be made by separate prospectuses. The consummation of the Exchange Offer is not conditioned upon the consummation of either the Notes Offering or the Stock Offering. Each of the Offerings is conditioned upon consummation of the Exchange Offer.



     The Exchange Offer will expire at 12:00 Midnight, New York City time, on November 13, 1997, unless extended (the 'Expiration Date'). Tenders of 5% Preferred Stock may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Company, may be withdrawn at any time after forty business days after the date of this Prospectus.



     The Exchange Offer is conditioned upon, among other things, (i) receipt by the Company of the Requisite Consents to the Proposed Amendment, (ii) a minimum of 95% of the issued and outstanding shares of 5% Preferred Stock being tendered for exchange and not withdrawn prior to the Expiration Date and (iii) the General Conditions (as defined herein). There can be no assurance that these conditions will be satisfied or waived. The Company reserves the right to waive certain of the conditions to the Exchange Offer and to amend or modify the Exchange Offer at any time for any reason. See 'The Exchange Offer -- Expiration Date; Extension; Amendments' and ' -- Conditions of the Exchange Offer.'



                            ------------------------



SEE 'RISK FACTORS' BEGINNING ON PAGE 24 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE EXCHANGE OFFER.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                 The Dealer Manager for the Exchange Offer is:

                              MERRILL LYNCH & CO.
                            ------------------------


                The date of this Prospectus is October 16, 1997.

     CERTAIN PERSONS PARTICIPATING IN THE EXCHANGE OFFER MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NEW PREFERRED STOCK AND THE COMMON STOCK, OR EITHER OF THEM. SPECIFICALLY, THE DEALER MANAGER MAY BID FOR AND PURCHASE NEW PREFERRED STOCK AND COMMON STOCK, OR EITHER OF THEM, IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'MARKET AND TRADING INFORMATION.'



     IN CONNECTION WITH THE EXCHANGE OFFER AND THE STOCK OFFERING, THE DEALER MANAGER AND CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE 'MARKET AND TRADING INFORMATION.'

                            ------------------------


(cover continued from previous page)



     The terms of the Preferred Stock Investment Agreement (as defined herein) require that the Company not undertake to conduct any debt or equity financing that is not either pari passu or junior to the 5% Preferred Stock in seniority, structure and maturity until the Company completes a Pre-Amendment Qualifying Offering (as defined herein).



     IF THE PROPOSED AMENDMENT IS NOT APPROVED BY THE COMPANY'S STOCKHOLDERS AND ANY SHARES OF 5% PREFERRED STOCK REMAIN OUTSTANDING AFTER THE EXCHANGE OFFER, THE COMPANY WILL NOT BE PERMITTED TO UNDERTAKE ANY DEBT OR EQUITY FINANCING THAT IS SENIOR TO THE 5% PREFERRED STOCK. THE COMPANY DOES NOT INTEND TO COMMENCE THE OFFERINGS UNTIL THE SOLICITATION IS SUBSTANTIALLY COMPLETED AND THE NOTES OFFERING WILL NOT BE CONSUMMATED UNLESS THE EXCHANGE OFFER AND THE SOLICITATION ARE COMPLETED AND NO SHARES OF 5% PREFERRED STOCK REMAIN OUTSTANDING. SEE 'THE EXCHANGE OFFER -- TERMS OF THE EXCHANGE OFFER,' ' -- THE SOLICITATION' AND 'THE PROPOSED AMENDMENT.'






     The terms of the New Preferred Stock (including dividend rate, liquidation preference and conversion and redemption rights) differ in material respects from the terms of the 5% Preferred Stock for which it may be exchanged pursuant to the Exchange Offer. For a comparison of certain material terms of the New Preferred Stock and the 5% Preferred Stock, see 'Prospectus
Summary -- Comparison of New Preferred Stock and 5% Preferred Stock.'



     The annual dividend rate per share of the New Preferred Stock will be an amount equal to 10.5% of the sum of (x) the liquidation preference of the New Preferred Stock and (y) all accrued and unpaid dividends, if any, whether or not declared, from the date of issuance of the shares of New Preferred Stock to the applicable dividend payment date. Dividends on the shares of New Preferred Stock will be cumulative, accruing quarterly and, when and as declared by the Board of Directors of the Company, will be payable quarterly initially on November 15, 2002 (the 'First Scheduled Dividend Payment Date') and on February 15, May 15, August 15 and November 15 in each year thereafter. In addition, accrued dividends on the shares of New Preferred Stock will be paid on the redemption date of any share of New Preferred Stock redeemed by the Company, on the purchase date of any share of New Preferred Stock purchased by the Company pursuant to an Offer to Purchase (as defined herein) or on the conversion date of any share of New Preferred Stock converted into shares of Common Stock on or after the First Scheduled Dividend Payment Date. No accrued dividends will be paid on any shares of New Preferred Stock that are converted by the holders thereof prior to the First Scheduled Dividend Payment Date, unless such shares of New Preferred Stock are converted on or prior to a redemption date by holders thereof electing to convert such shares after having received a notice of redemption for such shares. Dividends may be paid in cash, shares of Common Stock or any combination thereof at the option of the Company. Common Stock issued to pay dividends will be valued at the average closing price of the Common Stock as reported in The Wall Street Journal for the 20 consecutive trading days immediately preceding the date of such payment. Dividends on the shares of New Preferred Stock will be paid to the holders of record of the shares of New Preferred Stock on a record date, not more than 40 days nor fewer than 10 days preceding the payment date thereof. See 'Description of New Preferred Stock -- Dividends.'



     Except as described below, the shares of New Preferred Stock may not be redeemed by the Company at its option prior to November 15, 2002. From and after November 15, 1999 and prior to

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

November 15, 2002, the Company may redeem shares of New Preferred Stock, in whole or in part, at a redemption price of 100% of the Liquidation Preference of the shares of New Preferred Stock redeemed, plus accrued and unpaid dividends, if any, whether or not declared, to the redemption date, if the average closing price of the Common Stock as reported in The Wall Street Journal for the 20 consecutive trading days prior to the notice of redemption thereof equals or exceeds $31.50 per share (subject to adjustments). From and after November 15, 2002, the Company may redeem the outstanding shares of New Preferred Stock, in whole or in part, initially at a redemption price of 105.25% of the Liquidation Preference of the shares of New Preferred Stock redeemed and thereafter at prices declining ratably to 100% of the Liquidation Preference of the shares of New Preferred Stock redeemed from and after November 15, 2005, plus accrued and unpaid dividends, if any, whether or not declared, to the redemption date. In addition, within 30 days of the closing of the Debt Offering (as defined herein), the Company may redeem up to 50% of the outstanding shares of New Preferred Stock at a redemption price of 100% of the Liquidation Preference of the shares of New Preferred Stock redeemed, plus accrued and unpaid dividends, if any, whether or not declared, to the redemption date. On November 15, 2012, the Company is required to redeem all outstanding shares of New Preferred Stock at a redemption price of 100% of the Liquidation Preference, plus accrued and unpaid dividends, if any, to the redemption date. The New Preferred Stock will not be subject to any mandatory sinking fund redemption. See 'Description of New Preferred Stock -- Redemption.'


     Upon the occurrence of a Change in Control (as defined herein), the Company must make an offer to purchase all outstanding shares of New Preferred Stock at a purchase price in cash equal to 101% of its Liquidation Preference, plus all accrued and unpaid dividends, if any, to the date such shares are purchased. See 'Description of New Preferred Stock -- Change in Control.'


     Each share of New Preferred Stock may be converted at any time at the option of the holder, into a number of shares of Common Stock calculated by dividing the Liquidation Preference of the New Preferred Stock (without accrued and unpaid dividends) by a conversion price (the 'Conversion Price') equal to
(x) prior to the date of the first underwritten public offering of the Company's Common Stock following the initial issuance of the New Preferred Stock, $21.00 and (y) thereafter, the lower of $21.00 per share or the issue price per share of the Common Stock in such underwritten public offering. The Conversion Price will not be adjusted at any time for accrued and unpaid dividends on the New Preferred Stock, but will be subject to adjustment for the occurrence of certain corporate events affecting the Common Stock. Accrued dividends will be paid on the conversion date on any shares of New Preferred Stock converted into shares of Common Stock on or after the First Scheduled Dividend Payment Date. No accrued dividends will be paid, and the holders thereof will not be entitled to receive any dividends, on any shares of New Preferred Stock converted prior to the First Scheduled Dividend Payment Date, unless such shares of New Preferred Stock are converted on or prior to a redemption date by holders electing to convert such shares after having received a notice of redemption for such shares. See 'Description of New Preferred Stock -- Conversion.'



     If the Company has not consummated one or more Qualifying Offerings yielding gross proceeds in an aggregate cash amount of at least $100 million by May 15, 1998 (the 'Automatic Exchange Date'), all outstanding shares of New Preferred Stock shall be exchanged automatically (the 'Automatic Exchange') for shares of the Company's Series D Convertible Preferred Stock with an initial liquidation preference of $102.50 per share (the 'Series D Preferred Exchange') on the Automatic Exchange Date, at an exchange rate of one share of Series D Preferred Stock for each $100 of Automatic Exchange Rate Liquidation Preference represented by the shares of New Preferred Stock held by any holder. The 'Automatic Exchange Rate Liquidation Preference' for the shares of New Preferred Stock shall be $69.6145 per share (the amount determined by multiplying (x) the Liquidation Preference for the shares of New Preferred Stock (without accrued and unpaid dividends thereon) by (y) 0.696145). The Company will pay cash to holders of New Preferred Stock in lieu of issuing fractional shares of Series D Preferred Stock in the Automatic Exchange. For a description of the terms, preferences and rights of the Series D Preferred Stock, see 'Description of Capital Stock -- Series D Preferred Stock.'



     FOR FEDERAL INCOME TAX PURPOSES, IT IS NOT CLEAR WHETHER THE EXCHANGE OF 5% PREFERRED STOCK FOR NEW PREFERRED STOCK WILL BE A TAXABLE EVENT IN ITS ENTIRETY. IF IT IS A TAXABLE EVENT IN ITS ENTIRETY, GAIN OR LOSS WILL BE RECOGNIZED. FOR A DISCUSSION OF THESE AND OTHER UNITED

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

STATES FEDERAL INCOME TAX CONSIDERATIONS RELEVANT TO THE EXCHANGE OFFER, SEE 'CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.'





     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE NEW PREFERRED STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NEW PREFERRED STOCK BY ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') and in accordance therewith files reports and other information with the Securities and Exchange Commission (the 'Commission'). Such reports and information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company also can be inspected and copied at the offices of the National Association of Securities Dealers, Inc. (the 'NASD'), 1735 K Street, N.W., Washington, D.C. 20006, which supervises the Nasdaq SmallCap Market on which the Company's Common Stock is traded. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.


     The Company has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, the 'Registration Statement') under the Securities Act of 1933, as amended (the 'Securities Act'). The Company has also filed a Schedule 13E-4 Issuer Tender Offer Statement (the 'Schedule 13E-4') with the Commission with respect to the Exchange Offer. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement and the Schedule 13E-4. This Prospectus does not contain all of the information set forth in the Registration Statement and the Schedule 13E-4, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. For further information, reference is hereby made to the Registration Statement, and the financial schedules and exhibits filed as a part thereof and to the Schedule 13E-4 and the exhibits thereto. The Registration Statement (including the exhibits thereto) can be obtained by mail or inspected and copied at the public reference facilities maintained by the Commission as provided in the prior paragraph.

                      DOCUMENTS INCORPORATED BY REFERENCE


     The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:


          1. The Company's Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A, for the year ended December 31, 1996.

          2. The Company's Quarterly Report on Form 10-Q, as amended by the Quarterly Report on Form 10-Q/A, for the period ended March 31, 1997.

          3. The Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997.

          4. The Company's Current Report on Form 8-K dated April 10, 1997.

          5. The Company's Current Report on Form 8-K dated May 2, 1997.

          6. The Company's Current Report on Form 8-K dated June 17, 1997.

          7. The Company's Current Report on Form 8-K dated July 8, 1997.

          8. The Company's Current Report on Form 8-K dated August 19, 1997.


          9. The Company's Current Report on Form 8-K dated October 7, 1997.



          10. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, filed pursuant to
     Section 12(b) of the Exchange Act.



          11. Issuer Tender Offer Statement on Schedule 13E-4.


     Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the Expiration Date shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF ANY OF THE 5% PREFERRED STOCK, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON. REQUESTS SHOULD BE DIRECTED TO SECRETARY, CD RADIO INC., SIXTH FLOOR, 1001 22ND STREET, N.W., WASHINGTON, D.C. 20037. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS ANY REQUEST SHOULD BE MADE BY FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the 'Reform Act'), the Company is hereby providing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made in this Prospectus. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as 'will likely result,' 'are expected to,' 'will continue,' 'is anticipated,' 'estimated,' 'intends,' 'plans,' 'projection' and 'outlook') are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the factors discussed throughout this Prospectus, and particularly in the risk factors set forth herein under 'Risk Factors.' Among the key factors that have a direct bearing on the Company's results of operations are the potential risk of delay in implementing the Company's business plan; increased costs of construction and launch of necessary satellites; dependence on satellite construction and launch contractors; risk of launch failure; unproven market and unproven applications of existing technology; and the Company's need for additional substantial financing. These and other factors are discussed herein under 'Risk Factors,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Business' and elsewhere in this Prospectus.

     The risk factors described herein could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements of the Company made by or on behalf of the Company and investors, therefore, should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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                               TABLE OF CONTENTS


                                                                                                              PAGE
                                                                                                              ----

Available Information......................................................................................     4
Documents Incorporated by Reference........................................................................     4
Special Note Regarding Forward-Looking Statements..........................................................     5
Prospectus Summary.........................................................................................     7
Risk Factors...............................................................................................    24
Proposed Financing.........................................................................................    34
Use of Proceeds............................................................................................    36
Price Range of Common Stock................................................................................    36
Dividend Policy............................................................................................    36
Capitalization.............................................................................................    37
Selected Historical Financial Information..................................................................    38
Management's Discussion and Analysis of Financial Condition and Results of Operations......................    39
The Exchange Offer.........................................................................................    44
Accounting Treatment.......................................................................................    51
Market and Trading Information.............................................................................    51
The Proposed Amendment.....................................................................................    52
Business...................................................................................................    53
Management.................................................................................................    69
Principal Stockholders.....................................................................................    76
Description of New Preferred Stock.........................................................................    81
Description of Series D Preferred Stock....................................................................    88
Description of Certain Indebtedness........................................................................    91
Description of Capital Stock...............................................................................    95
Shares Eligible for Future Sale............................................................................   101
Certain United States Federal Income Tax Consequences......................................................   102
Legal Opinions.............................................................................................   108
Independent Accountants....................................................................................   108

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                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this Prospectus. Holders of 5% Preferred Stock should carefully consider the factors set forth herein under the caption 'Risk Factors' and are urged to read this Prospectus in its entirety. Unless otherwise indicated, (i) the information in this Prospectus, other than the historical financial information, assumes and gives effect to the proposed sale by the Company of 3,500,000 shares of Common Stock (the 'Stock Offering') and the concurrent offering by the Company of Senior Discount Notes due 2007 (the 'Notes') for gross proceeds of $150 million (the 'Notes Offering' and, together with the Stock Offering, the 'Offerings'), and (ii) references herein to the 'Company' refer to CD Radio Inc. and, where appropriate, its subsidiary, Satellite CD Radio, Inc.

                                  THE COMPANY


     CD Radio Inc. was founded in 1990 to pioneer and commercialize a compact disc quality, multi-channel radio service broadcast directly from satellites to vehicles ('satellite radio'). In October 1997, the Company received one of two licenses from the Federal Communications Commission (the 'FCC') to build, launch and operate a national satellite radio broadcast system. The Company has recently begun construction of two satellites that it plans to launch into geosynchronous orbit to broadcast its radio service throughout the United States. The Company's service, which will be marketed under the brand name 'CD Radio,' is expected to consist of 30 channels of commercial-free, compact disc quality music programming and 20 channels of news, sports and talk programming. CD Radio will be broadcast over a frequency band (the 'S-band') that will augment traditional AM and FM radio bands. Under its FCC license, the Company has the exclusive use of a 12.5 megahertz portion of the S-band for this purpose. The Company currently expects to commence CD Radio broadcasts in late 1999 at a subscription price of $10 per month.


     The Company is positioning itself as an entertainment company and accordingly plans to design and originate programming on each of its 30 music channels. Each channel will be operated as a separate radio station with a distinct format. Certain music channels will offer continuous music, while others will have program hosts, depending on the type of music programming. CD Radio will offer a wide range of music categories, such as:

    Symphonic                  Classic Rock            Soft Rock
    Chamber Music              50's Oldies             Singers & Songs
    Opera                      60's Oldies             Beautiful Instrumentals
    Today's Country            Folk Rock               Album Rock
    Traditional Country        Latin Ballads           Alternative Rock
    Contemporary Jazz          Latin Rhythms           New Age
    Classic Jazz               Reggae                  Broadway's Best
    Blues                      Rap                     Gospel
    Big Band/Swing             Dance                   Children's Entertainment
    Top of the Charts          Urban Contemporary      World Beat




                            THE CD RADIO OPPORTUNITY

     The Company believes that there is a significant market for music and other radio programming delivered through advanced radio technology. While television technology has advanced steadily -- from black and white to color, from broadcast to cable, and from ordinary to high-definition television -- the last major advance in radio technology was the introduction of FM broadcasts. CD Radio will provide a new generation of radio service, offering a wide variety of music formats available on demand, nearly seamless signal coverage throughout the United States and commercial-free, compact-disc quality programming. The Company's planned multiplicity of formats currently is not available to motorists in any market within the United States.

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

     CD Radio is primarily a service for motorists. The Yankee Group, a market research organization, estimates that there will be approximately 198 million registered private motor vehicles in the United States by the end of 1999, when the Company expects to commence broadcasting. At present, approximately 89% of all private vehicles have a radio that could easily be utilized to receive CD Radio's broadcasts, with this number estimated to be approximately 182 million vehicles in 1999, and approximately 199 million in 2004. CD Radio initially will target a number of demographic groups among the drivers of these vehicles, including 110 million commuters, 34 million of whom spend between one and two hours commuting daily, three million truck drivers and three million owners of recreational vehicles. According to a 1996 market study, although almost all vehicles contain either a cassette or compact disc player, 87% of automobile commuters listened to the radio an average of 50 minutes a day while commuting.

     The Company believes that the ability to offer a wide variety of musical formats simultaneously throughout the United States will enable it to tap significant unmet consumer demand for specialized music programming. The economics of the existing advertiser supported local radio industry dictate that radio stations generally program for the greatest potential audience. Even in the largest metropolitan areas, station formats are limited. Nearly half of all commercial radio stations in the United States offer one of only three formats: country, adult contemporary and news/talk, and the next three most prevalent formats account for another 30 percent of all stations. Although niche music categories such as classical, jazz, rap, gospel, oldies, soundtracks, new age, children's and others accounted for approximately 27% of sales of recorded music in 1996, such formats generally are unavailable on existing radio stations in many markets. Even in New York City, the nation's largest radio market, there are no radio stations devoted solely to such programming as opera, blues, chamber music, soundtracks, reggae, children's programming and many others. CD Radio's wide choice of formats is expected to appeal to a large number of currently underserved listeners.

     In addition, due to the limited coverage area of conventional radio broadcasting, listeners often travel beyond the range of any single station. Unlike conventional FM stations, which have an average range of only approximately 30 miles before reception fades, CD Radio's signal will cover the entire continental United States, enabling listeners always to remain within its broadcast range. The Company's satellite delivery system is designed to permit CD Radio to be received by motorists in all outdoor locations where a vehicle has an unobstructed line-of-sight with one of the Company's satellites or is within range of one of the Company's terrestrial repeating transmitters.

     The ability to broadcast nationwide will also allow the Company to serve currently underserved radio markets. In the United States, there are more than 45 million people aged 12 and over living in areas with such limited radio station coverage that the areas are not monitored by The Arbitron Company, a broadcast industry ratings organization ('Arbitron'). Of these, the Company believes that approximately 22 million people receive five or fewer FM stations,
1.6 million receive only one FM station and at least one million people receive no FM stations. This segment of the population also has a limited choice of radio music formats and is one of CD Radio's primary target markets.

     The Company also believes that CD Radio will have a competitive advantage over conventional radio stations because its music channels will be commercial-free. In contrast, conventional radio stations interrupt their broadcasts with up to 18 minutes of commercials in every hour of music programming, and most stations also frequently interrupt programming with news, promotional announcements, public service announcements and miscellaneous information. The Company believes that consumers dislike frequent radio commercial interruptions and that 'station surfing' to avoid them is common.

                              THE CD RADIO SERVICE

     CD Radio will offer motorists: (i) a wide range of finely focused music formats; (ii) nearly seamless signal coverage throughout the continental United States; (iii) commercial-free music programming; and (iv) plug and play convenience.

     Wide Choice of Programming. Each of CD Radio's 30 music channels will have a distinctive format, such as opera, reggae, classic jazz and children's entertainment, intended to cater to specific subscriber tastes. In most markets, radio broadcasters target their programming to broad audience segments. Even in the largest metropolitan markets the variety of station formats generally is limited, and many of the Company's planned formats are unavailable.

     'Seamless' Signal Coverage. CD Radio will be available throughout the continental United States, enabling listeners almost always to be within its broadcast range. The Company expects its nearly seamless signal will appeal to motorists who frequently travel long distances, including truck drivers and recreational vehicle owners, as well as commuters and others who outdrive the range of their FM signals. In addition, the Company expects its broadcasts will appeal to the 45 million consumers who live in areas that currently receive only a small number of FM stations.

     Commercial-Free Music Programming. The Company will provide commercial-free music programming. The Company's market research indicates that a principal complaint of radio listeners concerning conventional broadcast radio is the frequency of commercials. Because CD Radio, unlike most commercial AM and FM stations, will be a subscription and not an advertiser supported service, its music channels will not contain commercials.

     Plug and Play Convenience. Consumers will be able to receive CD Radio broadcasts by acquiring an adapter (a 'radio card') and an easily attachable, silver dollar-sized satellite dish antenna. Listeners will not be required to replace their existing car radios and will be able to use the radio card by plugging it into their radio's cassette or compact disc slot. CD Radio listeners using a radio card will be able to push a button to switch between AM, FM and CD Radio. Radio cards will have a visual display that will indicate the channel and format selected, as well as the title, recording artist and album title of the song being played. Radio cards will also be portable and will be able to be moved from car to car. Radio card activation will be accomplished directly via satellite by calling the Company's customer service center at 888-CD-RADIO.

                          THE CD RADIO DELIVERY SYSTEM

     The CD Radio delivery system will consist of three principal components:
(i) the satellites; (ii) the receivers; and (iii) the national broadcast studio.

     The Satellites. The Company has designed the CD Radio delivery system to transmit an identical signal from two satellites placed in geosynchronous orbit at 80[d] W and 110[d] W longitude. The Company believes that these two satellites will provide nearly continuous, 'seamless' signal coverage throughout the continental United States. When the line-of-sight to one satellite is obstructed, the line-of-sight to the other generally will be available. In certain urban areas with significant line-of-sight obstructions, the Company intends to install terrestrial repeating transmitters that will rebroadcast its signals and improve the quality of reception.

     There currently are no commercial satellites in orbit capable of transmitting radio signals on S-band frequencies to the United States. In order to provide CD Radio the Company must build and launch its own satellites. The Company has entered into a contract with Space Systems/Loral, Inc. ('Loral'), a subsidiary of Loral Space & Communications Ltd. ('Loral Space'), to build three satellites, one of which the Company intends to hold as a spare, and which grants an option to the Company to purchase an additional satellite (the 'Loral Satellite Contract'). The Company also has contracted for two launch slots (the 'Arianespace Launch Contract') with Arianespace S.A. ('Arianespace'), a leading supplier of satellite launch services.

     The Receivers. Subscribers to CD Radio will not need to replace their existing AM/FM car radios. Instead they will be able to receive CD Radio in their vehicles using a radio card similar in size to a cassette tape or compact disc that has been designed to plug easily into the cassette or compact disc slot of existing car radios. The radio card uses proprietary technology developed by the Company. In addition to radio cards, the Company expects that consumers will be able to receive CD Radio using a new generation of radios capable of receiving S-band as well as AM and FM signals ('S-band radios').

     In addition to a radio card or S-band radio, a vehicle must be equipped with an antenna in order to receive CD Radio. The Company has designed a battery powered, miniature silver dollar-sized satellite dish antenna, the base of which has an adhesive backing so that consumers will be able to easily attach the satellite dish antenna to a car's rear window. The base houses a wireless transmitter that will relay the CD Radio signal to the vehicle's radio card or S-band radio. The satellite dish antenna also uses proprietary technology developed by the Company.

     The Company expects that radio cards, S-band radios and miniature satellite dish antennas will be manufactured by one or more consumer electronics manufacturers and sold at retail outlets that sell consumer electronics, and that the miniature satellite dish antennas will be sold together with the radio cards or S-band radios. The Company believes that, when manufactured in quantity, S-band radios will be incrementally more expensive than today's car radios. The Company currently expects that the radio card together with the miniature satellite dish antenna will be sold at a retail price of approximately $200. Because subscribers will be able to use the radio card in almost all existing vehicles, the Company believes that the availability of plug and play radio cards will be of prime importance to its market penetration for a number of years.

     The Company does not intend to manufacture or distribute radio cards, S-band radios or miniature satellite dish antennas. The Company has entered into non-binding memoranda of understanding with two major consumer electronics manufacturers, and has commenced discussions with several other such manufacturers, regarding the manufacture of radio cards, S-band radios and miniature satellite dish antennas for retail sale in the United States.

     The National Broadcast Studio. The Company plans to originate its 50 channels of programming from a national broadcast studio (the 'National Broadcast Studio') to be located in the New York area. The National Broadcast Studio will house the Company's music library, facilities for programming origination, programming personnel and program hosts, as well as facilities to uplink programming to the satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of the orbiting satellites.

                                PROGRESS TO DATE

     The Company was formed in May 1990 and at that time proposed that the FCC create a satellite radio broadcast service and also filed an application with the FCC for a license to provide such a service. Since that time, the Company has:


1993      Contracted with Loral for construction of its satellites
          Contracted with Arianespace for launch of two of its satellites
          Developed and patented its miniature satellite dish antenna

1994      Completed an initial public offering of its Common Stock

1996      Designed the radio card receiver

1997      Received one of two FCC national satellite radio broadcast licenses
          Completed a $135 million private placement of 5% Preferred Stock
          Commenced construction of two satellites
          Completed $105 million of vendor financing with Arianespace Finance S.A.
          Recruited its key programming, marketing and financial management team
          Completed a strategic sale of $25 million of Common Stock to Loral Space


     See 'Business -- Progress to Date and Significant Development Milestones.'

                               PROPOSED FINANCING

     The Exchange Offer is part of a proposed financing transaction, which includes the Stock Offering and the Notes Offering, that is intended to raise capital to partially finance the construction and launch of the Company's satellites and for general corporate purposes. The Company expects that the Offerings will result in net proceeds to the Company of approximately $201.5 million, approximately $58.7 million from the Stock Offering (based on an assumed offering price of $18.44 per share, the closing price of the Company's Common Stock at September 30, 1997) and approximately $142.8 million from the Notes Offering. The Company will receive no proceeds from the Exchange Offer. See 'Proposed Financing.'


                                  RISK FACTORS


     The Company's ability to meet its objectives will depend on several factors, including the timely receipt of necessary governmental approvals, obtaining additional financing, construction and launch into orbit of two satellites, the rapid creation of an organization and the management of growth. The Company estimates that it will require approximately $660.1 million to develop and commence commercial operation of CD Radio by the end of 1999. Of this amount, the Company has raised approximately $266.6 million to date. After giving effect to the Offerings, the Company will have raised approximately $491.6 million of funds, leaving anticipated additional cash needs of approximately $168.5 million to fund its operations through 1999. The Company anticipates additional cash requirements of approximately $100.0 million to fund its operations through the year 2000. The Company expects to finance the remainder of its funding requirements through the issuance of debt or equity securities, or a combination thereof. See 'Risk Factors' for a discussion of important factors that should be considered by prospective exchanging stockholders.



                            ------------------------

     The Company was incorporated in the State of Delaware as Satellite CD Radio, Inc. on May 17, 1990. On December 7, 1992, the Company's name was changed to CD Radio Inc., and the Company formed a wholly-owned subsidiary, Satellite CD Radio, Inc., that is the holder of record of one of two FCC licenses to launch and operate the satellites that are needed to offer CD Radio. The Company's executive offices are located at Sixth Floor, 1001 22nd Street, N.W., Washington, D.C. 20037, and its telephone number is 202-296-6192. The Company has a Web site at www.cdradio.com.


                               THE EXCHANGE OFFER



The Exchange Offer...........................  The Company is offering to exchange pursuant to the Exchange Offer up to 1,932,073 shares of its New Preferred Stock for up to all of the outstanding shares of its 5% Preferred Stock at a rate of one share of New Preferred Stock for each $100 in Exchange Rate
                                               Liquidation Preference represented by shares of 5% Preferred Stock not previously converted. The 'Exchange Rate Liquidation
                                               Preference' shall be the amount determined by dividing (x) the liquidation preference of the shares of 5% Preferred Stock being exchanged (including accrued and unpaid dividends thereon, if any), by (y) 0.696145. On November 13, 1997, the assumed
                                               expiration date of the Exchange Offer, the Exchange Rate
                                               Liquidation Preference will be approximately $37.00 per share of
                                               5% Preferred Stock. The Liquidation Preference of each share of
                                               New Preferred Stock will be equal to $100.00. The terms of the New
                                               Preferred Stock (including the dividend rate, liquidation
                                               preference and conversion and redemption rights) differ in material respects from the terms of the 5% Preferred Stock for which it may be exchanged pursuant to this Exchange Offer. As of
                                               September 30, 1997, there were 5,222,608 shares of 5% Preferred
                                               Stock outstanding. For a

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



                                               comparison of certain material terms of the New Preferred Stock and the 5% Preferred Stock, see ' -- Comparison of New Preferred
                                               Stock and 5% Preferred Stock.' The 5% Preferred Stock was originally issued in April 1997. See 'The Exchange Offer -- Terms of the
                                               Exchange' and ' -- Terms and Conditions of the Letter of Transmittal,'
                                               'Description of New Preferred Stock' and 'Description of Capital
                                               Stock -- 5% Preferred Stock.'
                                               The Exchange Offer is open to all holders of 5% Preferred Stock.
Concurrent Consent Solicitation..............  In conjunction with the Exchange Offer and pursuant to the Consent
                                               Solicitation Statement, the Company is soliciting Consents from its stockholders of record on October 1, 1997 (the 'Record Date')
                                               to the Proposed Amendment.
                                               Under the Company's Amended and Restated Certificate of
                                               Incorporation, as currently in effect, the Company may redeem the shares of 5% Preferred Stock (to the extent not previously converted), in whole but not in part, following a sale by the
                                               Company of Common Stock for net cash proceeds to the Company in an amount not less than $100 million in a registered underwritten public offering prior to October 15, 1997. The Company is
                                               soliciting the consent of its stockholders, including the holders of the 5% Preferred Stock, on the Record Date to the Proposed
                                               Amendment that would, among other things, permit the Company to redeem the 5% Preferred Stock (to the extent not previously converted) in whole or in part upon the sale of any equity or debt securities in one or more offerings occurring after the date of the initial issuance of the 5% Preferred Stock and on or prior to
                                               December 30, 1997 for gross proceeds in an aggregate cash amount of not less than $100 million. See 'The Proposed Amendment.'
                                               If the Proposed Amendment is adopted, then upon the consummation of the Qualifying Offerings, for aggregate proceeds of $100 million the Company will be permitted to redeem the shares of 5%
                                               Preferred Stock held by holders who do not tender their shares of
                                               5% Preferred Stock in the Exchange Offer.
                                               The terms of the Preferred Stock Investment Agreement (as defined herein) require that the Company not undertake to conduct any debt or equity financing that is not either pari passu or junior to the
                                               5% Preferred Stock in seniority, structure and maturity until the
                                               Company completes a Pre-Amendment Qualifying Offering (as defined herein). If the Proposed Amendment is not approved by the
                                               Company's stockholders and any shares of 5% Preferred Stock remain outstanding after the Exchange Offer is consummated, the Company will not be permitted to undertake any debt or equity financing that is senior to the 5% Preferred Stock. The Company does not intend to commence the Offerings until the Solicitation is substantially completed and the

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


                                               Notes Offering will not be consummated unless the Exchange Offer and the Solicitation are completed and no shares of 5% Preferred
                                               Stock remain outstanding.
                                               The Requisite Consents from holders on the Record Date of a majority of the issued and outstanding shares of 5% Preferred
                                               Stock and Common Stock, respectively, must be obtained in order to adopt the Proposed Amendment. If the Proposed Amendment is adopted, then each non-exchanging holder of 5% Preferred Stock will be bound by the Proposed Amendment regardless of whether such holder consented to the Proposed Amendment. The Company intends to amend the Certificate of Designations to reflect the Proposed
                                               Amendment as promptly as practicable after it obtains the
                                               Requisite Consents. See 'The Exchange Offer -- The Consent
                                               Solicitation' and 'The Proposed Amendment.'
Consent Payment..............................  The Company will not make a separate payment for Consents delivered in the Solicitation.
Dividend Payments............................  Dividends on the 5% Preferred Stock accepted for exchange pursuant to the Exchange Offer that are accrued and unpaid from April 10,
                                               1997 to the date of issuance of the shares of New Preferred Stock will be included in the calculation of the Exchange Rate
                                               Liquidation Preference of the 5% Preferred Stock in determining the number of shares of New Preferred Stock to be received by the holders of the 5% Preferred Stock participating in the Exchange
                                               Offer. The Company will pay cash to exchanging holders in lieu of issuing fractional shares of New Preferred Stock. The annual dividend rate per share of the New Preferred Stock will be an amount equal to 10.5% of the sum of (x) the liquidation preference of the New Preferred Stock and (y) all accrued and unpaid
                                               dividends, if any, whether or not declared, from the date of issuance of the shares of New Preferred Stock to the applicable dividend payment date. Dividends on the shares of the New
                                               Preferred Stock will be cumulative, accruing quarterly and, when and as declared by the Board of Directors of the Company, will be payable initially on November 15, 2002 (the 'First Scheduled
                                               Dividend Payment Date') and on February 15, May 15, August 15 and
                                               November 15 in each year thereafter.
Expiration Date..............................  The Exchange Offer will expire at 12:00 midnight, New York City time, on November 13, 1997, unless extended (the 'Expiration
                                               Date'). See 'The Exchange Offer -- Expiration Date; Extension;
                                               Amendments' and ' -- Acceptance of 5% Preferred Stock for
                                               Exchange; Delivery of New Preferred Stock.'
Exchange Date................................  The date of acceptance for exchange of the shares of 5% Preferred
                                               Stock (the 'Exchange Date') will be the Expiration Date. Shares of
                                               New Preferred Stock will be delivered as promptly as practicable thereafter.

Conditions of the Exchange Offer.............  The Exchange Offer is conditioned upon, among other things, (i)
                                               receipt by the Company of the Requisite Consents to the Proposed
                                               Amendment, (ii) a minimum of 95% of the issued and outstanding shares of 5% Preferred Stock being tendered for exchange and not withdrawn prior to the Expiration Date and (iii) the General
                                               Conditions (as defined herein). There can be no assurance that these conditions will be satisfied or waived. The Company reserves the right to waive certain of the conditions to the Exchange Offer and to amend or modify the Exchange Offer at any time for any reason. See 'The Exchange Offer -- Expiration Date; Extension;
                                               Amendments' and ' -- Conditions of the Exchange Offer.'
Withdrawal Rights............................  The tender of shares of 5% Preferred Stock pursuant to the
                                               Exchange Offer may be withdrawn at any time prior to the
                                               Expiration Date and unless accepted for exchange by the Company, may be withdrawn at any time after forty business days after the date of this Prospectus. Withdrawal of tendered shares of 5%
                                               Preferred Stock will be deemed a rejection of the Exchange Offer.
                                               See 'The Exchange Offer -- Withdrawal Rights.'
Procedures for Tendering.....................  See 'The Exchange Offer -- Tender Procedure.'
Federal Income Tax Consequences..............  As a result of certain provisions of the Taxpayer Relief Act of
                                               1997 it is not clear whether the exchange of shares of 5%
                                               Preferred Stock for shares of New Preferred Stock will be a taxable event in its entirety. If it is a taxable event in its entirety, gain or loss will be recognized. For a discussion of these and other United States federal income tax considerations relevant to the Exchange Offer, see 'Certain United States Federal
                                               Income Tax Consequences.'
Use of Proceeds..............................  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer. See 'Use of Proceeds.'
No Dissenters' Rights........................  Holders of shares of 5% Preferred Stock do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Certificate of Designations. See 'The Exchange
                                               Offer -- Dissenters' Rights.'
Dealer Manager...............................  Merrill Lynch & Co. ('Merrill Lynch') is serving as Dealer Manager in connection with the Exchange Offer. See 'The Exchange
                                               Offer -- Dealer Manager.'
Exchange Agent...............................  IBJ Schroder Bank & Trust Company is serving as Exchange Agent in connection with the Exchange Offer. See 'The Exchange
                                               Offer -- Exchange Agent.'
Consequence of Failure to Exchange...........  Holders of shares of 5% Preferred Stock who do not exchange their shares of 5% Preferred Stock for shares of New Preferred Stock pursuant to the Exchange Offer or whose shares of 5% Preferred
                                               Stock are not accepted for exchange will continue to hold such shares of 5% Preferred Stock and will be entitled to all the rights and preferences, and will be subject to all of the
                                               limitations, applicable thereto. Assuming the Requisite Consents are obtained,

                                               however, the terms of such 5% Preferred Stock will have been revised pursuant to the Proposed Amendment. To the extent that shares of 5% Preferred Stock are tendered and accepted in the
                                               Exchange Offer, the liquidity and trading market for untendered shares of 5% Preferred Stock, and the terms upon which such shares could be sold, could be adversely affected. See 'Risk
                                               Factors -- Reduced Trading Market for 5% Preferred Stock' and 'The
                                               Exchange Offer -- Consequence of Failure to Exchange.'
Potentially Limited Market for New Preferred
  Stock......................................  The New Preferred Stock will be a new issue of securities with no established trading market. The Company has been advised by
                                               Merrill Lynch that it intends to make a market in the New
                                               Preferred Stock but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the New
                                               Preferred Stock. The trading market for the 5% Preferred Stock generally has not been liquid. See 'Market and Trading
                                               Information.'
Restrictions on Transfer.....................  Subject to certain exceptions, holders of shares of New Preferred
                                               Stock issued in the Exchange Offer and holders of New Preferred
                                               Stock who convert such shares into shares of Common Stock
                                               ('Converted Stock') will not be permitted to sell, grant any option to purchase or otherwise transfer or dispose of
                                               (collectively, 'Transfer') any shares of New Preferred Stock or
                                               Converted Stock, as the case may be, until the later to occur of
                                               (i) the 181st day following the Stock Offering or (ii) the 181st day following consummation of the Exchange Offer (such later date being herein referred to as the 'Lock-Up Expiration Date');
                                               provided, however, that if a holder is prevented by applicable law from owning assets subject to such restrictions on Transfer, such restrictions shall be inapplicable to such holder and the Company will have a right of first refusal with respect to all shares of
                                               New Preferred Stock held by such holder that is exercisable for a period of 90 days from the date an agreement to sell shares of New
                                               Preferred Stock is reached with a potential buyer at any time on or prior to the Lock-Up Expiration Date. See 'Risk
                                               Factors -- Restrictions on Transfer' and 'Description of New
                                               Preferred Stock -- Restrictions on Transfer.'


            COMPARISON OF NEW PREFERRED STOCK AND 5% PREFERRED STOCK

     The following is a brief summary comparison of certain of the principal terms of the New Preferred Stock and the 5% Preferred Stock.


                                        NEW PREFERRED STOCK                        5% PREFERRED STOCK
                             -----------------------------------------  -----------------------------------------
Dividends..................  The annual dividend rate per share of the  The annual dividend rate per share of 5%
                             New Preferred Stock will be an amount      Preferred Stock is an amount equal to
                             equal to 10.5% of the sum of (x) the       $1.25. Dividends on the shares of 5%
                             liquidation preference of the New          Preferred Stock, when and as declared by
                             Preferred Stock and                        the Board of

                                        NEW PREFERRED STOCK                        5% PREFERRED STOCK
                             -----------------------------------------  -----------------------------------------
                             (y) all accrued and unpaid dividends, if   Directors of the Company, are cu-
                             any, whether or not declared, from the     mulative, accruing daily, and payable on
                             date of issuance of the shares of New      April 15th and October 15th of each year.
                             Preferred Stock to the applicable          Any dividend payable on the shares of 5%
                             dividend payment date. Dividends on the    Preferred Stock may be paid, at the
                             shares of the New Preferred Stock will be  option of the Company, either (i) in cash
                             cumulative, accruing quarterly and, when   or (ii) by adding the amount of such
                             and as declared by the Board of Directors  dividend to the liquidation preference of of the Company, will be payable quarterly  the 5% Preferred Stock. See 'Description
                             initially on November 15, 2002 (the        of Capital Stock -- 5% Preferred
                             'First Scheduled Dividend Payment Date')   Stock -- Dividends.'
                             and on February 15, May 15, August 15 and
                             November 15 in each year thereafter. In
                             addition, accrued dividends on shares of
                             New Preferred Stock will be paid on the
                             redemption date of any share of New
                             Preferred Stock redeemed by the Company,
                             on the purchase date of any share of New
                             Preferred Stock purchased by the Company
                             pursuant to an Offer to Purchase (as
                             defined herein) or on the conversion date
                             of any share of New Preferred Stock
                             converted into shares of Common Stock on
                             or after the First Scheduled Dividend
                             Payment Date. No accrued dividends will
                             be paid on any shares of New Preferred
                             Stock that are converted by the holders
                             thereof prior to the First Scheduled
                             Dividend Payment Date, unless such shares
                             of New Preferred Stock are converted on
                             or prior to a redemption date by holders
                             thereof electing to convert such shares
                             after having received a notice of
                             redemption for such shares. Dividends may
                             be paid in cash, shares of Common Stock
                             or any combination thereof at the option
                             of the Company. Common Stock issued to
                             pay dividends will be valued at the aver-
                             age closing price of the Common Stock as
                             reported in The Wall Street Journal for
                             the 20 consecutive trading days
                             immediately preceding the date of such
                             payment. Dividends on the shares of New
                             Preferred Stock will be paid to the
                             holders of record of shares of the New
                             Preferred Stock on a record date not more
                             than 40 days nor fewer than 10 days
                             preceding the payment date thereof. See
                             'Description of New Preferred
                             Stock -- Dividends.'

Mandatory Redemption.......  On November 15, 2012, the Company is       If the Company does not have sufficient
                             required to redeem all outstanding shares  shares of Common Stock reserved to effect
                             of New Preferred Stock at a redemption     the conversion of all outstanding shares
                             price of 100%                              of the 5% Pre-

                                        NEW PREFERRED STOCK                        5% PREFERRED STOCK
                             -----------------------------------------  -----------------------------------------
                             of the Liquidation Preference, plus        ferred Stock, then at any time at the
                             accrued and unpaid dividends, if any, to   request of any holder of 5% Preferred
                             the redemption date.                       Stock, the Company must purchase from
                                                                        such holder the number of shares of the
                                                                        5% Preferred Stock equal to such holder's
                                                                        pro-rata share of the number of shares of
                                                                        the 5% Preferred Stock that would not be
                                                                        able to be converted due to an
                                                                        insufficient number of shares of Common
                                                                        Stock reserved for such purpose at the
                                                                        Maximum Price (as defined herein). In
                                                                        addition, if prior to the earlier of
                                                                        April 21, 1998 or the closing of a
                                                                        Pre-Amendment Qualifying Offering (as
                                                                        defined herein), the FCC awards more than
                                                                        two licenses (including the license
                                                                        awarded to the Company) permitting the
                                                                        licensee to provide satellite digital
                                                                        audio radio services and more than two
                                                                        licensees (including the Company)
                                                                        commence or announce an intention to
                                                                        commence satellite digital audio radio
                                                                        services, then upon the request of the
                                                                        holders of more than one-third of the
                                                                        outstanding shares of the 5% Preferred
                                                                        Stock, the Company must purchase one-half
                                                                        of the shares of the 5% Preferred Stock
                                                                        held by each requesting shareholder at a
                                                                        purchase price per share equal to the sum
                                                                        of the liquidation preference for the 5%
                                                                        Preferred Stock plus any Cash Payments
                                                                        (as defined herein) divided by the
                                                                        Applicable Multiplier (as set forth
                                                                        below). See 'Description of Capital
                                                                        Stock -- 5% Preferred Stock -- Required
                                                                        Redemption.'

Optional Redemption........  Except as described below, the shares of   The shares of 5% Preferred Stock may be
                             New Preferred Stock may not be redeemed    redeemed, in whole but not in part, at a
                             by the Company at its option prior to      redemption price equal to the sum of the
                             November 15, 2002. From and after          liquidation preference for the 5%
                             November 15, 1999 and prior to November    Preferred Stock plus any Cash Payments at
                             15, 2002, the Company may redeem shares    the option of the Company at any time
                             of New Preferred Stock, in whole or in     beginning on the date that is ten months
                             part, at a redemption price of 100% of     after the date of original issuance of
                             the Liquidation Preference of the shares   the 5% Preferred Stock, plus one day for
                             of New Preferred Stock redeemed, plus ac-  each day during which any registration
                             crued and unpaid dividends, if any,        statement with respect to the Common
                             whether or not declared, to the            Stock issuable upon conversion of the
                             redemption date, if the average closing    shares of 5% Preferred Stock is suspended
                             price of the Common Stock as reported in   or the related prospectus is not current,
                             The Wall Street Journal for the 20         complete or otherwise usable. The Company
                             consecutive trading days prior to the      may not exercise its right of redemption
                             notice of redemption thereof equals or     unless (i) the average closing price of
                             exceeds $31.50 per share (subject to       the Common Stock as reported in The
                             adjustments). From

                                        NEW PREFERRED STOCK                        5% PREFERRED STOCK
                             -----------------------------------------  -----------------------------------------
                             and after November 15, 2002, the Company   Wall Street Journal for the 20 consec-
                             may redeem shares of New Preferred Stock,  utive trading days prior to the notice of
                             in whole or in part, initially at a        redemption shall equal or exceed $18 per
                             redemption price of 105.25% of the         share (subject to adjustments) and (ii)
                             Liquidation Preference of the shares of    the shares of Common Stock issuable upon
                             New Preferred Stock redeemed and           conversion of the shares of 5% Preferred
                             thereafter at prices declining ratably to  Stock are registered for resale by an
                             100% of the Liquidation Preference of the  effective registration statement under
                             shares of New Preferred Stock redeemed     the Securities Act. The Company also may
                             from and after November 15, 2005, plus     redeem the shares of 5% Preferred Stock,
                             accrued and unpaid dividends, if any, to   in whole but not in part, at the Maximum
                             whether or not declared, the redemption    Price if the Company sells Common Stock
                             date. In addition, within 30 days of the   for cash in an amount not less than $100
                             closing of the Debt Offering (as defined   million in a registered underwritten
                             herein), the Company may redeem up to 50%  public offering on or prior to October
                             of the outstanding shares of New           15, 1997 (a 'Pre-Amendment Qualifying
                             Preferred Stock at a redemption price of   Offering'). The Company is soliciting the
                             100% of the Liquidation Preference of the  consent of its stockholders, including
                             shares of New Preferred Stock redeemed,    the holders of the 5% Preferred Stock, on
                             plus accrued and unpaid dividends, if      the Record Date to the Proposed Amendment
                             any, whether or not declared, to the       to the Certificate of Designations that
                             redemption date. The New Preferred Stock   would permit the Company to redeem the
                             will not be subject to any mandatory       shares of 5% Preferred Stock, in whole or
                             sinking fund redemption. See 'Description  in part, upon the sale of any equity or
                             of New Preferred Stock -- Redemption.'     debt securities in one or more offerings
                                                                        occurring after the date of the initial
                                                                        issuance of the 5% Preferred Stock and on
                                                                        or prior to December 30, 1997 for gross
                                                                        proceeds in an aggregate cash amount of
                                                                        not less than $100 million. See 'Proposed
                                                                        Financing' and 'Description of Capital
                                                                        Stock -- 5% Preferred Stock --
                                                                        Redemption.'

Conversion.................  Each share of New Preferred Stock may be   Shares of 5% Preferred Stock are
                             converted at any time at the option of     convertible at the option of the holder
                             the holder, unless previously redeemed,    at any time into shares of Common Stock,
                             into a number of shares of Common Stock    provided that the Company is not
                             calculated by dividing the Liquidation     obligated to honor any request for
                             Preference of the New Preferred Stock      conversion of the 5% Preferred Stock at
                             (without accrued and unpaid dividends) by  any time if certain governmental
                             a conversion price (the 'Conversion        approvals of the issuance of the Common
                             Price') equal to (x) prior to the date of  Stock upon such conversion have not been the first underwritten public offering of  obtained. If such approvals (other than
                             the Company's Common Stock following the   with respect to a conversion resulting in
                             initial issuance of the New Preferred      a holder or group of holders holding more
                             Stock, $21.00 and (y) thereafter, the      than 50% of the voting securities of the
                             lower of $21.00 per share or the issue     Company) are not obtained within 270 days
                             price per share of the Common Stock in     after the Initial Registration Deadline
                             such underwritten public offering. The     (as defined in the Preferred Stock
                             Conversion Price will not be adjusted at   Investment Agreement (as defined
                             any time for accrued and unpaid divi-      herein)), the Company must, at the
                             dends on the shares of New Preferred       request of any holder, repurchase the
                             Stock, but will be subject to              shares of the 5% Preferred Stock held by
                                                                        such holder at a

                                        NEW PREFERRED STOCK                        5% PREFERRED STOCK
                             -----------------------------------------  -----------------------------------------
                             adjustment for the occurrence of certain   purchase price per share equal to the sum
                             corporate events affecting the Common      of the liquidation preference of the 5%
                             Stock. Accrued dividends will be paid on   Preferred Stock plus any other cash
                             the conversion date on any shares of New   payments due to such holder (the 'Cash
                             Preferred Stock converted into shares of   Payments'), divided by 0.72125 (the
                             Common Stock on or after the First         'Maximum Price'). The number of shares of
                             Scheduled Dividend Payment Date. No        Common Stock issuable upon conversion of
                             accrued dividends will be paid, and the    the shares of the 5% Preferred Stock will
                             holders thereof will not be entitled to    equal the liquidation preference of the
                             receive any dividends, on any shares of    shares of 5% Preferred Stock being
                             New Preferred Stock converted prior to     converted plus any Cash Payments divided
                             the First Scheduled Dividend Payment       by the then-effective conversion price
                             Date, unless such shares of New Preferred  applicable to the Common Stock (the '5%
                             Stock are converted on or prior to a       Preferred Conversion Price'). The 5%
                             redemption date by holders electing to     Preferred Conversion Price, as of any
                             convert such shares after having received  date up to and including November 15,
                             a notice of redemption for such shares.    1997, is determined in accordance with a
                             See 'Description of New Preferred          formula based on market prices of the
                             Stock -- Conversion.'                      Common Stock or actual prices at which
                                                                        the converting holder sold shares of
                                                                        Common Stock, in either case, multiplied
                                                                        by the Applicable Multiplier. The
                                                                        Applicable Multiplier decreases each
                                                                        month, from 0.75125 for conversions
                                                                        occurring after September 15, 1997, to 0.72125
                                                                        for conversions occurring after November
                                                                        15, 1997. For a complete list of the
                                                                        Applicable Multipliers, see 'Description
                                                                        of Capital Stock -- 5% Preferred
                                                                        Stock -- Conversion.' At any date after
                                                                        November 15, 1997, the 5% Preferred
                                                                        Conversion Price is determined in
                                                                        accordance with a formula based on the
                                                                        lowest of (i) market prices of the Common
                                                                        Stock between October 15, 1997 and
                                                                        November 15, 1997, (ii) market prices of
                                                                        the Common Stock during the three
                                                                        consecutive trading days immediately
                                                                        preceding the date of conversion or (iii)
                                                                        actual prices at which the converting
                                                                        holder sold the shares of Common Stock,
                                                                        in each case, multiplied by. The 5% Pre-
                                                                        ferred Stock is at all times subject to
                                                                        customary anti-dilution adjustments for
                                                                        events such as stock splits, stock
                                                                        dividends, reorganizations and certain
                                                                        mergers affecting the Common Stock. See
                                                                        'Description of Capital Stock -- 5%
                                                                        Preferred Stock -- Conversion.'

Automatic Exchange.........  If the Company has not consummated one or more Qualifying Offerings yielding gross
                             proceeds in an aggregate cash amount of
                             at least $100 million by May 15, 1998
                             (the 'Auto-

                                        NEW PREFERRED STOCK                        5% PREFERRED STOCK
                             -----------------------------------------  -----------------------------------------
                             matic Exchange Date'), all outstanding
                             shares of New Preferred Stock shall be
                             exchanged automatically (the 'Automatic
                             Exchange') for shares of the Company's
                             Series D Convertible Preferred Stock (the
                             'Series D Preferred Stock'), with an
                             initial liquidation preference of $102.50
                             on the Automatic Exchange Date, at an
                             exchange rate of one share of Series D
                             Preferred Stock for each $100 of
                             Automatic Exchange Rate Liquidation
                             Preference represented by the shares of
                             New Preferred Stock held by any holder.
                             The Automatic Exchange Rate Liquidation
                             Preference for the shares of New
                             Preferred Stock shall be $69.6145 per
                             share (the amount determined by
                             multiplying (x) the Liquidation
                             Preference for the shares of New
                             Preferred Stock (without accrued and
                             unpaid dividends thereon) by (y)
                             0.696145). The Company will pay cash to
                             holders of New Preferred Stock in lieu of
                             issuing fractional shares of Series D
                             Preferred Stock in the Automatic
                             Exchange. For a description of the terms,
                             preferences and rights of the Series D
                             Preferred Stock, see 'Description of
                             Capital Stock.'

Liquidation................  The Liquidation Preference of each share   The liquidation preference of each share
                             of New Preferred Stock will be equal to    of 5% Preferred Stock is equal to $25.00
                             $100.00. See 'Description of New           plus an amount equal to accrued and
                             Preferred Stock -- Liquidation.'           unpaid dividends on such share of 5%
                                                                        Preferred Stock. See 'Description of
                                                                        Capital Stock -- 5% Preferred
                                                                        Stock -- Dividends.'

Cash Payments..............  None.                                      The Company must make a monthly Cash
                                                                        Payment in an amount per share equal to
                                                                        3% of the liquidation preference of the
                                                                        shares of 5% Preferred Stock or the
                                                                        equivalent in securities issued or
                                                                        issuable upon conversion to each holder
                                                                        if the Company fails (i) to honor any
                                                                        request for conversion of the 5%
                                                                        Preferred Stock except as permitted by
                                                                        the terms and conditions of the 5%
                                                                        Preferred Stock or (ii) to maintain the
                                                                        listing of the Common Stock on Nasdaq,
                                                                        the New York Stock Exchange or the
                                                                        American Stock Exchange. A similar Cash
                                                                        Payment must be made if, after effecting
                                                                        a registration statement with respect to
                                                                        the resale of Common Stock issuable upon
                                                                        conversion of the shares of 5% Preferred
                                                                        Stock, the use of the prospectus is
                                                                        suspended

                                        NEW PREFERRED STOCK                        5% PREFERRED STOCK
                             -----------------------------------------  -----------------------------------------
                                                                        for more than 60 cumulative days in the
                                                                        aggregate in any twelve month period. In
                                                                        addition, if the Company fails at any
                                                                        time to reserve a sufficient number of
                                                                        shares of Common Stock for issuance upon
                                                                        conversion of the shares of 5% Preferred
                                                                        Stock, it must make a Cash Payment equal
                                                                        to 3% of the liquidation preference
                                                                        (proportionately reduced by the amount of
                                                                        shares that are so authorized and
                                                                        reserved) per month to the holders of the
                                                                        shares of 5% Preferred Stock. See
                                                                        'Description of Capital Stock -- 5%
                                                                        Preferred Stock -- Cash Payments.'

Change in Control..........  If a Change in Control (as defined below)  If a Reorganization (as defined below)
                             occurs, the Company must make an offer to  occurs or is proposed, each holder of
                             purchase all outstanding shares of New     shares of 5% Preferred Stock may require
                             Preferred Stock at a purchase price in     the Company to redeem the shares of 5%
                             cash equal to 101% of the Liquidation      Preferred Stock at the Maximum Price. A
                             Preference, plus all accrued and unpaid    'Reorganization' is defined as any
                             dividends, if any, whether or not          reorganization or any reclassification of
                             declared, to the date such shares are      the Common Stock or other capital stock
                             purchased. See 'Description of New         of the Company or any consolidation or
                             Preferred Stock -- Change in Control.'     merger of the Company with or into any
                                                                        other corporation or corporations or a
                                                                        sale of all or substantially all of the
                                                                        assets of the Company. If the holder of
                                                                        shares of 5% Preferred Stock chooses not
                                                                        to require the Company to redeem such
                                                                        holder's shares, the shares will be
                                                                        convertible into the number of shares of
                                                                        stock or other securities or property
                                                                        (including cash) to which a holder of the
                                                                        number of shares of Common Stock
                                                                        deliverable upon conversion of such share
                                                                        of 5% Preferred Stock not so redeemed
                                                                        would have been entitled upon the
                                                                        Reorganization. See 'Description
                                                                        of Capital Stock -- 5% Preferred
                                                                        Stock -- Required Redemption.'
Limitations on Debt and
  Equity Financing.........  None.                                      Pursuant to the Preferred Stock In-
                                                                        vestment Agreement, prior to the
                                                                        completion of a Pre-Amendment Qualifying
                                                                        Offering, the Company must not undertake
                                                                        to conduct any debt or equity financing
                                                                        that is not either pari passu or junior
                                                                        to the 5% Preferred Stock in seniority,
                                                                        structure and maturity. See 'Proposed
                                                                        Financing' and 'Description of Capital
                                                                        Stock -- 5% Preferred Stock.'
Restrictions on
  Transfer.................  Subject to certain exceptions, holders of  None.
                             New Preferred Stock issued in the
                             Exchange Offer and holders of

                                        NEW PREFERRED STOCK                        5% PREFERRED STOCK
                             -----------------------------------------  -----------------------------------------
                             New Preferred Stock who convert such New
                             Preferred Stock into shares of Common
                             Stock ('Converted Stock') will not be
                             permitted to sell, grant any option to
                             purchase or otherwise transfer or dispose
                             of (collectively, 'Transfer') any New
                             Preferred Stock or Converted Stock, as
                             the case may be, until the later to occur
                             of (i) the 181st day following the Stock
                             Offering or (ii) the 181st day following
                             consummation of the Exchange Offer (such
                             later date being herein referred to as
                             the 'Lock-Up Expiration Date'); pro-
                             vided, however, that if a holder is
                             prevented by applicable law from owning
                             assets subject to such restrictions on
                             Transfer, such restrictions shall be
                             inapplicable to such holder and the
                             Company will have a right of first
                             refusal with respect to all shares of New
                             Preferred Stock held by such holder that
                             is exercisable for a period of 90 days
                             from the date an agreement to sell shares
                             of New Preferred Stock is reached with a
                             potential buyer at any time on or prior
                             to the Lock-Up Expiration Date. See 'Risk
                             Factors -- Restrictions on Transfer' and
                             'Description of New Preferred
                             Stock -- Restrictions on Transfer.'

Forced Conversion..........  None.                                      Three years or more after the date of
                                                                        original issuance of the 5% Preferred
                                                                        Stock, the Company may require the
                                                                        holders of the 5% Preferred Stock to
                                                                        convert such shares into Common Stock at
                                                                        the then applicable 5% Preferred Con-
                                                                        version Price and all Cash Payments due
                                                                        on a date specified in the notice of
                                                                        forced conversion. However, the Company
                                                                        will not have the right to require such
                                                                        conversion if the Company has commenced
                                                                        bankruptcy proceedings, has ceased
                                                                        operations or is in default for money
                                                                        borrowed in excess of $50 million.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data for the Company set forth below with respect to the statements of operations for the years ended December 31, 1994, 1995 and 1996 and with respect to the balance sheets at December 31, 1995 and 1996 are derived from the Consolidated Financial Statements of the Company, audited by Coopers & Lybrand L.L.P., independent accountants, incorporated herein by reference. The summary consolidated financial data for the Company with respect to the balance sheets at December 31, 1992, 1993 and 1994 and with respect to the statement of operations data for the years ended December 31, 1992 and 1993, are derived from the Company's audited consolidated financial statements, which are not incorporated herein by reference. The financial information as of and for the six months ended June 30, 1996 and 1997 is derived from unaudited consolidated financial statements incorporated herein by reference. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, that are necessary for a fair presentation of the financial position and results of operations for these periods. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and related notes thereto incorporated herein by reference.

                                                                                                                FOR THE SIX MONTHS
                                                                       FOR THE YEAR ENDED DECEMBER 31,             ENDED JUNE 30,
                                                           --------------------------------------------------  --------------------
                                                             1992      1993       1994       1995       1996    1996        1997
                                                            -------   -------   --------   --------   -------- ------     -------
                                                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
     Operating revenues ................................    $--       $--       $--       $--       $--       $--       $    --
     Net loss ..........................................    (1,551)   (6,568)   (4,065)   (2,107)   (2,831)   (1,204)       (835)
     Net loss per share of Common Stock ................    $ (.23)   $ (.79)   $ (.48)   $ (.23)   $ (.29)   $ (.13)   $  (4.28)(1)
     Weighted average shares of Common Stock
       and Common Stock equivalents
       outstanding .....................................     6,715     8,284     8,398     9,224     9,642     9,358      10,307
     Accretion on 5% Preferred Stock added to
       liquidation preference ..........................    $--       $--       $--       $--       $--       $--       $ (1,406)
     Deemed dividend on 5% Preferred Stock .............    $--       $--       $--       $--       $--       $--       $(43,313)
     Deficiency in the coverage of combined
       fixed charges and preferred dividends
       by earnings before fixed charges and
       preferred dividend(2) ...........................    $--       $--       $--       $--       $--       $--       $(45,554)
     Ratio of earnings to combined fixed
       charges and preferred dividends(3) ..............    N.A.      N.A.      N.A.      N.A.      N.A.      N.A.          N.A.






                                                                AS OF DECEMBER 31,                              AS OF JUNE 30,
                                                --------------------------------------------------   ------------------------------
                                                 1992      1993       1994       1995       1996            1996          1997
                                                -------   -------   --------   --------   --------      -----------     ----------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA (AT END OF PERIOD):
     Cash and cash equivalents................  $ 1,883   $   777   $  3,400   $  1,800   $  4,584    $    1,371    $    30,184
     Designated cash(4).......................       --        --         --         --         --          --           66,677
     Working capital (deficit)................    1,399      (250)     2,908      1,741      4,442         1,293         30,424
     Total assets.............................    2,292     1,663      3,971      2,334      5,065         1,874        124,354
     Deficit accumulated during the
       development stage......................   (2,965)   (9,533)   (13,598)   (15,705)   (18,536)      (16,909)       (62,683)
     Stockholders' equity.....................    1,791       505      3,431      1,991      4,898         1,486         12,286
     Book value per share.....................                                                 .48                         1.19



------------

(1) Includes a deemed dividend on the Company's 5% Preferred Stock of $43.3 million, or $4.20 per share. The deemed dividend relates to the discount feature associated with the 5% Preferred Stock, computed in accordance with the Commission's position on accounting for preferred stock which is convertible at a discount to the market price.

(2) For the purpose of this calculation, the deficiency is computed as the Company's net loss adjusted for the accretion on the 5% Preferred Stock and the deemed dividend on the 5% Preferred Stock.

(3) Because the Company has not generated revenues from earnings for the periods described, the ratio of earnings to fixed charges is not material.


(4) Represents proceeds of the offering of the 5% Preferred Stock which have been classified as designated cash reflecting the balance due to the FCC for the Company's FCC License. The Company paid this amount to the FCC in October 1997.

                                  RISK FACTORS

     Prospective exchanging stockholders should carefully consider, in addition to the other information set forth elsewhere in this Prospectus, the factors set forth below. This Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth below and elsewhere in this Prospectus. See 'Special Note Regarding Forward-Looking Statements.'

EXPECTATION OF CONTINUING LOSSES; NEGATIVE CASH FLOW

     The Company is a development stage company and its proposed service, CD Radio, is in an early stage of development. Since its inception, the Company's activities have been concentrated on raising capital, obtaining required licenses, developing technology, strategic planning and market research. From its inception on May 17, 1990 through June 30, 1997, the Company has had no revenues and has incurred aggregate net losses of approximately $19.4 million, including net losses of approximately $2.8 million during the year ended December 31, 1996 and $0.8 million during the six months ended June 30, 1997. The Company does not expect to generate any revenues from operations until late 1999 or 2000 at the earliest, and expects that positive cash flow from operations will not be generated until late 2000 at the earliest. The ability of the Company to generate revenues and achieve profitability will depend upon a number of factors, including the timely receipt of all necessary FCC authorizations, the successful and timely construction and deployment of its satellite system, the development and manufacture of radio cards, S-band radios and miniature satellite dish antennas by consumer electronics manufacturers, the timely establishment of its National Broadcast Studio and the successful marketing and consumer acceptance of CD Radio. There can be no assurance that any of the foregoing will be accomplished, that CD Radio will ever commence operations, that the Company will attain any particular level of revenues or that the Company will achieve profitability.

NEED FOR SUBSTANTIAL ADDITIONAL FINANCING


     The Company estimates that it will require approximately $660.1 million to develop and commence commercial operation of CD Radio by the end of 1999. Of this amount, the Company has raised approximately $266.6 million to date. After giving effect to the Offerings, the Company will have raised approximately $491.6 million of funds, leaving anticipated additional cash needs of approximately $168.5 million to fund its operations through 1999. The Company anticipates additional cash requirements of approximately $100.0 million to fund its operations through the year 2000. The Company expects to finance the remainder of its funding requirements through the issuance of debt or equity securities, or a combination thereof. Additional funds, however, would be required in the event of delays, cost overruns, launch failure or other adverse developments. Furthermore, if the Company were to exercise its option under the Loral Satellite Contract to purchase and deploy an additional satellite, substantial additional funds would be required. See 'Proposed Financing.' The Company anticipates funding its projected cash requirements through the completion of additional debt and equity financings. The Company currently does not have sufficient financing commitments to fund all of its capital needs, and there can be no assurance that the Company will be able to obtain additional financing on favorable terms, if at all, or that it will be able to do so on a timely basis. The AEF Agreements (as defined herein) contain, the indenture governing the Notes (the 'Indenture') will contain and documents governing any other future indebtedness are likely to contain, provisions that limit the ability of the Company to incur additional indebtedness. The Company has substantial near-term funding requirements related to the construction and launch of its satellites. The Company is committed to make aggregate payments of $272.8 million under the Loral Satellite Contract and of $176.0 million under the Arianespace Launch Contract. Under the Loral Satellite Contract, payments are to be made in 22 installments, which commenced in April 1997. Payments due under the Arianespace Launch Contract commence November 1997 for the first launch, and February 1998 for the second launch. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Funding Requirements.' Failure to secure the necessary financing on a timely basis could result in delays and increases in the cost of satellite construction or launch or other activities necessary to put CD Radio into operation, could cause the Company to default on its commitments to its satellite construction or satellite launch contractors, its creditors or others, could render the Company unable to put CD Radio into operation and could force the Company to discontinue operations or seek a purchaser for its business. The issuance by the Company of additional equity securities could cause substantial dilution of the interest in the Company of holders of shares of New Preferred Stock received pursuant to the Exchange Offer who convert their shares of New Preferred Stock into shares of Common Stock.

POSSIBLE DELAYS AND ADVERSE EFFECT OF DELAY ON FINANCING REQUIREMENTS

     The Company currently expects to begin offering CD Radio in late 1999. The Company's ability to meet that objective will depend on several factors. For both of the two satellites required for the CD Radio service to be launched and in operation by the end of 1999, Loral will be required to deliver the second satellite three months prior to the delivery date specified in the contract, which cannot be assured. See 'Business -- The CD Radio Delivery System -- The Satellites -- Satellite Construction.' Furthermore, the launch of both satellites will have to occur within the early months of the launch periods reserved with Arianespace, which also cannot be assured. See 'Business -- The CD Radio Delivery System -- The Satellites -- Launch Services.' A significant delay in the planned development, construction, launch and commencement of operation of the Company's satellites would have a material adverse effect on the Company. Other delays in the development or commencement of commercial operations of CD Radio may also have a material adverse effect on the Company. Any such delays could result from a variety of causes, including delays associated with obtaining FCC authorizations, coordinating use of spectrum with Canada and Mexico, inability to obtain necessary financing in a timely manner, delays in or modifications to the design, development, construction or testing of satellites, the National Broadcast Studio or other aspects of the CD Radio system, changes of technical specifications, delay in commercial availability of radio cards, S-band radios or miniature satellite dish antennas, failure of the Company's vendors to perform as anticipated or a delayed or unsuccessful satellite launch or deployment. During any period of delay, the Company would continue to have significant cash requirements, including capital expenditures, administrative and overhead costs, contractual obligations and debt service requirements that could materially increase the aggregate amount of funding required to permit the Company to commence operating CD Radio. Additional financing may not be available on favorable terms or at all during periods of delay. Delay also could cause the Company to be placed at a competitive disadvantage in relation to any competitor that succeeds in beginning operations earlier than the Company.

RELIANCE ON UNPROVEN APPLICATIONS OF TECHNOLOGY

     CD Radio is designed to be broadcast from two satellites in geosynchronous orbit that transmit identical signals to radio cards or S-band radios through miniature satellite dish antennas. This design involves new applications of existing technology which have not been deployed and there can be no assurance that the CD Radio system will work as planned. In addition, radio cards, S-band radios and miniature satellite dish antennas are not currently available. In certain areas with high concentrations of tall buildings and other obstructions, such as large urban areas, or in tunnels, signals from both satellites will be blocked and CD Radio reception will be adversely affected. In urban areas, the Company plans to install terrestrial repeating transmitters to rebroadcast CD Radio; however, certain areas with impediments to satellite line-of-sight may still experience 'dead zones.' Although management believes that the technology developed by the Company will allow the CD Radio system to operate as planned, there can be no assurance that it will do so. See ' -- Unavailability of Radio Cards, S-band radios or Miniature Satellite Dish Antennas,' 'Business -- The CD Radio Delivery System' and 'Business -- Technology, Patents and Trademarks.'

DEPENDENCE UPON SATELLITE AND LAUNCH CONTRACTORS

     The Company's business will depend upon the successful construction and launch of the satellites which will be used to transmit CD Radio. The Company will rely upon its satellite vendor, Loral, for the construction and timely delivery of these satellites. Failure by Loral to deliver functioning satellites in a

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
timely manner could materially adversely affect the Company's business. Although the Loral Satellite Contract provides for certain late delivery penalties, Loral will not be liable for indirect or consequential damages or lost revenues or profits resulting from late delivery or other defaults. Title and risk of loss for the first and second satellites are to pass to the Company at the time of launch. The satellites are warranted to be in accordance with the performance specifications in the Loral Satellite Contract and free from defects in materials and workmanship at the time of delivery, which for the first two satellites will be deemed to occur at the time of arrival of the satellites at the launch base. After delivery, no warranty coverage applies if the satellite is launched. See 'Business -- The CD Radio Delivery System -- The
Satellites -- Satellite Construction.'

     The Company is dependent on its satellite launch vendor, Arianespace, for the construction of launch vehicles and the successful launch of the Company's satellites. Failure of Arianespace to launch the satellites in a timely manner could materially adversely affect the Company's business. The Arianespace Launch Contract entitles Arianespace to postpone either of the Company's launches for a variety of reasons, including technical problems, lack of co-passenger(s) for the Company's launch or the need to conduct a replacement launch for another customer, a launch of a scientific satellite whose mission may be degraded by delay, or a launch of another customer's satellite whose launch was postponed. Although the Arianespace Launch Contract provides liquidated damages for delay, depending on the length of the delay, and entitles the Company to terminate the agreement for delay exceeding 12 months, there can be no assurance that these remedies will adequately mitigate any damage to the Company's business caused by launch delays. See ' -- Possible Delays and Adverse Effect of Delay on Financing Requirements.' The liability of Arianespace in the event of a launch failure is limited to providing a replacement launch in the case of a total launch failure or paying an amount based on lost satellite capacity in the case of a partial launch failure. See 'Business -- The CD Radio Delivery System -- The
Satellites -- Launch Services.'

SATELLITE LAUNCH RISKS

     Satellite launches are subject to significant risks, including launch failure, satellite destruction or damage during launch and failure to achieve proper orbital placement. Launch failure rates may vary depending on the particular launch vehicle and contractor. Although past experience is not necessarily indicative of future performance, Arianespace has advised the Company that as of August 8, 1997, 84 of 89 Arianespace launches (or approximately 94%) have been completed successfully since May 1984. See 'Business -- The CD Radio Delivery System -- The Satellites -- Launch Services.' However, the Ariane 5, the particular launch vehicle intended for the launches of the Company's satellites, has had only one launch, which was a failure, and is untested in flight. The next launch of an Ariane 5 currently is planned for October 1997. In the event of a significant delay in the Ariane 5 program, the Company has the right to request launch on an Ariane 4 launch vehicle. There is no assurance that Arianespace's launches of the Company's satellites will be successful. Satellites also may fail to achieve a proper orbit or be damaged in space. See ' -- Limited Life of Satellites; In-orbit Failure.' As part of its risk management program, the Company plans to construct a third, backup satellite and to obtain insurance covering a replacement launch to the extent required to cover risks not assumed by Arianespace under the Arianespace Launch Contract. See ' -- Insurance Risks.' The launch of a replacement satellite would delay the commencement or continuation of the Company's commercial operations for a period of at least several months, which could have a material adverse effect on the demand for the Company's services and on its revenues and results of operations. See 'Business -- The CD Radio Delivery System -- The
Satellites -- Launch Services.'

UNCERTAIN MARKET ACCEPTANCE

     There is currently no satellite radio service such as CD Radio in commercial operation in the United States. As a result, the extent of the potential demand for such a service and the degree to which the Company's proposed service will meet that demand cannot be estimated with certainty, and there can be no assurance that there will be sufficient demand for CD Radio to enable the Company to achieve significant revenues or cash flow or profitable operations. The success of CD Radio in gaining market acceptance will be affected by a number of factors beyond the Company's control, including the

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willingness of consumers to pay subscription fees to obtain satellite radio broadcasts, the cost, availability and consumer acceptance of radio cards, S-band radios and miniature satellite dish antennas, the marketing and pricing strategies of competitors, the development of alternative technologies or services and general economic conditions. See 'Business -- The Radio Market,' 'Business -- The CD Radio Service,' 'Business -- Marketing Strategy,' 'Business -- The CD Radio Delivery System' and 'Business -- Competition.'

LIMITED LIFE OF SATELLITES; IN-ORBIT FAILURE

     A number of factors will affect the useful lives of the Company's satellites, including the quality of construction, the expected gradual environmental degradation of solar panels, the amount of fuel on board and the durability of component parts. Random failure of satellite components could result in damage to or loss of a satellite. In rare cases, satellites could also be damaged or destroyed by electrostatic storms or collisions with other objects in space. If the Company is required to launch the spare satellite, due to failure of the launch or in-orbit failure of one of the operational satellites, its operational timetable would be delayed for approximately six months or more. The launch or in-orbit failure of two satellites would require the Company to arrange for additional satellites to be built and could delay the commencement or continuation of the Company's operations for three years or more. The Company's satellites are expected to have useful lives of approximately 15 years, after which their performance in delivering CD Radio is expected to deteriorate. There can be no assurance, however, of the specific longevity of any particular satellite. The Company's operating results would be adversely affected in the event the useful life of its initial satellites is significantly shorter than 15 years.

INSURANCE RISKS

     Pursuant to the Loral Satellite Contract and the Arianespace Launch Contract, the Company is the beneficiary of certain limited warranties with respect to the services provided under each agreement. However, these limited warranties do not cover a substantial portion of the risks inherent in satellite launches or in-orbit operations, and the Company will have to obtain insurance to adequately protect against such risks.

     The Arianespace Launch Contract contains a provision entitling the Company to a replacement launch in the event of a launch failure caused by the launch vehicle used to launch the Company's satellites. In such event, the Company would utilize the spare satellite that it is having constructed. Thus, the Company does not intend to purchase additional insurance for launch failure of the launch vehicle. The Company intends to insure against other contingencies, including a failure during launch caused by factors other than the launch vehicle and/or a failure involving the second or third satellite in a situation in which the spare satellite has been used to replace the first or second satellite. Any adverse change in insurance market conditions may result in an increase, which may be substantial, in the insurance premiums paid by the Company. There is no assurance that launch insurance will be available or, if available, that it can be obtained at a cost or on terms acceptable to the Company.

     If the launch of either of the Company's two satellites is a full or partial failure or if, following launch, either of the satellites does not perform to specifications, there may be circumstances in which insurance will not fully reimburse the Company for its expenditures with respect to the applicable satellite. In addition, the Company has not acquired insurance that would reimburse the Company for business interruption, loss of business and similar losses which might arise from such events or from delay in the launch of either of the satellites. Any insurance obtained by the Company also will likely contain certain exclusions and material change conditions that are customary in the industry. See 'Business -- The CD Radio Delivery System -- The
Satellites -- Risk Management and Insurance.'

RISK ASSOCIATED WITH CHANGING TECHNOLOGY

     The industry in which the Company operates is characterized by rapid technological advances and innovations. There is no assurance that one or more of the technologies utilized or under development by the Company will not become obsolete, or that its services will be in demand at the time they are offered. The Company will be dependent upon technologies developed by third parties to implement

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
key aspects of its proposed system, and there can be no assurance that more advanced technologies will be available to the Company on a timely basis or on reasonable terms or that more advanced technologies will be used by the Company's competitors and that such technologies will be available to the Company. In addition, unforeseen problems in the development of the Company's satellite radio broadcasting system may occur that could adversely affect performance, cost or timely implementation of the system and could have a material adverse effect on the Company.

UNAVAILABILITY OF RADIO CARDS, S-BAND RADIOS OR MINIATURE SATELLITE DISH
ANTENNAS

     The Company's business strategy requires that subscribers to CD Radio purchase radio cards or S-band radios as well as the associated miniature satellite dish antennas in order to receive the service. See 'Business -- The CD Radio Delivery System.' Neither the radio cards, S-band radios nor miniature satellite dish antennas currently are available, and the Company is unaware of any manufacturer currently developing such products. The Company does not intend to manufacture or distribute radio cards, S-band radios or miniature satellite dish antennas. The Company has entered into non-binding memoranda of understanding with two major consumer electronics manufacturers, and has commenced discussions with several other such manufacturers, regarding the manufacture of radio cards, S-band radios and miniature satellite dish antennas for retail sale in the United States. The Company currently intends to select one manufacturer of these products on an exclusive basis for the first year of CD Radio broadcasts. There can be no assurance, however, that these discussions or memoranda of understanding will result in a binding commitment on the part of any manufacturer to produce radio cards, S-band radios and miniature satellite dish antennas in a timely manner and at an affordable price so as to permit the widespread introduction of CD Radio in accordance with the Company's business plan or that sufficient quantities of radio cards, S-band radios and miniature satellite dish antennas will be available to meet anticipated consumer demand. The failure to have one or more consumer electronics manufacturers develop these products for commercial sale in a timely manner, at an affordable price and with mass market nationwide distribution would have a material adverse effect on the Company's business. See 'Business -- The CD Radio Delivery System,'
'Business -- Marketing Strategy,' and 'Business -- Technology, Patents and Trademarks.'

NEED TO OBTAIN RIGHTS TO PROGRAMMING

     In connection with its music programming, the Company will be required to negotiate and enter into royalty arrangements with performing rights societies, such as The American Society of Composers, Authors and Publishers ('ASCAP'), Broadcast Music, Inc. ('BMI') and SESAC, Inc. ('SESAC'). These organizations collect royalties and distribute them to songwriters and music publishers. Copyright users negotiate a fee with these organizations based on a percentage of advertising and/or subscription revenues. Broadcasters currently pay a combined total of approximately 3% of their revenues to the performing rights societies. The Company also will be required to negotiate similar arrangements, pursuant to the Digital Performance Right in Sound Recordings Act of 1995 (the 'Digital Recording Act'), with the owners of the sound recordings. The determination of certain royalty arrangements with the owners of sound recordings under the Digital Recordings Act currently are subject to arbitration proceedings. The Company believes that it will be able to negotiate royalty arrangements with these organizations and the owners of sound recordings, but there can be no assurance as to the terms of any such royalty arrangements ultimately negotiated or established by arbitration.

DEVELOPMENT OF BUSINESS AND MANAGEMENT OF GROWTH

     The Company has not yet commenced CD Radio broadcasts. The Company expects to experience significant and rapid growth in the scope and complexity of its business as it proceeds with the development of its satellite radio system and the commencement of CD Radio. Currently, the Company has only ten employees and does not have sufficient staff to program its broadcast service, manage operations, control the operation of its satellites, handle sales and marketing efforts or perform finance and accounting functions. Although the Company has recently retained experienced executives in several of these areas, the Company will be required to hire a broad range of additional personnel before its planned service begins commercial operations. Growth, including the creation of a

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
management infrastructure and staffing, is likely to place a substantial strain on the Company's management and operational resources. The failure to develop and implement effective systems or to hire and train sufficient personnel for the performance of all of the functions necessary to the effective provision of its service and management of its subscriber base and business, and the failure to manage growth effectively, would have a material adverse effect on the Company.


CONTINUING OVERSIGHT BY THE FCC



     In order to offer CD Radio, the Company was required to obtain a license from the FCC to launch and operate its satellites. The Company was a winning bidder in the April 1997 FCC auction for an FCC license to build, launch and operate a national satellite radio broadcast service (the 'FCC License'), and the FCC's International Bureau issued such a license on October 10, 1997 (the 'IB Order'). Although the FCC License is effective immediately, it is subject to reconsideration at the International Bureau, and review by the full Commission. Thereafter, any party may file an appeal with the FCC or the U.S. Court of Appeals. The Company cannot predict the ultimate outcome of any of these proceedings.



     In order to ensure compliance with the transfer of control and 'cut-off' rule restrictions contained in the Communications Act of 1934, as amended (the 'Communications Act'), any future assignments or transfers of control of the Company's license must be approved by the FCC. There can be no assurance that the FCC would approve any such transfer or assignment.



     The term of the FCC License with respect to each satellite is eight years, commencing from the date each satellite is declared operational after having been inserted into orbit. Upon the expiration of the term with respect to each satellite, the Company will be required to apply for a renewal of the relevant license. Although the Company believes that the FCC will grant such renewals absent significant misconduct on the part of the Company, there can be no assurance that such renewals in fact will be obtained.



     The CD Radio system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites. However, in certain areas with high concentrations of tall buildings, such as urban cores, or in tunnels, signals from both satellites will be blocked and reception will be adversely affected. Therefore, the Company plans to install terrestrial repeating transmitters to rebroadcast CD Radio in certain urban areas. The FCC has not yet established rules governing the application procedure for obtaining authorizations to construct and operate terrestrial repeating transmitters. The Company cannot predict the outcome of this process. In addition, in connection with the installation and operation of the terrestrial repeating transmitters, the Company will need to obtain the rights to use the roofs of certain structures where the repeating transmitters will be installed. There can be no assurance that the Company can obtain such roof rights on acceptable terms or in appropriate locations for the operation of CD Radio. Also, the FCC Licensing Rules (as defined herein) require that the Company complete frequency coordination with Canada and Mexico. There can be no assurance that the Company will be able to coordinate use of this spectrum or will be able to do so in a timely manner.



     Changes in law, FCC regulations or international agreements relating to communications policy generally or to matters relating specifically to the services to be offered by the Company could affect the Company's ability to retain the FCC License and other approvals required to provide CD Radio or the manner in which CD Radio would be offered or regulated. See
'Business -- Government Regulation.'



     The IB Order determined that as a private carrier, the Company is not subject to the current provisions of the Communications Act restricting ownership in the Company by non-U.S. private citizens or organizations. The Executive Branch of the U.S. government has expressed interest in changing this policy, which could lead to restrictions on foreign ownership of the Company's shares in the future.
The IB Order stated that its action is subject to being revisited in a future proceeding.



     The FCC has indicated that it may in the future impose public service obligations, such as channel set-asides for educational programming, on satellite radio licensees. The Company cannot predict whether the FCC will impose public service obligations or the impact that any such obligations, if imposed, would have on the Company.

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
DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent on the services of David Margolese, Chairman and Chief Executive Officer, who is responsible for the Company's operations and strategic planning. The loss of the services of Mr. Margolese could have a material adverse effect upon the business and prospects of the Company. See 'Business -- Government Regulation' and 'Management.'

APPLICATION OF EXPORT CONTROL REGULATIONS

     Shipment of the Company's satellites to territory outside the United States is subject to U.S. export control regulation. Because Arianespace, the Company's satellite launch vendor, intends to launch the Company's satellites from an Arianespace launch facility in French Guiana, a department of France, export licenses will be required under United States export control regulations. There can be no assurance, however, that the required export licenses will be obtained.

RISK OF SIGNAL THEFT

     The CD Radio signal, like all broadcasts, is subject to the risk of piracy. Although the Company plans to use encryption technology to mitigate signal theft, the Company does not believe that any such technology is infallible. Accordingly, there can be no assurance that theft of the CD Radio signal will not occur. Signal theft, if widespread, could have a material adverse effect on the Company.

COMPETITION

     The Company will be seeking market acceptance of its proposed service in a new, untested market and will compete with established conventional radio stations, which do not charge subscription fees or require the purchase of radio cards or S-band radios and associated miniature satellite dish antennas to receive their services. Many radio stations also offer information programming of a local nature such as local news or traffic reports which the Company will be unable to offer. In addition, the Company expects that, prior to the commercial launch of CD Radio, some traditional FM radio broadcasting stations will begin to transmit digital, compact disc quality signals. The Company also expects to compete directly with American Mobile Radio Corporation ('AMRC'), a subsidiary of American Mobile Satellite Corporation ('AMSC'), which was the other successful bidder for an FCC License. AMSC, which is owned in part by the Hughes Electronics Corporation subsidiary of General Motors Corporation, has financial, management and technical resources that greatly exceed those of the Company. See 'Business -- Competition.' In addition, the FCC could grant new licenses which would enable further competition to broadcast satellite radio. Although successful bidders for such new licenses would face cost and competition barriers, there can be no assurance that there will not be an increase in the number of competitors in the satellite radio industry or any assurance that one or more competitors will not design a satellite radio broadcast system that is superior to the Company's system, either of which could have a material adverse effect on the Company.

UNCERTAIN PATENT PROTECTION


     The Company has been granted certain U.S. patents covering various types of satellite radio technology. There can be no assurance, however, that the Company's U.S. patents will not be challenged, invalidated or circumvented by others. Litigation, which could result in substantial cost to the Company, may be necessary to enforce the Company's patents or to determine the scope and validity of other parties' proprietary rights, and there can be no assurance of success in any such litigation.


NO DIVIDENDS


     The Company has not declared or paid any dividends on its Common Stock since its inception, and does not currently anticipate paying any such dividends. The AEF Agreements contain and the Indenture will contain provisions that limit the Company's ability to pay dividends.

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
LIMITED PUBLIC MARKET FOR COMMON STOCK

     The Common Stock has been traded in the Nasdaq SmallCap Market since September 13, 1994. There can be no assurance that an active public market will continue to exist for the Common Stock or as to the liquidity of any such market, the ability of holders of the Common Stock to sell their securities or the price at which such holders would be able to sell. Such price may be influenced by many factors, including, but not limited to, investor perception of the Company and its industry and general economic and market conditions.

VOLATILITY OF STOCK PRICE

     The trading price of the Common Stock has been volatile, and it may continue to be so. Such trading price could be subject to wide fluctuations in response to announcements of business and technical developments by the Company or its competitors, quarterly variations in operating results, and other events or factors, including expectations by investors and securities analysts and the Company's prospects. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of development stage companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of the Common Stock.

POSSIBLE ADVERSE EFFECT OF STATE BLUE SKY RESTRICTIONS ON SECONDARY TRADING OF COMMON STOCK

     The Company has applied for quotation of the Common Stock on the Nasdaq National Market. If the application is not approved, it may have an adverse impact on secondary trading of the Common Stock. The Company believes that its Common Stock is eligible for sale on a secondary market basis in most states based on various exemptions to state qualification requirements. Limitations on, or the absence of, those exemptions will under certain circumstances restrict the ability of a holder to transfer the Common Stock to non-institutional buyers in some states. This could adversely affect the liquidity of the Common Stock.

ANTI-TAKEOVER PROVISIONS


     The Company's Board of Directors has the authority to issue up to 50,000,000 shares of preferred stock (the 'Preferred Stock') in one or more series and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. Of that amount, 8,000,000 shares have been designated as 5% Preferred Stock, of which 5,222,608 shares were issued and outstanding as of September 30, 1997. A further 7,000,000 shares of Preferred Stock have been designated New Preferred Stock, of which up to 1,932,594 shares will be issued and outstanding following the completion of the Exchange Offer and 7,000,000 shares of Preferred Stock have been designated Series D Preferred Stock. In addition, the Company intends to adopt a stockholders rights plan. Any issuance of Preferred Stock, including Preferred Stock with voting and conversion rights, as well as the New Preferred Stock which are convertible into shares of Common Stock, may adversely affect the voting power of the holders of Common Stock. The stockholders rights plan and any issuance of Preferred Stock may be deemed to have anti-takeover effects and may delay, deter or prevent a change in control of the Company that a stockholder might consider to be in his or her best interest. The Company may also become subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. The effect of these provisions could have the effect of delaying or preventing a change of control of the Company or adversely affect the market price of the Company's Common Stock. Furthermore, the severance provisions of employment agreements with certain members of the Company's management provide for payments that could discourage an attempted change in control of the Company.


     Any change in the composition of the Company's ownership after Arianespace Finance S.A. ('AEF') has determined that the Tranche A Loans are eligible for Conversion (as defined below), which could reasonably be expected to have a Material Adverse Effect (as defined in the AEF Agreements), would constitute a default under the AEF Agreements. Therefore, upon the occurrence of such change in the Company's ownership, AEF would have the right to accelerate its loans to the

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
Company and the Company may be required to prepay all of its outstanding obligations under the AEF Agreements. See 'Description of Certain
Indebtedness -- Vendor Financing.' There can be no assurance that the Company will satisfy the conditions for Conversion. However, any other financing obtained by the Company to repay or refinance the Tranche A Loans likely would contain restrictions on significant changes in the Company's stock ownership.


     Upon the occurrence of any Change of Control (as defined in the Indenture), or a Change in Control, the Company will be required to make an Offer to Purchase the Notes, after issuance thereof, and the New Preferred Stock. If such an offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for any or all of the Notes and the New Preferred Stock that might be delivered by holders of the Notes or the New Preferred Stock seeking to accept the offer. After the issuance of the Notes, the failure of the Company to make or consummate such offer or to pay the purchase price for the Notes when due will give the trustee under the Indenture and the holders of the Notes the right to require the Company to prepay all of its outstanding indebtedness and other obligations under the Notes. The failure of the Company to make or consummate the Offer to Purchase or pay the purchase price for the New Preferred Stock when due will give the holders of a majority of the New Preferred Stock the right, voting as a separate class, to elect a number of directors of the Company equal to the lesser of two directors and the number of directors constituting at least 25% of the Board of Directors of the Company.


     In addition, a change in control of the Company could require FCC approval. See 'Business -- Regulation.'


CONTROL BY EXISTING STOCKHOLDERS



     David Margolese, the Chief Executive Officer of the Company, currently beneficially owns approximately 15.1% of the outstanding Common Stock, and upon consummation of the Stock Offering, is expected to beneficially own approximately 11.8% of the outstanding Common Stock. In addition, Darlene Friedland, who currently owns approximately 21.7% of the outstanding Common Stock has entered into a voting trust agreement pursuant to which all of her shares of Common Stock have been placed into a voting trust providing Mr. Margolese, as trustee, with sole power to vote such shares in his discretion. See 'Principal Stockholders.' Accordingly, Mr. Margolese, either acting alone or together with other existing stockholders, would be able to exert considerable influence over the management and policies of the Company. Such a concentration of ownership may have the effect of delaying, deferring or preventing a change of control.


INVESTMENT COMPANY ACT OF 1940


     On July 22, 1997, the Company filed an application with the Securities and Exchange Commission for an order declaring that the Company is not an 'investment company' as that term is defined in the Investment Company Act of 1940, as amended (the '1940 Act'). The 1940 Act defines an investment company to include a company that owns or proposes to acquire 'investment securities' (as that term is defined in the 1940 Act) exceeding 40% of the value of such company's assets (exclusive of U.S. government securities and cash items). Because the Company had temporarily invested the proceeds from its recent public and private offerings in investment securities prior to their expenditure, the Company could have fallen within the definition of an investment company. Investment companies must be registered and are subject to extensive regulation by the Commission under the 1940 Act.



     The filing of the application gave the Company an automatic 60-day exemption (the final day of which was September 19, 1997) from the provisions of the 1940 Act pending a final determination of the merits of its application. Because the Commission has not yet acted on the Company's application, the Company has now invested in U.S. government securities at least that proportion of its assets as the Company believes will be sufficient to avoid any determination that it is an 'investment company' within the meaning of the 1940 Act.


     If the requested relief is ultimately denied, the Company may be required to register as an investment company or, in the alternative, to invest a substantial portion of the proceeds from the

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Offerings in U.S. government securities, pending expenditure of such proceeds by the Company for its corporate purposes.

SHARES ELIGIBLE FOR FUTURE SALE


     Upon the consummation of the Stock Offering, the Company will have 16,077,884 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options. Of these shares, 9,795,896 shares will be freely tradeable without restriction under the Securities Act unless such shares are purchased in the Stock Offering by 'affiliates' of the Company, as such term is defined in Rule 144 under the Securities Act (the 'Affiliates'). Of the remaining 6,281,988 shares of Common Stock, 3,547,488 shares are 'restricted securities' as that term is defined in Rule 144 under the Securities Act (the 'Restricted Shares'). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. Up to 1,642,000 of the Restricted Shares held by the directors and certain officers of the Company will be eligible for sale, subject to the restrictions of Rule 144, upon expiration of certain lock-up agreements entered into between each of such directors and officers of the Company and the underwriters of the Stock Offering (the 'Lock-up Agreements'), 180 days after the effective date of the Stock Offering. The remaining 1,905,488 Restricted Shares will not become eligible for resale until August 1998, and then only pursuant to the restrictions under Rule 144. In addition, Darlene Friedland has entered into a lock-up agreement relating to her 2,734,500 shares lasting for a period ending, on a cumulative basis, as to 25% of the shares of Common Stock she owns, on the expiration of the 15th, 18th, 21st and 24th month following August 26, 1997. As such shares become free of such lock-up, they will be eligible for sale without restriction.


     The Company is unable to predict the effect that sales made under Rule 144, pursuant to future registration statements, or otherwise, may have on any then prevailing market price for shares of the Common Stock. Nevertheless, sales of a substantial amount of Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices.

RISK OF INABILITY TO REPURCHASE THE NEW PREFERRED STOCK UPON A CHANGE OF CONTROL


     If a Change in Control (as defined herein) occurs and an Offer to Purchase (as defined herein) is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for any or all of the shares of New Preferred Stock that might be delivered by holders of the New Preferred Stock seeking to accept the Offer to Purchase. The failure of the Company to consummate the Offer to Purchase or pay the purchase price for the New Preferred Stock when due will give the holders of a majority of the New Preferred Stock the right, voting as a separate class, to elect a number of directors of the Company equal to the lesser of two directors and the number of directors constituting at least 25% of the board of directors of the Company. See 'Description of New Preferred Stock -- Change of Control' and ' -- Voting Rights.'


LACK OF ESTABLISHED TRADING MARKET FOR NEW PREFERRED STOCK

     The New Preferred Stock constitutes a new issue of securities of the Company with no established trading market. The liquidity of the New Preferred Stock will be affected by the number of shares of 5% Preferred Stock accepted in the Exchange Offer. There can be no assurance that an active market for the New Preferred Stock will develop or be sustained in the future. Although the Dealer Manager has indicated to the Company that it intends to make a market in the New Preferred Stock, it is not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the New Preferred Stock. See 'Market and Trading Information.'

REDUCED TRADING MARKET FOR 5% PREFERRED STOCK


     To the extent shares of 5% Preferred Stock are tendered and accepted in the Exchange Offer or redeemed pursuant to their terms and/or the number of holders of 5% Preferred Stock is reduced to below certain levels, the liquidity and trading market for shares of 5% Preferred Stock outstanding following the Exchange Offer, and the terms upon which such shares could be sold, could be adversely affected.


     The Company may in the future seek to acquire untendered shares of 5% Preferred Stock in open market or privately negotiated transactions, through subsequent exchange offers, redemptions or otherwise. The Company's decision to make such acquisitions is dependent on many factors, including market conditions at the time of any contemplated acquisition. Accordingly, the Company cannot predict whether and to what extent it will acquire any additional shares of 5% Preferred Stock and the consideration to be paid therefor. See 'The Exchange Offer -- Consequences of Failure to Exchange.'


                               PROPOSED FINANCING

     In order to raise a portion of the additional funds required to commercialize its proposed CD Radio service, the Company plans to issue 3,500,000 shares of its Common Stock in a registered public offering underwritten by Merrill Lynch, Lehman Brothers Inc. and Unterberg Harris and its Notes for gross proceeds of $150 million in a registered public offering underwritten by Merrill Lynch and Lehman Brothers Inc. The Offerings will be made by means of separate prospectuses relating to the Common Stock and the Notes, respectively, in accordance with the requirements of the Securities Act. The Common Stock, when issued, would rank junior, and the Notes, when issued, would rank senior, to the New Preferred Stock in respect of dividends and distribution of assets of the Company in liquidation.


     The net proceeds of the Offerings to the Company are estimated to be approximately $201.5 million (approximately $58.7 million from the offering of Common Stock (based on an assumed offering price of $18.44 per share, the closing price of the Company's Common Stock at September 30, 1997) and approximately $142.8 million from the offering of the Notes) after deducting estimated underwriting discounts and commissions and other expenses payable by the Company.


     The Company expects to use the net proceeds of the Offerings to partially finance the construction and launch of the Company's satellites. In addition, net proceeds of the Offerings will be used for general corporate purposes, including marketing and working capital. There can be no assurance that the Offerings will be completed or as to the terms on which the Company will be able to sell the Common Stock or Notes that may be offered.


     The Company estimates that it will require approximately $660.1 million to develop and commence commercial operation of CD Radio by the end of 1999. Of this amount, the Company has raised approximately $266.6 million to date. After giving effect to the Offerings, the Company will have raised approximately $491.6 million of funds, leaving anticipated additional cash needs of approximately $168.5 million to fund its operations through 1999. The Company anticipates additional cash requirements of approximately $100.0 million to fund its operations through the year 2000. The Company expects to finance the remainder of its funding requirements through the issuance of debt or equity securities, or a combination thereof. In addition, although the Company's business plan is based upon the deployment of two satellites and the construction of a third spare satellite, it has the right to exercise an option under the Loral Satellite Contract to acquire an additional satellite. If the Company elects to exercise this option, substantial additional funds would be required and the Company would have to obtain additional regulatory approvals. Deployment of an additional satellite also could result in a delay in the introduction of CD Radio. Any decision to deploy a three satellite system would have to be made prior to the launch of the Company's first satellite.


     Under the Company's Amended and Restated Certificate of Incorporation, as currently in effect, the Company may redeem the 5% Preferred Stock (to the extent it has not been previously converted), in whole but not in part, including following a sale by the Company of Common Stock for cash in an amount of not less than $100 million in a registered underwritten public offering prior to October 15, 1997. The Company is soliciting the consent of its stockholders, including the holders of the 5% Preferred Stock, on the Record Date to an amendment to the Certificate of Designations that would permit the Company to redeem the 5% Preferred Stock (to the extent not previously converted) in whole or in part upon the sale of any equity or debt securities in one or more offerings occurring after the date of the initial issuance of the 5% Preferred Stock and on or prior to December 30, 1997 for gross proceeds in an aggregate cash amount of not less than $100 million.


     The terms of the Preferred Stock Investment Agreement, dated October 23, 1996, as amended, between the Company and each purchaser of 5% Preferred Stock (the 'Preferred Stock Investment Agreement') require that any additional financings by the Company be pari passu or junior to the 5% Preferred Stock in seniority, structure and maturity until the Company completes a Pre-Amendment Qualifying Offering. If the Proposed Amendment is not approved by the Company's stockholders and any shares of 5% Preferred Stock remain outstanding after the Exchange Offer, the Offerings would not constitute a Pre-Amendment Qualifying Offering and the issuance of the Notes would not be permitted by the terms of the Preferred Stock Investment Agreement.

                                USE OF PROCEEDS

     There will be no cash proceeds to the Company from the Exchange Offer.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock began trading on the Nasdaq SmallCap Market on September 13, 1994 under the symbol 'CDRD' and has been trading there since that time. The following table sets forth the high and low prices for the Common Stock, as reported by Nasdaq, for the periods indicated below. The prices set forth below reflect interdealer quotations, without retail markups, markdowns, fees or commissions and do not necessarily reflect actual transactions.


                                                                                                      HIGH               LOW
                                                                                                 ---------------   ---------------

1994:
     Third Quarter (commencing September 13, 1994)............................................ $  4 1/2           $  3 3/4
     Fourth Quarter...........................................................................    3 7/8              1 5/8
1995:
     First Quarter............................................................................    4 5/8              1 7/8
     Second Quarter...........................................................................    3 15/16            2 5/8
     Third Quarter............................................................................    4 5/8              2 15/16
     Fourth Quarter...........................................................................    4 3/8              2 15/16
1996:
     First Quarter............................................................................    9 1/8              2 15/16
     Second Quarter...........................................................................   13 3/4              7 1/8
     Third Quarter............................................................................    9 5/8              6 3/4
     Fourth Quarter...........................................................................    8 1/2              3 7/16
1997:
     First Quarter............................................................................    8                  3 9/16
     Second Quarter...........................................................................   20 1/4             10 3/4
     Third Quarter............................................................................   20                 14



     On October 14, 1997, the closing bid price of the Common Stock on the Nasdaq SmallCap Market was $23.50 per share. On September 30, 1997, there were approximately 105 record holders of the Common Stock.


                                DIVIDEND POLICY


     The Company has never paid cash dividends on its capital stock. The Company currently intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. The AEF Agreements contain, and the Indenture will contain, provisions that limit the Company's ability to pay dividends on the Common Stock.

                                 CAPITALIZATION


     The following table sets forth the cash and capitalization of the Company as of June 30, 1997 (i) on an historical basis; (ii) on a pro forma basis, giving effect to the sale in August 1997 of Common Stock to Loral Space for net proceeds of $24.5 million; (iii) as adjusted for the Exchange Offer (assuming 100% acceptance by holders of 5% Preferred Stock) after deducting Dealer Manager fees and other estimated expenses; and (iv) as adjusted for the estimated net proceeds from the sale of 3,500,000 shares of Common Stock pursuant to the Stock Offering (at an assumed offering price of $18.44 per share, the closing price of the Company's Common Stock at September 30, 1997, after deducting the underwriting discounts and commissions and estimated offering expenses) and the sale of Notes for net proceeds of $142.8 million pursuant to the Notes Offering.



                                                                             AS OF JUNE 30, 1997
                                                            -----------------------------------------------------
                                                                                     PRO FORMA AS    PRO FORMA AS
                                                                                     ADJUSTED FOR      FURTHER
                                                                                         THE         ADJUSTED FOR
                                                                                       EXCHANGE          THE
                                                             ACTUAL     PRO FORMA       OFFER         OFFERINGS
                                                            --------    ---------    ------------    ------------
                                                                      (IN THOUSANDS, EXCEPT SHARE DATA)

Cash and cash equivalents................................   $ 30,184    $ 54,684       $ 50,518        $252,022
Designated cash(1).......................................     66,677      66,677         66,677          66,677
                                                            --------    ---------    ------------    ------------
Total cash and cash equivalents..........................   $ 96,861    $121,361       $117,195        $318,699
                                                            --------    ---------    ------------    ------------
                                                            --------    ---------    ------------    ------------
Senior Discount Notes....................................   $  --          --          $ --            $150,000
5% Delayed Convertible Preferred Stock, 5,400,000 shares
  issued and outstanding, actual and pro forma(2)........    111,855     111,855         --              --
10 1/2% Series C Convertible Preferred Stock, no par
  value, 1,932,853 shares issued and outstanding, pro
  forma as adjusted and as further adjusted..............      --          --           193,285         193,285
Common Stock, $.001 par value; 10,313,391 shares issued
  and outstanding, actual; 12,218,879 shares issued and
  outstanding, pro forma and as adjusted; and 15,718,879
  shares issued and outstanding, as further adjusted(3)..         10          12             12              16
Additional paid in capital...............................     75,425      99,923         43,757         102,407
Subscription receivable..................................       (466)       (466)          (466)           (466)
Deficit accumulated during the development stage.........    (62,683)    (62,683)       (92,113)        (92,113)
                                                            --------    ---------    ------------    ------------
     Total Capitalization................................   $124,141    $148,641       $144,475        $353,129
                                                            --------    ---------    ------------    ------------
                                                            --------    ---------    ------------    ------------


------------


(1) Represents proceeds of the offering of the 5% Preferred Stock which have been classified as designated cash reflecting the balance due to the FCC for the Company's FCC License. The Company paid this amount to the FCC in October 1997.



(2) All capitalization excludes warrants issuable by the Company as of June 30, 1997 to purchase 486,000 shares of 5% Preferred Stock.



(3) All capitalization information excludes: (i) options outstanding as of June 30, 1997 to purchase 1,733,000 shares of Common Stock and (ii) warrants issuable as of June 30, 1997 to purchase 2,000,000 shares of Common Stock.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The selected consolidated financial data for the Company set forth below with respect to the statements of operations for the years ended December 31, 1994, 1995 and 1996 and with respect to the balance sheets at December 31, 1995 and 1996 are derived from the consolidated financial statements of the Company, audited by Coopers & Lybrand L.L.P., independent accountants, incorporated herein by reference. The selected consolidated financial data for the Company with respect to the balance sheets at December 31, 1992, 1993 and 1994 and with respect to the statement of operations data for the years ended December 31, 1992 and 1993, are derived from the Company's audited consolidated financial statements, which are not incorporated herein by reference. The financial information as of and for the six months ended June 30, 1996 and 1997 is derived from unaudited consolidated financial statements incorporated herein by reference. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, that are necessary for a fair presentation of the financial position and results of operations for these periods. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and related notes thereto incorporated herein by reference.


                                                                                                                 FOR THE SIX MONTHS
                                                                           FOR YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                                                                   -----------------------------------------   ---------------------
                                                                   1992     1993     1994      1995     1996    1996        1997
                                                                   ----     ----     ----      ----     ----    ----        ----
                                                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
     Operating revenues .......................................   $--      $--      $--      $--      $--      $--           $--
     Net loss .................................................   (1,551)  (6,568)  (4,065)  (2,107)  (2,831)  (1,204)      (835)
     Net loss per share of Common Stock .......................   $ (.23)  $ (.79)  $ (.48)  $ (.23)  $ (.29)  $ (.13)  $  (4.28)(1)
     Weighted average shares of Common Stock and
       Common Stock equivalents outstanding ...................    6,715    8,284    8,398    9,224    9,642    9,358     10,307
     Accretion on 5% Preferred Stock added to
       liquidation preference .................................   $--      $--      $--      $--      $--      $--      $ (1,406)
     Deemed dividend on 5% Preferred Stock ....................   $--      $--      $--      $--      $--      $--      $(43,313)
     Deficiency in the coverage of combined
       fixed charges and preferred dividends by
       earnings before fixed charges and
       preferred dividend(2) ..................................   $--      $--      $--      $--      $--      $--      $(45,554)
     Ratio of earnings to combined fixed charges
       and preferred dividends(3) .............................   N.A.     N.A.     N.A.     N.A.     N.A.     N.A.         N.A.




                                                                      AS OF DECEMBER 31,                           AS OF JUNE 30,
                                                  -------------------------------------------------------     ----------------------
                                                1992         1993        1994         1995         1996          1996          1997
                                              --------     --------   ---------    ---------    ---------     ---------     --------
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA (AT END OF PERIOD):
     Cash and cash equivalents ..........   $   1,883    $     777    $   3,400    $   1,800    $   4,584    $   1,371    $  30,184
     Designated cash(4) .................        --           --           --           --           --           --         66,677
     Working capital (deficit) ..........       1,399         (250)       2,908        1,741        4,442        1,293       30,424
     Total assets .......................       2,292        1,663        3,971        2,334        5,065        1,874      124,354
     Deficit accumulated during the
       development stage ................      (2,965)      (9,533)     (13,598)     (15,705)     (18,536)     (16,909)     (62,683)
     Stockholders' equity ...............       1,791          505        3,431        1,991        4,898        1,486       12,286
     Book value per share ...............                                                             .48                      1.19



------------

(1) Includes a deemed dividend on the Company's 5% Preferred Stock of $43.3 million, or $4.20 per share. The deemed dividend relates to the discount feature associated with the 5% Preferred Stock, computed in accordance with the Commission's position on accounting for preferred stock which is convertible at a discount to the market price.

(2) For the purpose of this calculation, the deficiency is computed as the Company's net loss adjusted for the accretion on the 5% Preferred Stock and the deemed dividend on the 5% Preferred Stock.

(3) Because the Company has not generated revenues from earnings for the periods described, the ratio of earnings to fixed charges is not material.


(4) Represents proceeds of the offering of the 5% Preferred Stock which have been classified as designated cash reflecting the balance due to the FCC for the Company's FCC License. The Company paid this amount to the FCC in October 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth under 'Risk Factors' and elsewhere in this Prospectus. See 'Special Note Regarding Forward-Looking Statements.'

OVERVIEW

     The Company was organized in May 1990 and is in its development stage. The Company's principal activities to date have included technology development, pursuing regulatory approval for CD Radio, market research, design, development, contract negotiations with satellite and launch vehicle contractors, technical efforts with respect to standards and specifications, strategic planning and securing adequate financing for working capital and capital expenditures. The Company does not expect to derive any revenues from operations prior to the commercial launch of CD Radio, which is expected to occur no earlier than the end of 1999. The Company has incurred substantial losses to date and expects to incur substantial losses until at least a year after the commercial launch of CD Radio. In addition, the Company will require substantial additional capital to complete development and commence commercial operations of CD Radio.

     Upon commencing commercial operations, the Company expects its primary source of revenues to be monthly subscription fees. The Company currently anticipates that its subscription fee will be approximately $10 per month to receive CD Radio broadcasts, with a one time, modest activation fee per subscriber. To receive CD Radio, subscribers will need to purchase a radio card or S-band radio together with the associated miniature satellite dish antenna. The Company does not intend to manufacture these products and thus will not receive any revenues from their sale. Although the Company holds patents covering certain technology to be used in the radio cards, S-band radios and miniature satellite dish antennas, the Company expects to license its technology to manufacturers at no charge. As the number of subscribers to CD Radio increases, the Company also may derive revenues from payments from producers of sports, news and talk programming for providing national distribution of their programming to subscribers.

     The Company expects that the operating expenses associated with commercial operations will consist primarily of costs to acquire programming; costs to maintain and operate its satellite broadcasting system and National Broadcasting Studio; and sales, general and administrative costs. Costs to acquire programming are expected to include payments to build and maintain an extensive music library and royalty payments for broadcasting music (calculated based on a percentage of revenues). Sales, general and administrative costs are expected to consist primarily of advertising costs, salaries of executives, studio personnel, program hosts, administrators, technical staff, rent and other administrative expenses. The Company expects that the number of its employees will increase from ten to approximately 100 by the time it commences commercial operations.

     In addition to funding initial operating losses, the Company will require funds for working capital, interest and financing costs on borrowings and capital expenditures. The Company's interest expense will increase significantly as a result of its financing plan. However, a substantial portion of its planned indebtedness will not require cash payments of interest and principal for some time.

RESULTS OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 1997 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1996

     The Company recorded net losses of $835,000 and $1,204,000 for the six months ended June 30, 1997 and 1996, respectively, and $354,000 and $687,000 for the three months ended June 30, 1997 and 1996, respectively. The Company's total operating expenses were $2,128,000 and $1,239,000 for the six months ended June 30, 1997 and 1996, respectively, and were $1,591,000 for the three months ended June 30, 1997 compared to $702,000 for the three months ended June 30, 1996.

     Legal, consulting and regulatory fees increased for the six month ended June 30, 1997 to $1,246,000 from $575,000 for the six months ended June 30, 1996, and increased to $1,009,000 from $347,000 for the three months ended June 30, 1997 and 196, respectively. These levels of expenditures are the result of increased activity since winning an auction for the FCC License.

     Research and development costs were $35,000 and $52,000 for the six months ended June 30, 1997 and 1996, respectively, and $15,000 and $25,000 for the three months ended June 30, 1997 and 1996, respectively. The Company completed the majority of such activities in 1994.

     Other general and administrative expenses increased for the six months ended June 30, 1997 to $847,000 from $612,000 for the six months ended June 30, 1996 and to $566,000 from $330,000 for the three months ended June 30, 1997 and 1996, respectively. General and administrative expenses are expected to continue to increase as the Company continues to develop its business. The Company also incurred a non-cash charge of $160,000 for the six month period ended June 30, 1996, attributable to the recognition of compensation expense in connection with stock options issued to officers of the Company.

     The increase in interest income to $1,298,000 for the six months ended June 30, 1997, from $45,000 in the six months ended June 30, 1996 and to $1,237,000 from $20,000 for the three months ended June 30, 1997 and 1996, respectively, was the result of a higher average cash balance during the second quarter of 1997. The cash and cash equivalents on hand were primarily obtained from the 5% Preferred Stock offering in April 1997.

YEARS ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

     The Company recorded net losses of $2,831,000 ($.29 per share) and $2,107,000 ($.23 per share) for the years ended December 31, 1996 and 1995, respectively. The Company's total operating expenses were $2,930,000 in 1996 compared to $2,230,000 in 1995.

     Legal, consulting and regulatory fees increased in 1996 to $1,582,000 from $1,046,000 in 1995, as the result of increased efforts to obtain the FCC License.

     Research and development costs were $117,000 in 1996, compared with $122,000 in 1995. Non-recurring costs associated with the design and development of the CD Radio demonstration system were substantially completed in 1993. Costs incurred in subsequent years relate to the operations of the demonstration system, including leasing satellite time, taking transmission measurements, and testing multipath fading.

     Other general and administrative expenses increased in 1996 to $1,231,000 from $1,062,000 in 1995. The increase is due to the Company requiring general administrative support for the effort to obtain the FCC License.

     Interest income decreased to $113,000 in 1996 from $143,000 in 1995 as a result of the Company having a higher average cash balance in 1995. Proceeds relating to the exercise of stock warrants were not received until late 1996 and, therefore, did not generate a significant amount of interest income. Interest expense decreased from $20,000 in 1995 to $13,000 in 1996 as a result of the Company repaying a promissory note due to an officer of the Company in 1996.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

     The Company recorded net loss of $2,107,000 ($.23 per share) and $4,065,000 ($.48 per share) for the years ended December 31, 1995 and 1994, respectively. The Company's total operating expenses were $2,230,000 in 1995 compared to $4,076,000 in 1994.

     Legal, consulting and regulatory fees decreased from $1,245,000 in 1994 to $1,046,000 in 1995 as the Company continued to reduce costs while awaiting action by the FCC on the Company's application for an FCC License.

     Other general and administrative expenses also decreased from $2,455,000 in 1994 to $1,062,000 in 1995 reflecting a reduction of costs such as payroll, rent and compensation expense in connection with issuance of stock options.

     The Company completed the majority of the research and development necessary for product development prior to FCC licensing by 1994 which was reflected in the decrease of research and development costs from $375,000 in 1994 to $122,000 in 1995.

     The increase in interest income from $51,000 in 1994 to $143,000 in 1995 was the result of a higher average cash balance in 1995. The cash and cash equivalents on hand were originally obtained from the Company's initial public offering in September 1994, which raised $4.8 million.

LIQUIDITY AND CAPITAL RESOURCES


     At June 30, 1997, the Company had working capital of approximately $30,424,000 compared to $4,442,000 at December 31, 1996. The increase in working capital was primarily the result of remaining cash proceeds from the preferred stock offering in April 1997. Approximately $66.7 million of the proceeds from the preferred stock offering was classified as designated cash reflecting the balance then due the FCC when the FCC License was awarded.


FUNDING REQUIREMENTS


     The Company is a development stage company and as such will require substantial amounts of continued outside financing to acquire and develop its assets and commence commercial operations. The Company estimates that it will require approximately $660.1 million to develop and commence commercial operation of CD Radio by the end of 1999. Of this amount, the Company has raised approximately $266.6 million to date. After giving effect to the Offerings, the Company will have raised approximately $491.6 million of funds, leaving anticipated additional cash needs of approximately $168.5 million to fund its operations through 1999. The Company anticipates additional cash requirements of approximately $100.0 million to fund its operations through the year 2000. The Company expects to finance the remainder of its funding requirements through the issuance of debt or equity securities, or a combination thereof. Furthermore, if the Company were to exercise its option under the Loral Satellite Contract to purchase and deploy an additional satellite, substantial additional funds would be required. See 'Proposed Financing.'



     In April 1997, the Company was the winning bidder in an FCC auction for one of two national satellite broadcast licenses with a winning bid of $83.3 million, of which $16.7 million was paid as a deposit. The Company paid the balance due the FCC in October 1997 and was awarded the FCC License on October 10, 1997.


     To build and launch the satellites necessary for the operations of CD Radio, the Company has entered into the Loral Satellite Contract and the Arianespace Launch Contract. The Loral Satellite Contract provides for Loral to construct for the Company three satellites, two of which the Company intends to launch and the third of which will be kept in reserve as a spare, and for an option to be granted to the Company to purchase a fourth satellite. Under the Arianespace Launch Contract, Arianespace has agreed to launch two of the Company's satellites into orbit. See 'Business -- The CD Radio Delivery System
 -- The Satellites.' The Company is committed to make aggregate payments of $272.8 million under the Loral Satellite Contract and of $176.0 million under the Arianespace Launch Contract. Under the Loral Satellite Contract, with the exception of a payment made at the time of the signing of the Loral Satellite Contract in March 1993, payments are to be made in 22 installments commencing in April 1997 and ending in November 2000, the expected delivery date for the third satellite. Approximately half of these payments are contingent on Loral meeting specified milestones in the manufacture of the three satellites. In addition, Loral has agreed to defer a total of $20.0 million of the contract price, which is to be paid in four equal installments of $5.0 million commencing November 2001 until March 2003. See ' -- Sources of Funding.' Amounts due under the Arianespace Launch Contract, except for payments made for each of the two launches prior to the execution of the Arianespace Launch Contract, are due between November 1997 and July 1999 for the first launch, and, for the second launch, the period between February 1998 and the earlier of October 1999, or ten days prior to the second launch.

     The Company also will require funds for construction of its National Broadcast Studio, working capital, interest on borrowings, acquisition of programming, financing costs and operating expenses until

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
some time after the commencement of commercial operations of CD Radio. The Company's interest expense will increase significantly as a result of its financing plan; however, a substantial portion of its planned indebtedness will not require immediate cash payments. The Notes are not expected to require cash payments until 2003. Interest on funds borrowed by the Company under the AEF Agreements is deferred until repayment of such amounts.

SOURCES OF FUNDING


     The Company historically has funded its operations through equity capital. As of June 30, 1997, the Company had received a total of $186.8 million in equity capital and had no outstanding indebtedness. A significant portion of the Company's equity capital was received in April 1997 as a result of the Company's issuance of 5,400,000 shares of 5% Preferred Stock for aggregate net proceeds of $120.5 million in a private placement transaction. These proceeds were used primarily to finance the payment of the purchase price for the FCC License and for working capital.


     On July 22, 1997, the Company entered into two loan agreements (collectively the 'AEF Agreements') with AEF, a subsidiary of Arianespace, to finance approximately $105 million of the estimated $176 million price of the launch services to be provided by Arianespace (the 'AEF Vendor Financing'). Under these agreements, the Company is able to borrow funds to meet the progress payments due to Arianespace for the construction of each launch vehicle and other launch costs (the 'Tranche A Loans'). The Company has the opportunity upon satisfying a variety of conditions specified in the AEF Agreements to extend the term of the Tranche A Loans. If not extended, the Company will be required to repay the Tranche A Loans in full, together with accrued interest and all fees and other amounts due, approximately three months before the applicable launch date, which will be prior to the time CD Radio commences commercial operations. There can be no assurance that the Company will have sufficient funds to make such repayment.

     The AEF Agreements impose restrictions on the Company's ability to incur additional indebtedness, make investments or permit liens on certain assets of the Company, other than liens in favor of AEF. If AEF determines that the Tranche A Loans are eligible for conversion into term loans, the Company will also be subject to provisions restricting its ability to change its capital structure or organizational documents or to merge, consolidate or combine with another entity. If the Tranche A Loans are converted, the Company's obligations to AEF will be secured by a lien on specified assets of the Company, including the satellites and, to the extent permitted by applicable law, the FCC License. See 'Description of Certain Indebtedness -- Vendor Financing.'

     Pursuant to a Multiparty Agreement among the Company, AEF and Arianespace in connection with the AEF Agreements, if the Company is unable to obtain sufficient financing to complete the construction and launch of the satellites, or if the Company terminates the Arianespace Launch Contract, the Company will be required to pay Arianespace a termination fee ranging from 5% to 40% of the launch services price, based on the proximity of the date of termination to the scheduled launch date. The termination fee will be payable prior to the time the Company commences commercial operations and there can be no assurance that the Company will have sufficient funds to pay this fee.

     The Loral Satellite Contract provides for payments to be made in installments, subject to achievement by Loral of certain milestones in the manufacture of the satellites. Loral has agreed to defer payment of $20 million from two milestone payments due in June and September of 1998. The deferred amount will be paid in four installments of $5 million, with the first payment to be made twenty-seven months after the delivery of the first satellite, the second payment to be made twenty-seven months after delivery of the second satellite, the third payment to be made 365 days after the first payment date and the fourth payment to be made 365 days after the second payment date.

     In the event of a satellite or launch failure, Company will be required to pay Loral the full deferred amount for the affected satellite no later than 120 days after the date of the failure. If the Company should elect to put a satellite into ground storage, rather than having it shipped to the launch site, the full deferred amount for the affected satellite will become due within 60 days of such election.

     As a condition to the deferred payments, Company has agreed to provide Loral a security interest in the properties and assets of the Company and its subsidiaries, of substantially the same nature and quality, and of substantially equivalent value relative to the amount of the secured obligations, and on the same terms and covenants, as the Company has provided or may provide to any other party under any and all of its loan, credit and other similar agreements. There currently is no such security interest.


     After giving effect to the Offerings and the AEF Agreements, the Company expects it will require an additional $168.5 million in financing through 1999. However, there can be no assurance that the Company's actual cash requirements will not increase. Potential sources of additional financing include the sale of debt or equity securities in the public or private markets. There can be no assurance that the Company will be able to obtain additional financing on favorable terms, or at all, or that it will be able to do so in a timely fashion. The AEF Agreements contain, the Indenture will contain and documents governing any indebtedness incurred in the future are expected to contain, provisions limiting the ability of the Company to incur additional indebtedness. The issuance by the Company of additional equity securities could cause substantial dilution of the interest in the Company of holders of 5% Preferred Stock who receive shares of New Preferred Stock pursuant to the Exchange Offer and subsequently convert such shares into Common Stock. If additional financing were not available on a timely basis, the Company would be required to delay satellite and/or launch vehicle construction in order to conserve cash to fund continued operations, which would cause delays in the commencement of operations and increased costs. See 'Risk Factors -- Need for Substantial Additional Funding.'


     The amount and timing of the Company's actual cash requirements will depend upon numerous factors, including costs associated with the construction and deployment of its satellite system and the rate of growth of its business subsequent to commencing service, costs of financing and the possibility of unanticipated costs. Additional funds would be required in the event of delay, cost overruns, launch failure, launch services or satellite system change orders, or any shortfalls in estimated levels of operating cash flow, or to meet unanticipated expenses.


     As a result of the issuance of the Notes and the expected incurrence of significant additional indebtedness required to meet its capital requirements, the Company will have substantial indebtedness. The Company's ability to meet all of its debt service obligations when due may require it to refinance its then outstanding indebtedness. No assurance can be given that the Company will be able to generate sufficient cash flow to service its indebtedness or be able to refinance indebtedness. The Indenture will contain, and debt instruments governing any future indebtedness of the Company are expected to contain, restrictions on, among other things, the ability of the Company to incur additional indebtedness.

                               THE EXCHANGE OFFER

GENERAL


     Participation in the Exchange Offer is voluntary and holders of shares of 5% Preferred Stock should carefully consider whether to accept. Neither the Board of Directors of the Company nor the Company makes any recommendation to holders of shares of 5% Preferred Stock as to whether to tender or refrain from tendering in the Exchange Offer. Holders of shares of 5% Preferred Stock are urged to consult their financial and tax advisors in making their own decisions on what action to take in light of their own particular circumstances.



     The Exchange Offer is open to all holders of shares of 5% Preferred Stock.


PURPOSE OF THE EXCHANGE OFFER

     The principal purpose of the Exchange Offer is to improve the Company's capital structure and to prevent dilution to the holders of the Company's Common Stock by replacing the 5% Preferred Stock, which, particularly after November 1997, may be convertible into an increasing number of shares of Common Stock, with New Preferred Stock, which has a higher dividend rate, but less favorable conversion rights. The Exchange Offer is part of the financing transaction that also includes the Stock Offering and the Notes Offering. The consummation of the Exchange Offer is not conditioned upon the consummation of either the Notes Offering or the Stock Offering. Each of the Offerings is conditioned upon consummation of the Exchange Offer.


     Upon consummation of the Exchange Offer, all shares of 5% Preferred Stock tendered, accepted and not withdrawn will be retired.



PURPOSE OF THE SOLICITATION



     The principal purpose of the Solicitation is to amend the Certificate of Designations to allow the Company to redeem the 5% Preferred Stock (to the extent not previously converted), in whole or in part, upon the consummation of one or more Qualifying Offerings occurring after the date of the initial issuance of the 5% Preferred Stock and on or prior to December 30, 1997 for gross proceeds in an aggregate cash amount of not less than $100 million. The Proposed Amendment, if approved by the Company's stockholders, will provide the Company with additional flexibility in consummating the Offerings. If the Proposed Amendment is adopted, then upon the consummation of the Qualifying Offerings, for aggregate proceeds of $100 million the Company will be permitted to redeem the shares of 5% Preferred Stock held by holders who do not tender their shares of 5% Preferred Stock in the Exchange Offer.


TERMS OF THE EXCHANGE


     The Company hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, up to 1,932,073 shares of its New Preferred Stock for up to all of the outstanding shares of its 5% Preferred Stock at a rate of one share of New Preferred Stock for each $100 in Exchange Rate Liquidation Preference represented by shares of 5% Preferred Stock not previously converted. The 'Exchange Rate Liquidation Preference' shall be the amount determined by dividing (x) the actual liquidation preference of the shares of 5% Preferred Stock being exchanged (including accrued and unpaid dividends thereon, if any) by (y) 0.696145. On November 13, 1997, the assumed expiration date of the Exchange Offer, the Exchange Rate Liquidation Preference will be approximately $37.00 per share of 5% Preferred Stock. The Liquidation Preference of each share of New Preferred Stock will be equal to $100.00. The Company will pay cash to exchanging holders of 5% Preferred Stock in lieu of issuing fractional shares of New Preferred Stock. The terms of the New Preferred Stock (including the dividend rate, liquidation preference and conversion and redemption rights) differ in material respects from the terms of the 5% Preferred Stock for which it may be exchanged pursuant to this Exchange Offer. See 'Description of New Preferred Stock' and 'Description of Capital Stock -- 5% Preferred Stock.' The 5% Preferred Stock was originally issued in April 1997. As of September 30, 1997, there were 5,222,608 shares of 5% Preferred Stock outstanding.

     Tendering holders of the shares of 5% Preferred Stock will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the shares of 5% Preferred Stock pursuant to the Exchange Offer.



THE SOLICITATION



     In conjunction with the Exchange Offer and pursuant to the Consent Solicitation Statement, the Company is soliciting Consents from the holders of record on the Record Date of the Common Stock and the 5% Preferred Stock to the Proposed Amendment.



     Under the Company's Amended and Restated Certificate of Incorporation, as currently in effect, the Company may redeem the shares of 5% Preferred Stock (to the extent it has not been previously converted), in whole but not in part, following a sale by the Company of Common Stock for cash in an amount of not less than $100 million in a registered underwritten public offering prior to October 15, 1997. The Company is soliciting the consent of its stockholders, including the holders of the 5% Preferred Stock, on the Record Date to the Proposed Amendment to the Certificate of Designations (i) to allow the Company to redeem the shares of 5% Preferred Stock (to the extent not previously converted), in whole or in part, upon the sale of any equity or debt securities in one or more offerings occurring after the date of the initial issuance of the 5% Preferred Stock and on or prior to December 30, 1997 for gross proceeds in an aggregate cash amount of not less than $100 million and (ii) to amend certain of the redemption provisions relating to the requirements for the delivery of a notice of redemption in connection therewith. See 'The Proposed Amendment.'



     The terms of the Preferred Stock Investment Agreement require that the Company not undertake to conduct any debt or equity financing that is not pari passu or junior to the 5% Preferred Stock in seniority, structure and maturity until the Company completes a Pre-Amendment Qualifying Offering. If the Proposed Amendment is not approved by the Company's stockholders and any shares of 5% Preferred Stock remain outstanding after the Exchange Offer, the Company will not be permitted to issue any debt or equity financing that is senior to the 5% Preferred Stock. The Company does not intend to commence the Offerings until the Solicitation is substantially completed and the Notes Offering will not be consummated unless the Exchange Offer and the Solicitation are completed and no shares of the 5% Preferred Stock remain outstanding.



     The Requisite Consents from the holders of a majority of the issued and outstanding shares of 5% Preferred Stock and the Common Stock, respectively, on the Record Date must be obtained in order to adopt the Proposed Amendment. The Company intends to amend the Certificate of Designations to reflect the Proposed Amendment as promptly as practicable after it obtains the Requisite Consents. If the Proposed Amendment is adopted, then each non-exchanging holder will be bound by the Proposed Amendment regardless of whether such holder consented to the Proposed Amendment.


     THE COMPANY WILL MAKE NO SEPARATE PAYMENT FOR CONSENTS DELIVERED IN THE SOLICITATION.

EXPIRATION DATE; EXTENSION; AMENDMENTS


     The Exchange Offer will expire on the Expiration Date. The term 'Expiration Date' means 12:00 midnight, New York City time, on November 13, 1997, unless the Company in its sole discretion extends the period during which the Exchange Offer is open, in which event the term 'Expiration Date' shall mean the latest time and date on which the Exchange Offer, as so extended by the Company, shall expire. The Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and making a public announcement thereof. There can be no assurance that the Company will exercise its right to extend the Exchange Offer. During any extension of the Exchange Offer, all shares of 5% Preferred Stock previously tendered and not withdrawn pursuant to the Exchange Offer will remain subject to the Exchange Offer subject to the right of a tendering holder to withdraw its shares of 5% Preferred Stock. See ' -- Withdrawal Rights.'


     The Company also expressly reserves the right, subject to applicable law,
(i) to delay acceptance for exchange of any shares of 5% Preferred Stock or terminate the Exchange Offer and not accept for exchange any shares of 5% Preferred Stock and promptly return all such shares to the tendering holders thereof in the event that any of the conditions specified in ' -- Conditions of the Exchange Offer' below are not satisfied or waived by the Company or to comply with applicable law, by giving oral or written notice of such delay or termination to the Exchange Agent, (ii) to waive any condition to the Exchange Offer and accept all shares of 5% Preferred Stock previously tendered pursuant thereto, (iii) to amend the Exchange Offer in any respect or
(iv) to terminate, cancel, withdraw or otherwise amend or modify the Exchange Offer at any time for any reason. If the Exchange Offer is so amended, the term 'Exchange Offer' shall mean the Exchange Offer as so amended. The reservation by the Company of the right to delay acceptance for exchange of shares of 5% Preferred Stock is subject to the provisions of Rule 13e-4 and Rule 14e-1(c) under the Exchange Act, which require that the Company pay the consideration offered or return the shares of 5% Preferred Stock deposited by or on behalf of holders thereof promptly after the termination or withdrawal of the Exchange Offer.

     Any extension, delay, termination or amendment of the Exchange Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement of any extension, delay, termination or amendment of the Exchange Offer, the Company will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Exchange Offer, in which case the Company will have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

TENDER PROCEDURE


     The tender to the Company of shares of 5% Preferred Stock by a holder thereof pursuant to one of the procedures set forth below and the acceptance thereof by the Company will constitute a binding agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. This Prospectus, together with the Letter of Transmittal, will first be sent out on or about October 16, 1997, to all holders of shares of 5% Preferred Stock known to the Company and the Exchange Agent.



     A holder of shares of 5% Preferred Stock may tender the same by properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the shares of 5% Preferred Stock being tendered and any other documents required by the Letter of Transmittal, to the Exchange Agent at its address set forth on the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below).



     THE METHOD OF DELIVERY OF THE SHARES OF 5% PREFERRED STOCK AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR SHARES OF 5% PREFERRED STOCK SHOULD BE SENT TO THE COMPANY.



     The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the shares of 5% Preferred Stock at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares of 5% Preferred Stock by causing such book-entry transfer facility to transfer such shares of 5% Preferred Stock into the Exchange Agent's account with respect to the 5% Preferred Stock in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of the shares of 5% Preferred Stock may be effected through book-entry transfer into the Exchange Agent's accounts at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth on the Letter of Transmittal on or prior to the Expiration Date.


     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the shares of 5% Preferred Stock (or a confirmation of book-entry transfer of such shares of 5% Preferred Stock into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent.


     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of 5% Preferred Stock will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any shares of 5% Preferred Stock not properly tendered or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in the tender of any shares of 5% Preferred Stock. Unless waived, any defects or irregularities in connection with tenders of shares of 5% Preferred Stock for exchange must be cured within such reasonable period of time as the Company will determine. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.


     The party tendering shares of 5% Preferred Stock for exchange (the 'Transferor') exchanges, assigns and transfers the shares of 5% Preferred Stock to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the shares of 5% Preferred Stock to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the shares of 5% Preferred Stock and to acquire shares of New Preferred Stock issuable upon the exchange of such tendered shares of 5% Preferred Stock, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered shares of 5% Preferred Stock, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered shares of 5% Preferred Stock or transfer ownership of such shares of 5% Preferred Stock on the account books maintained by a book-entry transfer facility. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.


WITHDRAWAL RIGHTS


     Tenders of shares of 5% Preferred Stock pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.



     To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the Letter of Transmittal, and with respect to a facsimile transmission, must be confirmed by telephone and an original delivered by guaranteed overnight delivery. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered shares of 5% Preferred Stock to be withdrawn, the certificate numbers of the shares of 5% Preferred Stock to be withdrawn, a statement that such holder is withdrawing his election to have such shares of 5% Preferred Stock exchanged, and the name of the registered holder of such shares of 5% Preferred Stock, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the shares of 5% Preferred Stock being withdrawn. The Exchange Agent will return the properly withdrawn shares of 5% Preferred Stock promptly following receipt of notice of withdrawal. If shares of 5% Preferred Stock have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares of 5% Preferred Stock or otherwise comply with the book-entry transfer procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

     Any shares of 5% Preferred Stock so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any shares of 5% Preferred Stock which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of shares of 5% Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such shares will be credited to an account with such book-entry transfer facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn shares of 5% Preferred Stock may be retendered by following one of the procedures described under ' -- Tender Procedure' above, at any time on or prior to the Expiration Date.


     THE WITHDRAWAL OF TENDERED SHARES OF 5% PREFERRED STOCK WILL BE DEEMED TO BE A REJECTION OF THE EXCHANGE OFFER.


ACCEPTANCE OF 5% PREFERRED STOCK FOR EXCHANGE; DELIVERY OF NEW PREFERRED STOCK


     Upon the satisfaction or waiver of all the terms of the Exchange Offer, the acceptance for exchange of the shares of 5% Preferred Stock validly tendered and not withdrawn will be made on the Exchange Date and the issuance of the shares of New Preferred Stock will be made as promptly as practicable thereafter. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered shares of 5% Preferred Stock when, as and if the Company has given oral or written notice thereof to the Exchange Agent.



     The Exchange Agent will act as agent for the tendering holders of shares of 5% Preferred Stock for the purposes of receiving the shares of New Preferred Stock from the Company and causing the shares of 5% Preferred Stock to be assigned, transferred and exchanged. Upon the terms of the Exchange Offer, delivery of shares of New Preferred Stock to be issued in exchange for accepted shares of 5% Preferred Stock will be made by the Exchange Agent promptly after the Exchange Date. Tendered shares of 5% Preferred Stock not accepted for exchange by the Company will be returned without expense to the tendering holders promptly following the Expiration Date as described above under ' -- Withdrawal and Revocation Rights.'


ACCRUED DIVIDENDS


     Holders of shares of 5% Preferred Stock accepted for exchange pursuant to the Exchange Offer will not receive dividends on such 5% Preferred Stock accrued from April 10, 1997 (the last regular dividend payment period with respect to the 5% Preferred Stock) to the date of issuance of New Preferred Stock; such accrued dividends will be included in the calculation of the Exchange Rate Liquidation Preference to determine the number of shares of New Preferred Stock to be received by holders tendering shares of 5% Preferred Stock in the Exchange Offer.


     Dividends on shares of 5% Preferred Stock not exchanged in the Exchange Offer will continue to accrue and be payable, when and as declared by the Board of Directors.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company will not be required to accept for exchange, or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) (relating to the Company's obligation to exchange and issue shares of New Preferred

Stock for or return tendered shares of 5% Preferred Stock promptly after termination of the Exchange Offer), exchange and issue shares of New Preferred Stock for any shares of 5% Preferred Stock tendered and may postpone the acceptance for exchange of or, subject to the restriction set forth above, the exchange and issuance of, shares of New Preferred Stock for shares of 5% Preferred Stock tendered and to be exchanged and may terminate or amend the Exchange Offer if (i) the Requisite Consents to the Proposed Amendment are not obtained, (ii) a minimum of 95% of the issued and outstanding shares of the 5% Preferred Stock are not tendered for exchange and not withdrawn prior to the Expiration Date or (iii) the General Conditions (see below) are not satisfied.



     For purposes of the preceding paragraph, all of the 'General Conditions' shall be deemed to have been satisfied unless any of the following conditions shall occur on or after the date of this Prospectus and prior to the Expiration
Date:



          (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, results of operations or prospects of the Company, or in the general economic or financial market conditions in the United States or abroad, which is or may be materially adverse to the Company or its stockholders or to the value of the shares of 5% Preferred Stock or there shall have been a significant decrease in the market prices of or trading in the shares of 5% Preferred Stock, or the Company shall have become aware of any fact or occurrence which is or may be materially adverse with respect to the value of the shares of 5% Preferred Stock or with respect to the contemplated benefits to the Company of the Exchange Offer or the Proposed Amendment; or


          (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) declaration of a national emergency or a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (4) any limitation (whether or not mandatory) by any governmental or regulatory authority on, or any other event which might affect, the nature or extension of credit by banks or other financial institutions, (5) any significant adverse change in the United States securities or financial markets, or (6) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration, escalation or worsening thereof; or

          (c) there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer or the Proposed Amendment by any local, state, federal or foreign government or governmental authority or by any court, domestic or foreign, that might, directly or indirectly, (1) make the acceptance for exchange of some or all of the shares of 5% Preferred Stock or the issuance of shares of New Preferred Stock in exchange therefor illegal or otherwise restrict or prohibit consummation of the Exchange Offer, (2) result in a delay in, or restrict the ability of the Company, or render the Company unable, to accept for exchange some or all of the shares of 5% Preferred Stock or to issue some or all of the shares of New Preferred Stock in exchange therefor, (3) otherwise adversely affect the Company or the Exchange Offer or (4) result in a material limitation in the benefits expected to be derived by the Company from, or as a result of the transactions contemplated by, the Exchange Offer or the Proposed Amendment; or

          (d) there shall be threatened, instituted or pending any action, proceeding or claim by or before any court or governmental, administrative or regulatory agency or authority or any other person or tribunal, domestic or foreign, challenging the making of the Exchange Offer, the acquisition by the Company of any shares of 5% Preferred Stock or the adoption of the Proposed Amendment, or seeking to obtain any material damages as a result thereof, or otherwise adversely affecting the Company or the value of the 5% Preferred Stock which makes it inadvisable to proceed with the Exchange Offer, the acceptance for exchange of shares of 5% Preferred Stock or the issuance of the shares of New Preferred Stock in exchange therefor.

     All of the foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition and may be waived by the

Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the foregoing conditions will be final and binding.


     If any of the foregoing conditions shall not be satisfied (or, with respect to the above enumerated events, shall have occurred), the Company may, subject to applicable law, (i) terminate the Exchange Offer and return all shares of 5% Preferred Stock tendered pursuant to the Exchange Offer to tendering security holders as described above under ' -- Withdrawal Rights;' (ii) extend the Exchange Offer and retain all tendered shares of 5% Preferred Stock until the Expiration Time for the extended Exchange Offer; or (iii) waive the unsatisfied conditions with respect to the Exchange Offer and accept all shares of 5% Preferred Stock tendered pursuant to the Exchange Offer. In addition, the Company reserves the right to amend or modify any or all of the Exchange Offer at any time for any reason.


DISSENTERS' RIGHTS


     Holders of the shares of 5% Preferred Stock do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Certificate of Designations in connection with the Exchange Offer.


DEALER MANAGER


     The Company has retained Merrill Lynch to act as Dealer Manager in connection with the Exchange Offer. Additionally, Merrill Lynch is acting as an underwriter in connection with the Offerings. Merrill Lynch is also acting as financial advisor to the Company and, as such, is advising the Company with respect to, among other things, the terms and timing of the Exchange Offer. In its capacity as Dealer Manager, Merrill Lynch may contact holders of shares of 5% Preferred Stock regarding the Exchange Offer and may request brokers, dealers and other nominees to forward this Prospectus and related materials to beneficial owners of shares of 5% Preferred Stock. Questions and requests for assistance may be directed to the Dealer Manager at its address and telephone number set forth on the back cover of this Prospectus.



     The Company has agreed to pay Merrill Lynch for its services as Dealer Manager and financial advisor in connection with the Exchange Offer a fee equal to 2.0% of: (i) the aggregate Liquidation Preference of all New Preferred Stock issued in the Exchange Offer and (ii) cash or other consideration paid as consideration pursuant to the Exchange Offer. In addition, the Company will reimburse the Dealer Manager for its reasonable out-of-pocket expenses, including without limitation, attorneys' fees. The Company also has agreed to indemnify the Dealer Manger and its affiliates against certain liabilities caused by, relating to, arising out of or in connection with the Exchange Offer or the engagement of Merrill Lynch as financial advisor. Other than as described above, the Company will not make any payments to brokers, dealers or others for soliciting acceptance of the Exchange Offer.


EXCHANGE AGENT


     IBJ Schroder Bank & Trust Company has been appointed as the Exchange Agent for the Exchange Offer. The Company will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the Letter of Transmittal.


     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE OR TELEX NUMBER OTHER THAN THE ONES SET FORTH ON THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

TRANSFER TAXES


     Holders who tender their shares of 5% Preferred Stock for exchange will not be obligated to pay any transfer taxes in connection with the transfer and exchange.


CONSEQUENCES OF FAILURE TO EXCHANGE


     Holders of shares of 5% Preferred Stock who do not exchange their shares of 5% Preferred Stock for shares of New Preferred Stock pursuant to the Exchange Offer or whose 5% Preferred Stock is not accepted for exchange will continue to hold such shares of 5% Preferred Stock and will be entitled to all the rights and preferences, and subject to all of the limitations, applicable thereto. Assuming the Company obtains the Requisite Consents, however, the terms of the 5% Preferred Stock will have been revised pursuant to the Proposed Amendment. To the extent that shares of 5% Preferred Stock are tendered and accepted in the Exchange Offer, the liquidity and trading market for untendered shares of 5% Preferred Stock, and the terms upon which such shares could be sold, could be adversely affected.



                              ACCOUNTING TREATMENT



     For accounting purposes, the Company expects to exchange the 5% Preferred Stock for which the Company received $135.0 million in gross proceeds for New Preferred Stock with an expected value of approximately $193.3 million. The 5% Preferred Stock was originally issued with a beneficial conversion feature which will result in the Company recording a deemed dividend of $58 million, representing the difference between the original value of the 5% Preferred Stock and the expected value of the consideration given in the Exchange Offer. As of June 30, 1997, the Company recorded approximately $43.3 million of the deemed dividend. See the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997 incorporated herein by reference.


                         MARKET AND TRADING INFORMATION


     There is no established trading market for the shares of 5% Preferred Stock. The New Preferred Stock will be a new issue of securities with no established trading market. The Company has been advised by the Dealer Manager that it intends to make a market in the New Preferred Stock but is not obligated to do so and may discontinue marketmaking at any time without notice. No assurance can be given as to the liquidity of the trading market for the shares of New Preferred Stock. The trading market for the shares of 5% Preferred Stock generally has not been liquid.



     Until the Exchange Offer is completed, rules of the Commission may limit the ability of the Dealer Manager to bid for and purchase the New Preferred Stock and the Common Stock. As an exception to these rules, the Dealer Manager is permitted to engage in certain transactions that stabilize the price of the New Preferred Stock and the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the New Preferred Stock and the Common Stock.



     In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of such purchases.



     The Dealer Manager and dealers may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for, or purchase, the Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two-month prior period or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. The Dealer Manager and dealers are not required to engage in passive market making and may end passive market making activities at any time.



     Neither the Company nor the Dealer Manager makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the New Preferred Stock and the Common Stock. In addition, neither the Company nor the Dealer

Manager makes any representation that the Dealer Manager will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


                             THE PROPOSED AMENDMENT


     The Certificate of Designations, as currently in effect, provides that the Company is authorized to redeem the shares of 5% Preferred Stock, in whole but not in part, upon a registered underwritten public offering in which the Company sells Common Stock for net cash proceeds to the Company in an amount not less than $100 million prior to October 15, 1997.



     The Company is soliciting the consent of its stockholders, including the holders of the shares of 5% Preferred Stock, on the Record Date to the Proposed Amendment to the Certificate of Designations (i) to allow the Company to redeem the shares of 5% Preferred Stock (to the extent not previously converted), in whole or in part, upon the sale of any equity or debt securities in one or more offerings occurring after the date of the initial issuance of shares of 5% Preferred Stock and on or prior to December 30, 1997 for gross proceeds in an aggregate cash amount of not less than $100 million and (ii) to amend certain of the redemption provisions relating to the requirements for the delivery of a notice of redemption in connection therewith. The Proposed Amendment does not affect any terms or rights of the Common Stock.



     If the Proposed Amendment is approved by the Company's stockholders, the Company will file a Certificate of Amendment to the Certificate of Designations with the Secretary of State of the State of Delaware as promptly as practicable after it obtains the Requisite Consents and will take any other action necessary to effect the Proposed Amendment.

                                    BUSINESS

     This Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth under 'Risk Factors' and elsewhere in this Prospectus. See 'Special Note Regarding Forward-Looking Statements.'

GENERAL


     CD Radio Inc. was founded in 1990 to pioneer and commercialize a compact disc quality, multi-channel radio service broadcast directly from satellites to vehicles. In October 1997, the Company received one of two licenses from the FCC to build, launch and operate a national satellite radio broadcast system. The Company has recently begun construction of two satellites that it plans to launch into geosynchronous orbit to broadcast its radio service throughout the United States. The Company's service, which will be marketed under the brand name 'CD Radio,' is expected to consist of 30 channels of commercial-free, compact disc quality music programming and 20 channels of news, sports and talk programming. CD Radio will be broadcast over a frequency band, the 'S-band', that will augment traditional AM and FM radio bands. Under its FCC license, the Company has the exclusive use of a 12.5 megahertz portion of the S-band for this purpose. The Company currently expects to commence CD Radio broadcasts in late 1999 at a subscription price of $10 per month.


     The Company is positioning itself as an entertainment company and accordingly plans to design and originate programming on each of its 30 music channels. Each channel will be operated as a separate radio station, with a distinct format. Certain music channels will offer continuous music, while others will have program hosts, depending on the type of music programming. CD Radio will offer a wide range of music categories, such as:

  Symphonic                   Classic Rock          Soft Rock
  Chamber Music               50's Oldies           Singers & Songs
  Opera                       60's Oldies           Beautiful Instrumentals
  Today's Country             Folk Rock             Album Rock
  Traditional Country         Latin Ballads         Alternative Rock
  Contemporary Jazz           Latin Rhythms         New Age
  Classic Jazz                Reggae                Broadway's Best
  Blues                       Rap                   Gospel
  Big Band/Swing              Dance                 Children's Entertainment
  Top of the Charts           Urban Contemporary    World Beat

     The Company's 50 music and non-music stations will be housed at the National Broadcast Studio. The National Broadcast Studio will contain the Company's music library, facilities for programming origination, programming personnel and program hosts, as well as facilities to uplink programming to the satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of the orbiting satellites.

THE CD RADIO OPPORTUNITY

     The Company believes that there is a significant market for music and other radio programming delivered through advanced radio technology. While television technology has advanced steadily -- from black and white to color, from broadcast to cable, and from ordinary to high-definition television -- the last major advance in radio technology was the introduction of FM broadcasts. CD Radio will provide a new generation of radio service, offering a wide variety of music formats available on demand, 'seamless' signal coverage throughout the United States and commercial-free, compact disc quality programming. The Company's planned multiplicity of formats currently is not available to motorists in any market within the United States.

     CD Radio is primarily a service for motorists. The Yankee Group, a market research organization, estimates that there will be approximately 198 million registered private motor vehicles in the United States by the end of 1999, when the Company expects to commence broadcasting. At present, approximately 89% of all private vehicles have a radio that could easily be utilized to receive

CD Radio's broadcasts, with this number estimated to be approximately 182 million vehicles in 1999, and approximately 199 million in 2004. CD Radio will initially target a number of demographic groups among the drivers of these vehicles, including 110 million commuters, 34 million of whom spend between one and two hours commuting daily, three million truck drivers and three million owners of recreational vehicles, among other groups.

     According to Arbitron, in 1996, despite the fact that almost all vehicles contain either a cassette or compact disc player, 87% of automobile commuters listened to the radio an average of 50 minutes a day while commuting. According to the Radio Advertising Bureau, each week radio reaches approximately 95% of all Americans over the age of 12, with the average listener spending more than three hours per weekday and more than five hours per weekend listening to the radio. More than 40% of all radio listening is done in cars. In addition, in 1996, approximately 79% of total radio listening was to FM stations, which primarily provides music programming, as compared with AM stations which devote a greater proportion of their programming to talk and news.

     The Company believes that its ability to offer a wide variety of musical formats simultaneously throughout the United States will enable it to tap significant unmet consumer demand for specialized musical programming. The economics of the existing advertiser supported radio industry dictate that conventional radio stations generally program for the greatest potential audience. Even in the largest metropolitan areas, station formats are limited. Nearly half of all commercial radio stations in the United States offer one of only three formats: country, adult contemporary and news/talk, and the next three most prevalent formats account for another 30 percent of all stations. Although niche music categories such as classical, jazz, rap, gospel, oldies, soundtracks, new age, children's programming and others accounted for approximately 27% of sales of recorded music in 1996, such formats generally are unavailable on existing radio stations in many markets. Even in New York City, the nation's largest radio market, there are no radio stations devoted solely to such programming as opera, blues, chamber music, soundtracks, reggae, children's programming and many others. CD Radio's wide choice of formats is expected to appeal to a large number of currently underserved listeners.

     In addition, the limited coverage area of conventional radio broadcasting means that listeners often travel beyond the range of any single station. Unlike conventional FM stations, which have an average range of only approximately 30 miles before reception fades, CD Radio's signal will cover the entire continental United States enabling listeners to always remain within its broadcast range. The Company's satellite delivery system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites or is within range of one of the Company's terrestrial repeating transmitters.

     The ability to broadcast nationwide will also allow the Company to serve currently underserved radio markets. In the United States, there are more than 45 million people aged 12 and over living in areas with such limited radio station coverage that the areas are not monitored by Arbitron. Of these, the Company believes approximately 22 million people receive five or fewer FM stations, 1.6 million receive only one FM station and at least one million people receive no FM stations. This segment of the population also has a limited choice of radio music formats and is one of CD Radio's primary target markets.

     The Company also believes that CD Radio will have a competitive advantage over conventional radio stations due to its music channels being commercial-free. In contrast, conventional radio stations interrupt their broadcasts with up to 18 minutes of commercials in every hour of music programming, and most stations also frequently interrupt programming with news, promotional announcements, public service announcements and miscellaneous information. The Company believes that consumers dislike frequent radio commercial interruptions and that 'station surfing' to avoid them is common.

PROGRESS TO DATE AND SIGNIFICANT DEVELOPMENT MILESTONES

     The following chart sets forth the Company's past and projected development milestones. There can be no assurance that the Company will commence commercial operations in late 1999 as planned. See 'Risk Factors -- Possible Delays and Adverse Effect of Delay on Financing Requirements.'

1990:     CD Radio Inc. incorporated
          CD Radio proposes FCC create satellite radio service and files license application

1991:     Stationary service simulation conducted
          Nationwide focus groups conducted

1992:     Satellite radio spectrum allocated at WARC-92
          Radio manufacturer discussions conducted

1993:     Satellite contract with Loral executed
          Launch slots with Arianespace reserved
          Additional nationwide focus groups conducted
          Miniature satellite dish antenna developed

1994:     Initial public offering of Common Stock completed
          Mobile service simulation conducted

1995:     Loral satellite design completed
          Orbital slot registrations filed

1996:     Radio card designed

1997:     CD Radio wins auction for FCC License
          Raised $135 million of 5% Preferred Stock
          Satellite construction commenced
          Radio manufacturer memoranda of understanding executed
          Arranged $105 million AEF Vendor Financing
          Sale of $25 million of Common Stock to Loral Space completed
          Award of FCC License

1998:     Radio card manufacturer to be selected
          Non-music channel content providers to be selected
          Assembly of music library to continue
          Terrestrial repeating transmitter build-out to begin

1999:     Construction of National Broadcast Studio to be completed
          Commercial production of radio cards to begin
          Satellite launches to be completed
          Commercial operations to begin


THE CD RADIO SERVICE

     CD Radio will offer motorists (i) a wide choice of finely focused music formats; (ii) nearly seamless signal coverage throughout the continental United States; (iii) commercial-free music programming; and (iv) plug and play convenience.

     Wide Choice of Programming. Each of CD Radio's 30 music channels will have a distinctive format, such as opera, reggae, classic jazz and children's entertainment, intended to cater to specific subscriber tastes. In most markets, radio broadcasters target their programming to broad audience segments. Even in the largest metropolitan markets the variety of station formats generally is limited, and many of the Company's planned formats are unavailable.

     'Seamless' Signal Coverage. CD Radio will be available throughout the continental United States, enabling listeners almost always to be within its broadcast range. The Company expects its nearly seamless signal will appeal to motorists who frequently travel long distances, including truck drivers and recreational vehicle owners, as well as commuters and others who outdrive the range of their FM signals. In addition, the Company expects its broadcasts will appeal to the 45 million consumers who live in areas that currently receive only a small number of FM stations.

     Commercial-Free Music Programming. The Company will provide commercial-free music programming. The Company's market research indicates that a principal complaint of radio listeners concerning conventional broadcast radio is the frequency of commercials. Because CD Radio, unlike most commercial AM and FM stations, will be a subscription and not an advertiser-supported service, its music channels will not contain commercials.

     Plug and Play Convenience. Consumers will be able to receive CD Radio broadcasts by acquiring a radio card and an easily attachable, silver dollar-sized satellite dish antenna. Listeners will not be required to replace their existing car radios and will be able to use the radio card by plugging it into their radio's cassette or compact disc slot. CD Radio listeners using a radio card will be able to push a button to switch between AM, FM and CD Radio. Radio cards will be portable and will be able to be moved from car to car. Radio card activation will be accomplished directly via satellite by calling the Company's customer service center at 888-CD-RADIO.

     The Company intends to offer 30 channels of commercial-free, all-music programming and 20 additional channels of other formats that do not require compact disc quality audio, such as all-news, all-sports and all-talk programming. Each music channel will have a distinctive format, intended to cater to specific subscriber tastes. The Company expects the initial subscription fee for CD Radio, which will entitle subscribers to receive all CD Radio channels, will be $10 per month.

     The Company intends to recruit program managers from the recording, broadcasting and entertainment industries to manage the development of daily programming for each CD Radio channel. In order to be accessible to these industries, the Company plans to locate its programming operations and the National Broadcast Studio in the New York area. Program managers also will coordinate the Company's continuing market research to measure audience satisfaction, refine channel definitions and themes and select program hosts for those channels that have hosts.

     Music programming will be selected from the Company's music library. The Company intends to create an extensive music library which will consist of a deep range of recorded music in each genre broadcast. In addition to updating its music library with new recordings as they are released, the Company will seek to acquire recordings that in certain cases are no longer commercially available. The Company recently began acquiring selected recordings for its music library.

     The Company believes that CD Radio will provide an opportunity for the recording industry to expose and promote new releases and artists to targeted listener groups nationwide. The Company plans to solicit promotional copies of new recordings, and contemplates showcasing these releases as part of a service to be developed for record companies. The Company intends to work with the recording industry and performing artists to develop innovative programming formats.

     In connection with its music programming, the Company will be required to negotiate and enter into royalty arrangements with performing rights societies, such as ASCAP, BMI and SESAC. These organizations collect royalties and distribute them to songwriters and music publishers. Copyright users negotiate a fee with these organizations based on a percentage of revenues. Broadcasters currently pay a combined total of approximately 3% of their revenues to the performing rights societies. The Company also will be required to negotiate similar arrangements, pursuant to the Digital Recordings Act, with the owners of the sound recordings. The determination of certain royalty arrangements with the owners of sound recordings under the Digital Recordings Act currently are subject to arbitration proceedings. The Company believes that it will be able to negotiate satisfactory royalty arrangements with the above organizations and the owners of sound recordings, but there can be no assurance as to the terms of any such royalty arrangements ultimately negotiated or established by arbitration.

     In addition to its music channels, the Company expects to offer 20 channels of news, sports and talk programming. The Company does not intend to produce the programming for these non-music channels. The Company believes, based on its discussions to date, that there is sufficient interest on the part of providers of news, sports and talk programming in CD Radio to permit the Company to offer a variety of non-music programming. News, talk and sports programming obtained from third party sources will include commercial advertising. To date, the Company has not reached any understandings or entered into any agreements with respect to the supply of such programming.

MARKETING STRATEGY

     The Company plans to offer a high quality broadcast service with targeted music formats, nearly seamless signal coverage throughout the continental United States, commercial-free music programming and compact disc quality fidelity. The Company's marketing strategy for CD Radio has three interrelated components: (i) the strategy for creating consumer awareness of CD Radio, (ii) the strategy for generating subscriptions to CD Radio and (iii) the strategy for generating purchases of radio cards and S-band radios and their associated miniature satellite dish antennas.

CREATING CONSUMER AWARENESS

     The Company believes that the introduction of CD Radio will have high news value, which it expects will result in significant national and local publicity prior to and during the initial launch of the service. In addition, the Company plans to engage in extensive marketing, advertising and promotional activities to create consumer awareness of CD Radio. This includes an ongoing major advertising campaign funded principally by the Company, together with expected significant manufacturer and retailer cooperative advertising. A major national umbrella campaign will utilize a full mix of media, including network and cable television, radio, print and billboard.

GENERATING SUBSCRIPTIONS TO CD RADIO

     The Company also intends to focus its initial efforts on a number of demographic groups that it believes represent potential target markets for CD Radio, including commuters, niche music listeners, truck drivers, recreational vehicle owners, consumers in areas with sparse radio coverage and operators of rental car fleets. In addition, the Company intends to aggressively target early adopters of new technologies, who it believes are likely to have a high level of interest in CD Radio.

     Commuters. Of the 110 million commuters, the Company has identified 34 million as highly addressable by virtue of their commute times averaging between one and two hours daily. To reach these commuters, the Company plans to purchase radio advertising spots on stations with frequent traffic reports, purchase outdoor billboard advertising on long commute roads and place inserts in gasoline credit card bills.

     Niche Music Listeners. Niche music categories, such as classical, jazz, rap, gospel, soundtracks, oldies and children's programming, constitute approximately 27% of the market for recorded music sales. To reach niche music listeners, the Company intends to work with the recording industry to include print material about CD Radio inside niche music compact disc packaging, place print advertising in specialty music magazines targeted to niche music listeners and members of fan clubs, conduct direct mailings to specialized music mailing lists of record clubs and sponsor and advertise at certain music events.

     Truck Drivers. According to the U.S. Department of Transportation, there are approximately three million professional truck drivers in the United States, of whom approximately 1.1 million are long-distance haulers. The Company intends to place sampling displays at truck stops and to advertise in publications and on internet sites which cater to truck drivers.

     Recreational Vehicle Owners. There are approximately three million recreational vehicles in the United States. The Company plans to advertise in magazines targeted to recreational vehicle enthusiasts, conduct direct mailings targeted to these individuals and place sampling displays at recreational vehicle dealerships.

     Sparse Radio Zones. More than 45 million people aged 12 and over live in areas with such limited radio station coverage that the areas are not monitored by Arbitron. The Company believes that of these people, approximately 22 million people receive five or fewer FM stations, 1.6 million receive only one FM station and at least one million people receive no FM stations. To reach these consumers, the Company plans to utilize local newspaper advertisements during the Company's initial launch period and target direct mailings to music enthusiasts in these areas.

     Rental Car Fleets. The Company intends to conduct a major promotional effort with car rental companies to provide CD Radio in the approximately 1.4 million rental cars in the United States. The Company has begun discussions with car rental companies in this regard.

SALES OF RADIO CARDS AND S-BAND RADIOS

     Consumers will receive CD Radio through radio cards or S-band radios and associated miniature satellite dish antennas. Although the Company does not intend to manufacture or distribute radio cards, S-band radios or miniature satellite dish antennas, their availability will be critical to the Company because they are the only means by which to receive CD Radio. Accordingly, the Company has devised strategies to make radio cards and S-band radios together with their associated miniature satellite dish antennas widely available to consumers.

     Sales of Radio Cards. The Company believes that the availability of radio cards will be critical to the Company's market penetration for a number of years following the introduction of CD Radio. The Company expects that radio cards will be sold at retail outlets and mass merchandisers that sell consumer electronics. The retail price of the radio card together with the miniature satellite dish currently is expected to be approximately $200.

     Sales of S-band Radios. Distribution of S-band radios is an important element in the Company's marketing strategy. In 1996, U.S. consumers spent approximately $3 billion on autosound equipment for aftermarket installation in their vehicles, which the Company believes included approximately 4.6 million new AM/FM radios. The Company believes that this autosound equipment market is comprised largely of young, music oriented early adopters of new technology and that, in the course of purchasing a new car radio, some of these consumers would select one with built-in S-band capability. The Company expects S-band radios to be sold at retail outlets that sell consumer electronics, as well as at autosound specialty dealers. Like existing autosound equipment, S-band radios will require installation by the retailer or a third party.

     The Company's long term objective is to promote the adoption of S-band radios as standard equipment or a factory-installed option in every vehicle sold in the United States. The Company, however, expects sales of radio cards and S-band radios through the consumer electronics retail distribution system to be the primary distribution channel for receivers capable of receiving CD Radio for many years.

SUBSCRIPTION AND BILLING

     The Company intends to contract out customer service and billing functions to a national teleservices company, whose functions will include the handling of orders from subscribers, establishing and maintaining customer accounts, inbound telemarketing, billing and collections.

     Access to the Company's customer service center will be via the Company's toll-free number, 888-CD-RADIO, with all interaction with subscribers being conducted under the CD Radio name. Payment to the Company's selected teleservices company is expected to be based on transaction volumes, and the Company plans to charge subscribers a modest one-time activation fee to cover certain transaction costs. The Company will require payment for CD Radio with a national credit or debit card.

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THE CD RADIO DELIVERY SYSTEM

     The Company has designed the CD Radio delivery system to transmit an identical signal from two satellites placed in geosynchronous orbit. The two satellite system will permit CD Radio to provide 'seamless' signal coverage throughout the continental United States. This means that listeners will always be within the broadcast range of CD Radio, unlike current FM radio broadcasts, which have an average range of only approximately 30 miles. The CD Radio system is designed to provide clear reception in most areas despite variations in terrain, buildings and other obstructions. The system is designed to enable motorists to receive CD Radio in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites or is within range of one of the Company's terrestrial repeating transmitters.

     The portion of the S-band located between 2320 MHz and 2345 MHz has been allocated by the FCC exclusively for national satellite radio broadcasts, and will augment traditional AM and FM radio bands. This portion of the spectrum was selected because there are virtually no other users of this frequency band in the United States, thus minimizing potential signal interference. In addition, this frequency band is relatively immune to weather related attenuation, which is not the case with higher frequencies.

     The Company expects to use 12.5 MHz of bandwidth in the 7025.0-7075.0 MHz band (or some other suitable frequency) for uplink transmissions from the National Broadcast Studio to the Company's satellites. Downlink transmission from the satellites to subscribers' radio cards or S-band radios will use 12.5 MHz of bandwidth in the 2320-2332.5 MHz frequency band.

     The CD Radio delivery system will consist of three principal components:
(i) the satellites; (ii) the receivers; and (iii) the National Broadcast Studio.

THE SATELLITES


     Satellite Design. The Company's satellites are of the Loral FS-1300 model series. This family of satellites has a total in-orbit operation time of 270 years, and to date more than 62 such satellites have been built or ordered, including 24 that are currently in production. The satellites are designed to have a useful life of approximately 15 years. To ensure the durability of its satellites, the Company has selected components and subsystems that have a demonstrated track record on operational FS-1300 satellites, such as N-STAR, INTELSAT VII and TELSTAR. In addition, a full series of ground tests will be performed on each of the Company's satellites prior to launch in order to detect assembly defects and avoid premature satellite failure.


     The satellites will utilize a three-axis stabilized design. Each satellite will contain an active attitude and position control subsystem, a telemetry, command and ranging subsystem, a thermal control subsystem and an electrical power subsystem. Power will be supplied by silicon solar arrays and, during eclipses, by nickel-hydrogen batteries. Each satellite after deployment will be
27.2 meters long, 8.65 meters wide and 3.8 meters tall.

     Simple Design ('Bent Pipe'). The Company's satellites will incorporate a repeater design which will act essentially as a 'bent pipe,' relaying received signals directly to the ground. The Company's satellites will not contain on-board processors or switches. All of the Company's processing operations will be on the ground where they are accessible for maintenance and continuing technological upgrade without the need to launch replacement satellites.

     Spread Spectrum (Code Division Multiplex). The Company's radio transmission system will utilize Code Division Multiplex ('CDM') and spread spectrum technology which permits a large number of program channels to utilize a single radio frequency band. The system, incorporating CDM and spread spectrum modulation, combined with multiple satellite coverage and terrestrial repeating transmitters, is designed to provide a high capacity, high quality service.

     Signal Diversity. The Company believes that two satellites are the minimum number required to provide nearly seamless signal coverage throughout the continental United States. The Company plans to position its two satellites in complementary orbital locations so as to achieve efficient signal diversity and thereby mitigate service interruptions which can result from signal blockage and fading. The

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Company currently expects that its two satellites will be placed in a geosynchronous orbit at equatorial crossings of 80[d] W and 110[d] W longitude. Each of the Company's satellites will broadcast the same signal. The Company's transmission design also incorporates the use of a memory reception buffer contained within radio cards and S-band radios, designed to work in conjunction with signal diversity.


     As with any wireless broadcast service, the Company expects to experience occasional 'dead zones' where the service from one satellite will be interrupted by nearby tall buildings, elevations in topography, tree clusters, highway overpasses and similar obstructions; however, in most such places the Company expects subscribers will continue to receive a signal from its other satellite. In certain areas with high concentrations of tall buildings, such as urban cores, or in tunnels, however, signals from both satellites will be blocked and reception will be adversely affected. In such urban areas, the Company plans to install terrestrial repeating transmitters to rebroadcast its satellite signals, improving the quality of reception. The FCC has not yet established rules governing such terrestrial repeaters, and the Company cannot predict the outcome of the FCC's current rule making on this subject. See 'Business -- Government Regulation.' The Company also will need to obtain the rights to use of roofs of certain structures where the repeaters will be installed. There can be no assurance that the Company can obtain such roof rights on acceptable terms or in appropriate locations for the operation of CD Radio.

     Satellite Construction. The Company has entered into the Loral Satellite Contract, pursuant to which Loral is building three satellites, two of which the Company intends to launch and one of which it intends to keep in reserve as a spare. Loral has agreed to deliver the first satellite to the launch site in Kourou, French Guiana by August 11, 1999, to deliver the second satellite to the launch site five months after the delivery of the first satellite and to deliver the third satellite to a Company designated storage site within eleven months of delivery of the second satellite. Loral has also agreed to endeavor to accelerate delivery of the second satellite to October 1999 and of the third satellite to April 2000. There can be no assurance, however, that Loral will be able to meet such an accelerated schedule. Although the Loral Satellite Contract provides for certain late delivery payments, Loral will not be liable for indirect or consequential damages or lost revenues or profits resulting from late delivery or other defaults. Under the Loral Satellite Contract, the Company has an option to order, at any time prior to March 10, 1999, a fourth satellite identical to the first three on preset price and delivery terms.

     Title and risk of loss for the first and second satellites are to pass to the Company at the time of launch. Title for the third satellite is to pass to the Company at the time of shipment of the satellite to the designated storage site. The satellites are warranted to be in accordance with the performance specifications in the Loral Satellite Contract and free from defects in materials and workmanship at the time of delivery. After delivery, no warranty coverage applies, unless a satellite is not launched, in which case the warranty extends two years from the date of delivery. In the event of any delay in the construction of the satellites that is caused by the Company, the Loral Satellite Contract provides that the terms of the contract will be equitably adjusted.

     Following the launch of each satellite, Loral will conduct in-orbit performance verification. In the event that such testing shows that a satellite is not meeting the satellite performance specifications contained in the Loral Satellite Contract, Loral and the Company have agreed to negotiate an equitable reduction in the final payment to be made by the Company for the affected satellite.

     Launch Services. The Company entered into the Arianespace Launch Contract for two satellite launches with Arianespace on July 22, 1997. The initial launch period for the first launch extends from August 1, 1999 to January 31, 2000. The initial launch period for the second launch extends from October 1, 1999 to March 31, 2000. These initial launch periods will be reduced to three-month periods at least twelve months prior to the start of the respective initial launch periods. One-month launch slots will be selected for each of the launches at least eight months prior to the start of the respective shortened launch periods. Launch dates will be selected for each of the launches at least four months prior to the start of the respective launch periods. The Company is entitled to accelerate the second launch by shipping the satellite to the launch base and preparing the satellite for launch at the next available launch opportunity.

     If the Company's satellites are not available for launch during the prescribed periods, the Company will arrange to launch the satellites on the first launch dates available after the satellites are completed. While the Company has been able to reschedule its reserved launch dates with Arianespace in the past,

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there can be no assurance that it will be able to do so in the future. If the
Company postpones a launch for more than 12 months, or postpones a launch within 12 months of a scheduled launch, postponement fees may be charged under the terms of the Arianespace Launch Contract.

     Satellite launches are subject to significant risks, including satellite destruction or damage during launch or failure to achieve proper orbital placement. Launch failure rates vary depending on the particular launch vehicle and contractor. Arianespace, one of the world's leading commercial satellite launch service companies, has advised the Company that as of August 8, 1997, 84 of 89 Arianespace launches (approximately 94%) have been completed successfully since May 1984. See 'Risk Factors -- Dependence upon Satellites,' 'Risk
Factors -- Dependence upon Satellite and Launch Contractors' and 'Risk
Factors -- Satellite Launch Risks.' However, the Ariane 5, the particular launch vehicle being planned for the launch of the Company's satellites, has had only one launch, which was a failure, and is untested in flight. The next launch of the Ariane 5 currently is planned for October 1997. There is no assurance that Arianespace's launches of the Company's satellites will be successful. If the second and third qualification flights of the Ariane 5 launch vehicle result in a failure, or if for any reason there have not been at least two successful Ariane 5 launches prior to each of Company's scheduled launches, or if Arianespace postpones one of Company's launches for more than six months due to a delay in the development of the Ariane 5 program, then, under the terms of the Arianespace Launch Contract, the Company has the right to require Arianespace to negotiate in good faith an amendment to the Arianespace Launch Contract to provide for launches using the Ariane 4 launch vehicle, with launch dates on the first available Ariane 4 launch opportunities after the scheduled launch dates, unless the Company agrees to earlier launch dates.

     Assuming use of an Ariane 5 launch vehicle, if a Company satellite is lost or destroyed during launch, or if, due to an anomaly occurring during launch caused by the launch vehicle or a co-passenger satellite, a Company satellite loses more than 50% of its operational capacity, Arianespace has agreed to perform a replacement launch at no cost. If, under the same circumstances, the Company satellite loses more than 20% but not more than 50% of its operational capacity, Arianespace is required to pay Company an amount based on the percent of lost capacity. If the Company purchases launch insurance on the commercial market, these percentages will be amended to match those contained in the insurance policy. If, following launch, a satellite should fail for any reason, including reasons unrelated to the launch, within 27 months after launch, the Company is entitled to purchase at the then applicable price a replacement launch from Arianespace with a one-month launch slot that falls within ten months of the request for the replacement launch.

     The Company will rely upon Arianespace for the timely launch of the satellites. Failure of Arianespace to launch the satellites in a timely manner could materially adversely affect the Company's business. The Arianespace Launch Contract entitles Arianespace to postpone either of Company's launches for a variety of reasons, including technical problems, lack of co- passenger(s) for the Company's launch, the need to conduct a replacement launch for another customer, a launch of a scientific satellite whose mission may be degraded by delay, or a launch of another customer's satellite whose launch was postponed. Although the Arianespace Launch Contract provides liquidated damages for delay, depending on the length of the delay, and entitles the Company to terminate the agreement for delay exceeding 12 months, there can be no assurance that these remedies will adequately mitigate any damage to the Company's business caused by launch delays.

     Under the terms of the Arianespace Launch Contract, the Company and Arianespace each agree to bear any damage to property or bodily injury that it or its associates may sustain caused by a launch or satellite failure. Arianespace is required to take out launch and in-orbit insurance policies to protect itself and the Company against liability for losses that third parties may sustain caused by a launch vehicle or any satellite on the launch vehicle, and to indemnify the Company against any such losses that exceed the limits of the insurance policy.

     Arianespace has assisted the Company in securing financing for the launch service prices through its subsidiary, AEF. The Company and AEF have entered into the AEF Agreements, which govern the provisions of such financing. See 'Description of Certain Indebtedness -- Vendor Financing.'

     Risk Management and Insurance. Two custom-designed, fully dedicated satellites are required to broadcast CD Radio. The Company has selected a launch service supplier that has achieved the most

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reliable launch record in its class in the industry. Each of the Company's two operational satellites will be launched separately. The Arianespace Launch Contract contains a provision entitling the Company to a replacement launch in the event of a launch failure caused by the Arianespace launch vehicle. In such event, the Company would utilize the spare satellite that will be constructed. Thus, the Company does not intend to insure for this contingency. The Company intends to insure against other contingencies, including a failure during launch caused by factors other than the launch vehicle and/or a failure involving the second satellite in a situation in which the spare satellite has been used to replace the first satellite. If the Company is required to launch the spare satellite due to failure of the launch of one of the operational satellites, its operational timetable would be delayed for approximately six months or more. The launch or in-orbit failure of two satellites would require the Company to arrange for additional satellites to be built and could delay the commencement or continuation of the Company's operations for three years or more. See 'Risk Factors -- Dependence upon Satellites,' 'Risk Factors -- Dependence upon Satellite and Launch Contractors' and 'Risk Factors -- Satellite Launch Risks.'

     Once properly deployed and operational, the historical risk of premature total satellite failure has been less than one percent for U.S. geosynchronous commercial communication satellites. Insurance against in-orbit failure is currently available and typically is purchased after the satellite is tested in orbit and prior to the expiration of launch insurance. In recent years, annual premiums have ranged from 1.3% to 2.5% of coverage. After the Company has launched the satellites and begun to generate revenues, the Company will evaluate the need for business interruption insurance.

     Satellites are designed to minimize the adverse effects of transmission component failure through the incorporation of redundant components which activate automatically or by ground command upon failure. If multiple component failures occur as the satellite ages, and the supply of redundant components is exhausted, the satellite generally will continue to operate, but at reduced capacity. In that event, signal quality may be preserved by reducing the number of channels broadcast until a replacement satellite can be launched. Alternatively, the number of broadcast channels may be preserved by reducing the signal quality until a replacement satellite can be launched.

THE RECEIVERS

     Subscribers to CD Radio will not need to replace their existing AM/FM car radios. Instead, they will be able to receive CD Radio in their vehicles using a radio card that has been designed to plug easily into the cassette or compact disc slot of their existing radio. Customers also will be able to receive CD Radio using an S-band radio. CD Radio reception with either a radio card or an S-band radio will be via a miniature silver dollar-sized satellite dish antenna mounted on a small base housing a wireless transmitter that will relay the CD Radio signal to the vehicle's radio card or S-band radio. Neither the radio cards, S-band radios nor the miniature satellite dish antennas currently are available and the Company is unaware of any manufacturer currently developing such products.

     The Company anticipates that radio cards will be easy to install because they will require no wiring or other assembly and will be installed simply by inserting the card into the radio's cassette or compact disc slot. Upon insertion of the card into the radio, listeners will be able to switch between AM, FM and CD Radio. The radio card can be removed by pushing the radio's 'eject' button. Radio cards are portable and will be able to be moved from car to car, if desired. S-band radios will be capable of receiving AM, FM and S-band radio transmissions. The Company anticipates that S-band radios will be similar to conventional AM/FM radios in size and appearance. Like existing conventional radios, a number of these radios may also incorporate cassette or compact disc players.

     In addition to a radio card or S-band radio, a vehicle must be equipped with a miniature satellite dish antenna in order to receive CD Radio. To satisfy this requirement, the Company has designed a miniature satellite dish antenna. The battery powered satellite dish antenna is approximately the size and shape of a silver dollar, measuring 2 in diameter and 1/8 thick. The base of the satellite dish antenna will have an adhesive backing, so that consumers will be able to easily attach the satellite dish antenna to a car's rear window. Miniature satellite dish antennas will also be sold separately, so that consumers will be able to receive CD Radio in a vehicle that has a satellite dish antenna attached to it

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
simply by moving a radio card. The radio card, the S-band radio and the satellite dish antenna all use proprietary technology developed by the Company.

     The Company's miniature satellite dish antenna design is substantially 'non-directional,' meaning it does not need to be pointed directly at a satellite in order to receive CD Radio broadcasts. All that is required is that the satellite dish antenna be positioned upward on an unobstructed line-of-sight with one of the Company's satellites or be within range of a terrestrial repeating transmitter. The satellite dish antenna will be mounted on a small base housing a solar recharging battery and wireless transmitter that will relay the CD Radio signal to a vehicle's radio card or S-band radio. The CD Radio system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites. In certain areas with high concentrations of tall buildings, such as urban cores, or in tunnels, signals from both satellites will be blocked and reception will be adversely affected. In such cases, the Company plans to install terrestrial repeating transmitters to broadcast CD Radio.

     A radio card or S-band radio tuned to CD Radio will have a visual display that will indicate the channel and format selected, as well as the title, recording artist and album title of the song being played. In order to reduce fraud, each radio card and S-band radio will contain a security circuit with an electronically encoded identification number. Upon verification of subscriber billing information, the Company will transmit a digital signal to activate the radio's S-band operation. This feature will enable the Company to protect against piracy of the CD Radio signal. Through this feature, the Company can directly via satellite discontinue CD Radio and deactivate radio cards or S-band radios of subscribers who are delinquent in paying the monthly subscription fee.

     The Company expects radio cards, S-band radios and miniature satellite dish antennas to be sold through a variety of retail outlets, including consumer electronics, car audio, department and music stores. The Company currently expects that the radio card together with the satellite dish antenna can be sold at a retail price of approximately $200. Radio card or S-band activation will be accomplished directly via satellite by calling the Company's customer service center at 888-CD-RADIO. The Company currently expects to begin offering CD Radio in late 1999 at an initial subscription price of $10 per month.

     The Company believes that, when manufactured in quantity, S-band radios will be incrementally more expensive than today's car radios, while radio cards, which will have no installation costs if the customer has a radio with a cassette or compact disc slot, will be substantially less expensive. The Company expects that the satellite dish antenna will be substantially less expensive than the radio card for consumers wishing to purchase additional dish antennas separately. The Company believes that the availability and pricing of plug and play radio cards will be of prime importance to the Company's market penetration for a number of years.

     Neither the radio cards, S-band radios nor miniature satellite dish antennas currently are available, and the Company is unaware of any manufacturer currently developing such products. The Company has entered into non-binding memoranda of understanding with two major consumer electronics manufacturers, and has commenced discussions with several other such manufacturers, regarding the manufacture of radio cards, S-band radios and miniature satellite dish antennas for retail sale in the United States. The Company currently intends to select one manufacturer to manufacture radio cards, S-band radios and miniature satellite dish antennas for retail sale in the United States on an exclusive basis for the first year of CD Radio broadcasts. There can be no assurance that these discussions will result in a binding commitment on the part of any manufacturer to produce radio cards, S-band radios and miniature satellite dish antennas in a timely manner so as to permit the widespread introduction of CD Radio in accordance with the Company's business plan or that sufficient quantities of these will be available to meet anticipated consumer demand. Failure to have at least one manufacturer develop and widely market radio cards and the associated miniature satellite dish antennas, and to a lesser extent S-band radios, at affordable prices, or to develop and widely market such products upon the launch of CD Radio, would have a material adverse effect on the Company's business.


     In addition, the IB Order conditions the Company's license on certification by the Company that its final receiver design is interoperable with respect to the final receiver design of the other licensee, which has proposed to use a significantly different transmission technology from that of the Company. The Company believes that it can design an interoperable receiver, but there can be no assurance that this effort will be successful or result in a commercially feasible receiver.








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THE NATIONAL BROADCAST STUDIO

     The Company plans to originate its 50 channels of programming from its National Broadcast Studio, to be located in the New York area. The National Broadcast Studio will house the Company's music library, facilities for programming origination, programming personnel and program hosts, as well as facilities to uplink programming to the satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of the orbiting satellites.

     The Company's music library will be located at the National Broadcast Studio. The Company intends to create an extensive music library which will consist of a deep range of recorded music. In addition to updating its music library with new recordings as they are released, the Company will seek to acquire recordings that in certain cases are no longer commercially available. The Company recently began purchasing collections of recordings for its music library.

     Programming will be originated at the National Broadcast Studio and transmitted to the Company's two satellites for broadcast to CD Radio subscribers. The Company expects that its broadcast transmissions will be uplinked to its satellites at frequencies in the 7025.0-7075.0 MHz band. The satellites will receive and convert the signal to the 2320.0-2332.5 MHz band. The satellites then will broadcast the signal to the United States, at a power sufficient to enable its receipt directly by the miniature satellite dish antennas to be used by subscribers.

     Service-related commands also will be relayed from the National Broadcast Studio to the Company's satellites for retransmission to subscribers' radio cards and S-band radios. These service-related commands include those required to (i) initiate and suspend subscriber service, (ii) change the encryption parameters in radio cards and S-band radios to reduce piracy of CD Radio and
(iii) activate radio card and S-band radio displays to show program-related information.

     Tracking, telemetry and control operations for the Company's orbiting satellites also will be performed from the National Broadcast Studio. These activities include controlling the routine station keeping, which involves twice-monthly satellite orbital adjustments and the continuous monitoring of the satellites.

     The Company expects that the National Broadcast Studio, which will include its executive offices, will be approximately 30,000 square feet in size. The Company currently is searching for appropriate space to lease in the New York area and has commenced development of plans for its facility with a broadcast studio design firm.

DEMONSTRATIONS OF THE CD RADIO SYSTEM

     In support of the Company's application for the FCC License, the Company conducted a demonstration of its proposed radio service from November 1993 through November 1994. The demonstration involved the transmission of S-band signals to a prototype S-band radio and miniature satellite dish antenna installed in a car to simulate certain transmission techniques the Company intends to employ. Because there currently are no commercial satellites in orbit capable of transmitting S-band frequencies to the United States, the Company constructed a terrestrial simulation of its planned system. For this purpose, the Company selected a test range covering several kilometers near Washington, D.C. which included areas shadowed by buildings, trees and overpasses. The Company placed S-band transmitters on the rooftops of a number of tall buildings in such a way as to simulate the signal power and angle of arrival of satellite transmissions to be used for its proposed service. The Company also modified the standard factory installed sound system of a Lincoln Mark VIII automobile to create a radio receiving AM, FM and S-band, and integrated the Company's satellite dish antenna into the car roof. The demonstrations included the reception of 30 channels of compact disc quality stereo music by the prototype radio while the car was driven throughout the range. Prior to testing with orbiting satellites, miniature satellite dish antennas and radio cards or S-band radios suitable for commercial production, there can be no assurance that the CD Radio system will function as intended. See 'Risk Factors -- Reliance on Unproven Technology.'

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COMPETITION

     The Company expects to face competition from two principal sources: (i) conventional AM/FM radio broadcasting, including, when available, terrestrial digital radio broadcasting; and (ii) AMRC, the other successful bidder for an FCC License.

     The AM/FM radio broadcasting industry is very competitive. Radio stations compete for listeners and advertising revenues directly with other radio stations within their markets on the basis of a variety of factors, including program content, on-air talent, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations in the market. Many of the Company's radio broadcasting competitors have substantially greater financial, management and technical resources than the Company.

     Unlike the Company, the radio industry has a well established market for its services and generally offers 'free' broadcast reception paid for by commercial advertising rather than by a subscription fee. In addition, certain AM and FM stations, such as National Public Radio, offer programming without commercial interruption. Many radio stations also offer information programming of a local nature, such as local news or traffic reports, which the Company will be unable to offer. CD Radio will compete with conventional radio stations on the basis of its targeted programming formats, nearly seamless signal coverage, freedom from advertising and compact disc quality sound, features which are largely unavailable on conventional broadcast radio.

     The Company believes that cassettes and compact discs generally are used in automobiles as supplements to radio rather than as substitutes, and that these media are used primarily as backup when radio reception is unavailable or unsatisfactory, or when desired programming is unavailable or unsatisfactory. Cassettes and compact discs lack the convenience of radio, as well as the spontaneity and freshness that characterize radio programming. According to a 1996 market study, although almost all vehicles contain either a cassette or compact disc player, 87% of automobile commuters listened to the radio an average of 50 minutes a day while commuting. Accordingly, the Company does not view its service as directly competitive with these media.

     Currently, radio stations broadcast by means of analog signals, as opposed to digital transmission. The Company believes, however, that prior to the commencement of CD Radio, terrestrial broadcasters may be able to place digital audio broadcasts into the bandwidth occupied by current AM and FM stations and simultaneously transmit both analog and digital signals on the AM and FM bands. The limited bandwidth assigned to AM stations will result in lower quality digital signals than can be broadcast by FM stations. As a result, the Company expects that the use of this technology will permit digital AM sound quality to approach monaural FM sound quality and permit digital FM broadcasts to approach compact disc sound quality. In order to receive these digital AM/FM broadcasts, listeners will need to purchase new digital radios which currently are not commercially available. While the development of digital broadcasting would eliminate one of the advantages of CD Radio over FM radio, the Company does not believe it would affect broadcasters' ability to address the other advantages of CD Radio. In addition, the Company views the growth of terrestrial digital broadcasting as a positive force that would be likely to encourage radio replacement and thereby facilitate the introduction of S-band radios.

     Although certain existing satellite operators currently provide music programming to customers at fixed locations, these operators are incapable of providing CD Radio type service to vehicles as a result of some or all of the following reasons: (i) these operators do not broadcast on radio frequencies suitable for reception in a mobile environment; (ii) CD Radio type service requires fully dedicated satellites; (iii) CD Radio type service requires a custom satellite system design and (iv) CD Radio type service requires regulatory approvals, which existing satellite operators do not have.

     AMRC, a subsidiary of AMSC, was the other successful bidder for an FCC License. AMRC, in which WorldSpace, Inc. (a company that plans to provide satellite radio service outside of the United States) has a 20 percent interest, and AMSC, which is owned in part by the Hughes Electronics Corporation subsidiary of General Motors Corporation, have financial, management and technical resources that greatly exceed those of the Company. In addition, the FCC could grant new licenses which would enable further competition to broadcast satellite radio. Although successful bidders for

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such new licenses would face cost and competition barriers, there can be no assurance that there will not be an increase in the number of competitors in the satellite radio industry. See 'Risk Factors -- Competition.'


TECHNOLOGY AND PATENTS


     The Company has been granted certain U.S. patents on various types of satellite radio technology. There can be no assurance, however, that any U.S. patent issued to the Company will not be circumvented or infringed by others, or that if challenged would be held to be valid. The Company has filed patent applications covering CD Radio system technology in Argentina, Australia, Brazil, Canada, China, France, Germany, India, Italy, Japan, South Korea, Mexico, the Netherlands, Spain, Switzerland and the United Kingdom, and has been granted patents in a number of these countries. There can be no assurance that additional foreign patents will be awarded to the Company or, if any such patents are granted, that the laws of foreign countries where the Company receives patents will protect the Company's proprietary rights to its technology to the same extent as the laws of the United States. Although the Company believes that obtaining patent protection may provide benefits to the Company, the Company does not believe that its business is dependent on obtaining patent protection or successfully defending any such patents that may be obtained against infringement by others.

     Certain of the Company's know-how and technology are not the subject of U.S. patents. To protect its rights, the Company requires certain employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. In addition, the Company's business may be adversely affected by competitors who independently develop competing technologies.

     The Company's proprietary technology was developed by Robert D. Briskman, the Company's co-founder, and was assigned to the Company. The Company believes that Mr. Briskman independently developed the technology covered by the Company's issued patents and that it does not violate the proprietary rights of any person. There can be no assurance, however, that third parties will not bring suit against the Company for patent infringement or for declaratory judgment to have any patents which may be issued to the Company declared invalid.

     If a dispute arises concerning the Company's technology, litigation might be necessary to enforce the Company's patents, to protect the Company's trade secrets or know-how or to determine the scope of the proprietary rights of others. Any such litigation could result in substantial cost to, and diversion of effort by, the Company, and adverse findings in any proceeding could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties or otherwise adversely affect the Company's ability to successfully develop and market CD Radio.

GOVERNMENT REGULATION

COMMUNICATIONS LAWS


     As an operator of a privately owned satellite system, the Company is subject to the regulatory authority of the FCC under the Communications Act. The FCC is the government agency with primary authority in the United States over satellite radio communications. The Company is currently subject to regulation by the FCC principally with respect to (i) the licensing of its satellite system; (ii) preventing interference with or to other users of radio frequencies; and (iii) compliance with rules that the FCC has established specifically for United States satellites and rules that the FCC has established for providing satellite radio service.



     On May 18, 1990, the Company proposed that the FCC establish a satellite radio service and applied for an FCC License.



     Pursuant to the FCC Licensing Rules, an auction was held among the applicants on April 1 and 2, 1997. The Company was a winning bidder for one of the two FCC Licenses with a bid of $83 million. After payment of the full amount by the Company, the FCC's International Bureau issued the FCC License to the Company on October 10, 1997. Although the FCC License is effective immediately, it is subject to reconsideration at the International Bureau, and review by the full Commission. Thereafter, any party may appeal the decision to the U.S. Court of Appeals. The Company cannot predict the ultimate outcome of any such proceedings.



     Pursuant to the FCC Licensing Rules, the Company is required to meet certain progress milestones. Licensees are required to begin satellite construction within one year of the grant of the FCC License; to launch and begin operating their first satellites within four years; and to begin operating their entire system within six years. The IB Order states that failure to meet those milestones will render the FCC License null and void. On May 6, 1997, the Company notified the FCC that it had begun construction on the first of its satellites. On March 27, 1997, a third party requested reconsideration of the FCC Licensing Rules, seeking, among other things, that the time period allotted for these milestones be shortened. The Company cannot predict the outcome of this petition.



     The term of the FCC License for each satellite is eight years, commencing from the time each satellite is declared operational after having been inserted into orbit. Upon the expiration of the term with respect to each satellite, the Company will be required to apply for a renewal of the relevant FCC License. Although the Company anticipates that, absent significant misconduct on the part of the Company, the FCC Licenses will be renewed in due course to permit operation of the satellites for their useful lives, and that a license would be granted for any replacement satellites, there can be no assurance of such renewal or grant.


     Satellite orbit locations are registered internationally for each country. To the Company's knowledge, no other nations in the Western Hemisphere are seeking to use the S-band for satellite radio, and the Company does not anticipate difficulty in obtaining international registration, or renewing or extending such registrations. There can be no assurance, however, that such registrations will be obtained.


     The spectrum allocated for satellite radio is used in Canada and Mexico for terrestrial microwave links, mobile telemetry, and other purposes. The United States government must coordinate the United States' use of this spectrum with the Canadian and Mexican governments before any United States satellite may become operational. The Company has performed analyses which show that its proposed use will not cause undue interference to most Canadian stations and can be coordinated with others by various techniques. The FCC Licensing Rules require that the licensees successfully complete detailed frequency coordination with existing operations in Canada and Mexico, and the IB Order conditions the FCC License on such coordination. There can be no assurance that the licensees will be able to coordinate the use of this spectrum with Canadian or Mexican operators or will be able to do so in a timely manner.


     In order to operate its satellites, the Company also will have to obtain a license from the FCC to operate its uplink facility. Normally, such approval is sought after issuance of the FCC License. Although there can be no assurances that such licenses will be granted, if the Company obtains the FCC License, the Company does not expect difficulties in obtaining a feeder link frequency and ground station approval in the ordinary course.


     In the future any assignments or transfers of control of the FCC License must be approved by the FCC. There can be no assurance that the FCC would approve any such transfer or assignment.


     The CD Radio system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites. In certain areas with high concentrations of tall buildings, such as urban cores, or in tunnels, signals from both satellites will be blocked and reception will be adversely affected. In such cases, the Company plans to install terrestrial repeating transmitters to broadcast CD Radio. The FCC has not yet established rules governing the application procedure for obtaining authorizations to construct and operate terrestrial repeating transmitters. A rule making on the subject was initiated by the FCC on March 3, 1997. The deadline for the public to file comments was June 13, 1997 and the deadline for filing reply comments was June 27, 1997. Several comments were received by the FCC that sought to cause the FCC to consider placing restrictions on the Company's ability to deploy its terrestrial repeating transmitters. However, the Company believes that the FCC will neither prohibit it from deploying such transmitters nor place unreasonable requirements upon such deployment.

     The Communications Act prohibits the issuance of a license to a foreign government or a representative thereof, and contains limitations on the ownership of common carrier, broadcast and certain other radio licenses by non-U.S. citizens. Pursuant to the FCC Licensing Rules, the Company is regulated as a private carrier. The IB Order determined that, as a private carrier, the Company is not subject to the current provisions of the Communications Act restricting ownership in the Company by non-U.S. private citizens or organizations. The Executive Branch of the U.S. government has expressed interest in changing this policy, which could lead to restrictions on foreign ownership of the Company's shares in the future. The IB Order stated that its action is subject to being revisited in a future proceeding. As a private carrier, the Company is free to set its own prices and serve customers according to its own business judgment, without economic regulation.




      The other successful applicant for an FCC License has proposed to use a significantly different transmission technology from that of the Company. The IB Order conditions the Company's license on certification by the Company that its final receiver design is interoperable with respect to the final receiver design of the other licensee. The Company believes that it can design an interoperable receiver, but there can be no assurance that this effort will be successful or result in a commercially feasible receiver.






     The foregoing discussion reflects the application of current communications law, FCC regulations and international agreements to the Company's proposed service in the United States. Changes in law, regulations or international agreements relating to communications policy generally or to matters affecting specifically the services proposed by the Company could adversely affect the manner in which the Company's proposed service would be regulated. Further, actions of the FCC are subject to judicial review and there can be no assurance that if challenged, such actions would be upheld.


OTHER REGULATORY MATTERS

     The Company's business operations as currently contemplated may require a variety of permits, licenses and authorizations from governmental authorities other than the FCC, but the Company has not identified any such permit, license or authorization that it believes could not be obtained in the ordinary course of business.

PERSONNEL

     As of October 1, 1997, the Company had ten employees, of whom three were involved in technology development, three in business development and four in administration. In addition, the Company relies upon a number of consultants and other advisors. During 1997, the Company expects to increase the number of its employees to approximately 20. By commencement of operations, the Company expects to have approximately 100 employees. The extent and timing of the increase in staffing will depend on the availability of qualified personnel and other developments in the Company's business. None of the Company's employees is represented by a labor union, and the Company believes that its relationship with its employees is good.

PROPERTY

     The Company's executive offices are located at Sixth Floor, 1001 22nd Street, N.W., Washington, D.C. 20037, and are leased pursuant to a lease agreement that will expire on October 31, 1998.

LEGAL PROCEEDINGS

     The Company is not a party to any material litigation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the directors, executive officers and certain key employees of the Company.

                NAME                    AGE                         POSITION(S) WITH COMPANY
-------------------------------------   ---   ---------------------------------------------------------------------

David Margolese......................   39    Chairman, Chief Executive Officer and Director
Robert D. Briskman...................   64    Executive Vice President, Engineering and Operations and Director
Andrew J. Greenebaum.................   35    Executive Vice President and Chief Financial Officer
Keno V. Thomas.......................   39    Executive Vice President, Marketing
Joseph S. Capobianco.................   48    Executive Vice President, Content
Paul Sharma..........................   49    Executive Director, Space Segment
Brian Stockwell......................   61    Executive Director, Launch Services
Lawrence F. Gilberti.................   46    Director and Secretary
Peter K. Pitsch......................   45    Director
Jack Z. Rubinstein...................   48    Director
Ralph V. Whitworth...................   41    Director

     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected by and serve at the discretion of the Board of Directors.

     David Margolese. Mr. Margolese was elected Chief Executive Officer of the Company in November 1992 and Chairman in August 1993 and has served as a director since August 1991. In 1991, Mr. Margolese founded a consortium with AT&T Corp. and Hutchison Telecommunications Ltd., a subsidiary of Hutchison Whampoa Limited, a diversified conglomerate based in Hong Kong, to bid for Israel's national cellular telephone license and served as Chairman of this consortium until June 1993. From 1987 until August 1991, Mr. Margolese was a private investor. In 1982, Mr. Margolese co-founded Cantel Inc., Canada's national cellular telephone company, and served as Vice President, RCC Operations, there until 1984. In 1980, Mr. Margolese co-founded Canadian Telecom Inc., a radio paging company, and served as that company's President until its sale in 1987.

     Robert D. Briskman. Mr. Briskman has served as Executive Vice President, Engineering and Operations and as a director of the Company since October 1991 and as President of Satellite CD Radio, Inc., a subsidiary of the Company, since September 1994. In addition, Mr. Briskman served as Chief Executive Officer of the Company from April to November 1992. From March 1991 to June 1992, Mr. Briskman was President of Telecommunications Engineering Consultants, which provided engineering and consulting services to the Company. From March 1986 to March 1991, Mr. Briskman was Senior Vice President, Engineering and Operations at Geostar Corporation, a satellite company, responsible for the development, design, implementation and operation of a nationwide satellite message communication service. Prior to 1986, Mr. Briskman held senior management positions at Communications Satellite Corporation ('COMSAT'), a satellite operator, where he was employed for over 20 years. Prior to joining COMSAT, Mr. Briskman was a communications specialist with IBM and the National Aeronautics and Space Administration. Mr. Briskman holds a bachelor's degree in engineering from Princeton and a master's degree in electrical engineering from the University of Maryland. He has published over 50 technical papers, holds a number of U.S. patents, and is a Fellow of the Institute of Electrical and Electronics Engineers and the American Institute of Aeronautics and Astronautics.


     Andrew J. Greenebaum. Mr. Greenebaum has served as Executive Vice President and Chief Financial Officer of the Company since August 1997. From August 1989 to August 1997, he held a variety of senior management positions with The Walt Disney Company. From March 1996 to August 1997, Mr. Greenebaum was Vice President, Corporate Finance in charge of corporate and project finance. From May 1995 to March 1996, he was Corporate Strategic Planning Director, Corporate Development. From October 1992 to May 1995, he was Director, Corporate Finance and from April 1991 to October 1992, he was Manager, Corporate Finance. From August 1989 to April 1991, he was a Senior Treasury

Analyst, Foreign Exchange. From October 1984 to June, 1987, Mr. Greenebaum was a financial analyst with L.F. Rothschild & Co., Inc., an investment bank.

     Keno V. Thomas. Mr. Thomas has served as Executive Vice President, Marketing of the Company since April 1997. From July 1995 to April 1997, he was an independent management consultant to the media and entertainment industry. From January 1994 to July 1995, Mr. Thomas was Executive Vice President, Marketing at DMX Inc., a cable radio company. From February 1992 to January 1994, he served as Vice President of Programming at DIRECTV, a satellite television company. From December 1986 to February 1992, he held senior management positions, including Vice President, International at ESPN Enterprises, Inc., a cable television sports network. From May 1982 to December 1986, he held senior management positions, including Vice President, Marketing at Times Mirror Cable, an operator of cable television systems and a subsidiary of the Times Mirror Company.

     Joseph S. Capobianco. Mr. Capobianco has served as Executive Vice President, Content of the Company since April 1997. From 1981 to April 1997, he was an independent consultant providing programming, production, marketing and strategic planning consulting services to media and entertainment companies, including Home Box Office, a cable television service and a subsidiary of Time Warner Entertainment Company, L.P., and the ABC Radio Networks. From May 1990 to February 1995, he served as Vice President of Programming at Music Choice, which operates a 40-channel music service available to subscribers to DIRECTV, and is partially owned by Warner Music Group Inc., Sony Music Entertainment Inc. and EMI.

     Paul Sharma. Mr. Sharma has served as Executive Director, Space Segment of the Company since April 1997. From November 1988 to April 1997, he was an independent consultant providing project management services for numerous major satellite programs worldwide. From 1982 to 1988, he served as Deputy Projects Director for the Direct Broadcast Satellite program at COMSAT, a satellite operator.

     Brian Stockwell. Mr. Stockwell has served as Executive Director, Launch Services of the Company since April 1997. He has provided management consulting services to the space industry since 1992. From June 1981 to January 1992, he served as President of Willis Corroon Inspace, an aerospace insurance company. From January 1979 to May 1981, he was Deputy Head of the Ariane Launch Vehicle Program for the European Space Agency. Prior to that, he was Communications Satellite Systems Manager with the European Space Agency from September 1969.

     Lawrence F. Gilberti. Mr. Gilberti was elected Secretary of the Company in November 1992 and has served as a director since September 1993. Since December 1992, he has been the Secretary and sole director of, and from December 1992 to September 1994 was the President of, Satellite CD Radio, Inc. Mr. Gilberti has been a partner in the law firm of Fischbein Badillo Wagner Harding since August 1994, and has provided legal services to the Company since 1992. From 1987 to August 1994, Mr. Gilberti was an attorney with the law firm of Goodman Phillips & Vineberg.

     Peter K. Pitsch. Mr. Pitsch became a director of the Company in January 1995. Since September 1989, Mr. Pitsch has been the principal of Pitsch Communications, a telecommunications law and economic consulting firm that has rendered legal services to the Company since 1991. From April 1987 to August 1989, he served as Chief of Staff at the Federal Communications Commission. From November 1981 to April 1987, he served as Chief of the Office of Plans and Policy at the Federal Communications Commission. He is an adjunct fellow at the Hudson Institute, Inc.

     Jack Z. Rubinstein. Mr. Rubinstein became a director of the Company in January 1995. Since May 1991, Mr. Rubinstein has been the General Partner of Dica Partners, L.P., a hedge fund based in Hartsdale, New York. From September 1988 to October 1990, Mr. Rubinstein was a consultant to institutional clients at Morgan Stanley & Co. Incorporated, an investment bank. From February 1978 to September 1988, he was an Associate Director at Bear Stearns & Co. Inc., an investment bank, responsible for corporate insider portfolio management.

     Ralph V. Whitworth. Mr. Whitworth became a director of the Company in March 1994. Since April 1996, he has been a managing member at Relational Investors, LLC, a financial management firm. In January 1997, Mr. Whitworth became a partner of Batchelder & Partners, Inc., a financial advisory firm. From August 1988 to December 1996, he was President of Whitworth and Associates, a Washington,

D.C.-based consulting firm. Mr. Whitworth was President of United Shareholders Association, a shareholders' association, from its founding in 1986 to 1993. From 1989 to 1992, he served as President of Development of United Thermal Corporation, the owner of the district heating systems for the cities of Baltimore, Philadelphia, Boston and St. Louis.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS

     The following table sets forth the compensation for services rendered during the three-year period ending December 31, 1996 for the executive officers of the Company whose 1996 salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE


                                                                                                        LONG-TERM
                                                                                                       COMPENSATION
                                                                                                          AWARDS
                                                                       ANNUAL COMPENSATION             ------------
                                                               ------------------------------------     SECURITIES
                                                     FISCAL                            OTHER ANNUAL     UNDERLYING
           NAME AND PRINCIPAL POSITION                YEAR      SALARY       BONUS     COMPENSATION      OPTIONS
--------------------------------------------------   ------    --------     -------    ------------    ------------

David Margolese ..................................     1996    $ 95,833     $ --         $ --             400,000
  Chairman of the Board and Chief Executive            1995     100,000       --           --              --
  Officer                                              1994     122,000(1)    --           26,052(2)      300,000
Robert D. Briskman ...............................     1996     106,249      20,000       190,938          60,000
  Executive Vice President, Engineering and            1995     100,000       --            1,340          --
  Operations                                           1994     122,000       --           --             192,500


------------

(1) In October 1994, Mr. Margolese waived his base salary payable for the three month period ended December 31, 1994.

(2) The Company reimbursed Mr. Margolese for the following expenses incurred in establishing residency in the United States: $18,521 for tax advice, $2,311 for moving expenses and $5,220 for real estate commissions.

DIRECTORS

     Commencing in 1994, directors of the Company who are not full time employees of the Company were entitled to receive a director's fee of $20,000 per year for serving on the Company's Board of Directors. In June 1994, all directors entitled to receive directors' fees agreed to forego any payments for their services as directors of the Company. Pursuant to the Company's 1994 Directors' Nonqualified Stock Option Plan (the 'Directors' Plan'), each director who is not a full-time employee of the Company is entitled to an option to purchase 15,000 shares of Common Stock upon becoming a director (or upon the effective date of the plan in the case of non-employee directors who become directors prior to the effective date) and to an automatic annual grant of an option to purchase 10,000 shares of Common Stock. The exercise price for annual grants is fair market value of the Company's Common Stock on the date of grant. Prior to the implementation of the Directors' Plan, the Company from time to time granted options to certain non-employee directors. See ' -- Employee and Director Stock Options.' The Company reimburses each director for reasonable expenses incurred in attending meetings of the Board of Directors.

     The Company has retained Pitsch Communications to provide legal services to the Company for a monthly retainer of $5,000. The retainer may be terminated by either party at any time. The principal of Pitsch Communications, Peter K. Pitsch, is a director of the Company. The monthly retainer was terminated in May 1997.

     The Company has retained Jack Z. Rubinstein to provide consulting services to the Company for a monthly retainer of $5,000. The retainer may be terminated by either party at any time. Jack Z. Rubinstein is a director of the Company.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with its executive officers.

     Effective January 1, 1994, the Company entered into an employment agreement to employ David Margolese as Chairman and Chief Executive Officer of the Company for a term of five years. The agreement provided for an annual base salary of $300,000, subject to increase from time to time by the Board of Directors. An amendment to this agreement, dated as of June 8, 1994, provided for an annual base salary of $100,000, effective June 8, 1994. Subsequently, Mr. Margolese waived his base salary payable for the three-month period ended December 31, 1994. In January 1997, the Board of Directors increased Mr. Margolese's annual base salary to $150,000. In July 1997, the Board of Directors increased Mr. Margolese's annual base salary to $400,000. Under his original employment agreement and pursuant to the Company's 1994 Stock Option Plan, the Company granted to Mr. Margolese an option to purchase 300,000 shares of Common Stock at $5.00 per share, which option is fully vested and exercisable. If Mr. Margolese is terminated without Cause, as defined in the agreement, or if Mr. Margolese resigns for 'Good Reason,' as defined in the agreement, the Company is obligated to pay to Mr. Margolese the sum of $800,000. In January 1994, Mr. Margolese was paid $162,000 for deferred salary earned in 1993 and $216,000 in recognition of his service without pay in 1992. The employment agreement restricts Mr. Margolese from engaging in any business involving the transmission of radio entertainment programming in North America for a period of two years after the termination of his employment.

     Effective January 1, 1994, the Company entered into an agreement to employ Robert D. Briskman as the Vice President and Chief Technical Officer of the Company. The agreement provided for an annual base salary of $150,000. An amendment to this agreement, dated as of June 8, 1994, provided for an annual base salary of $100,000, effective June 8, 1994. In October 1996, the Board of Directors increased Mr. Briskman's annual base salary to $150,000 and in January 1997, extended the term of the agreement until January 1, 1998. In addition, under his original employment agreement and pursuant to the Company's 1994 Stock Option Plan, the Company granted to Mr. Briskman an option to purchase 80,000 shares of Common Stock at $1.00 per share, which option is fully vested and exercisable. In May 1997, the Board of Directors named Mr. Briskman the Company's Executive Vice President, Engineering and Operations and extended the term of the agreement until December 31, 2000. The Board of Directors also increased Mr. Briskman's annual base salary to $235,000, effective May 1, 1997, with an additional increase to $260,000, effective January 1, 1998. The original employment agreement also provides for the grant to Mr. Briskman of options to purchase 112,500 shares of Common Stock at $1.00 per share upon completion of certain milestones prior to December 31, 1994. Such options were granted to Mr. Briskman on December 23, 1994 and are fully vested and exercisable. In January 1996, Mr. Briskman exercised options to purchase 80,000 shares of the Company's Common Stock. On July 9, 1997, the Board of Directors granted Mr. Briskman further options to purchase up to 57,500 shares of Common Stock at a price per share of $14.50. The options will vest and become exercisable in two stages contingent upon Mr. Briskman's continued employment with the Company and the replenishment of the 1994 Stock Option Plan by the Company. If Mr. Briskman's employment is terminated for any reason other than cause, as defined in the agreement, the Company is obligated to pay to Mr. Briskman a sum equal to 50% of his then annual salary and, at Mr. Briskman's option, to repurchase all of the shares of Common Stock then owned by him at a price of $1.25 per share. The Company also has entered into a proprietary information and non-competition agreement with Mr. Briskman. Under this agreement, Mr. Briskman may not (i) disclose any proprietary information of the Company during or after his employment with the Company or (ii) engage in any business directly competitive with any business of the Company in North America for a period of one year after termination of his employment.

     Effective August 25, 1997, the Company entered into an employment agreement with Andrew J. Greenebaum which provides for his employment as Executive Vice President and Chief Financial Officer of the Company. The agreement has a term of three years. Pursuant to the agreement with Mr. Greenebaum, the Company will pay Mr. Greenebaum an annualized base salary of $250,000 per year for the period of his employment with the Company through December 31, 1997 and thereafter an annualized base salary of $275,000, subject to any increases approved by the Board of Directors. Upon the commencement of his employment with the Company, the Company paid Mr. Greenebaum an additional sum of $90,000. The Company has also granted Mr. Greenebaum options to purchase up to 175,000 shares of Common Stock at a price per share of $15.125, however the options relating to 10,500 of such shares are subject to replenishment of the Plan by the Company. The options will vest and be exercisable in three stages contingent upon the commencement and continued employment of Mr. Greenebaum with the Company at predetermined dates. The dismissal of Mr. Greenebaum other than for Cause, as defined in the agreement, subsequent to the passing of certain milestones, however, will cause the options otherwise exercisable only at the end of that stage to vest immediately notwithstanding the dismissal. If Mr. Greenebaum's employment is terminated for any reason other than by the Company for Cause, as defined in the agreement, or by Mr. Greenebaum voluntarily, Mr. Greenebaum will be entitled to receive, in addition to any other sums then due to him, an amount equal to his annualized base salary then in effect. The Company and Mr. Greenebaum also have entered into a proprietary information and non-competition agreement. Under this agreement, Mr. Greenebaum may not (i) during his employment with the Company and for three years thereafter disclose any proprietary information of the Company or (ii) during his employment with the Company and for one year thereafter engage in any business involving any satellite radio broadcast service or any subscription-based digital audio radio service delivered to cars or other mobile vehicles in North America.


     The Company has entered into employment and noncompetition agreements to employ Joseph S. Capobianco as Executive Vice President, Content, and Keno V. Thomas as Executive Vice President, Marketing, both for terms of three years. The agreement with Mr. Capobianco, effective April 16, 1997, provided for an annual base salary of $200,000, subject to increase from time to time by the Board of Directors. The agreement with Mr. Thomas, effective April 28, 1997, provided for an annualized base salary of $225,000 through December 31, 1997, increasing to an annualized base salary of $250,000 thereafter through the term of the agreement, subject to increase from time to time by the Board of Directors. The Company has granted each of Mr. Capobianco and Mr. Thomas an option to purchase 50,000 shares of Common Stock at $13 and $12.875 per share, respectively, each such option to vest pursuant to the schedule set forth in the applicable option agreement. On July 9, 1997, the Company granted each of Messrs. Capobianco's and Thomas further options to purchase up to 25,000 shares of Common Stock at a price per share of $14.50. These options will vest and become exercisable in two stages contingent upon Messrs. Capobianco's and Thomas' respective continued employment with the Company and the replenishment of the 1994 Stock Option Plan by the Company. If either Mr. Capobianco or Mr. Thomas is terminated except by the Company for 'Cause,' as defined in the agreement, or by the applicable executive voluntarily, the Company will be obligated to pay to Mr. Capobianco an amount equal to one-third of his then annual salary if the termination is on or prior to October 16, 1997 and one-half of his then annual salary thereafter, and to pay to Mr. Thomas an amount equal to one-half of his then annual salary. The Company also has entered into a proprietary information and non-competition agreement with each of Mr. Capobianco and Mr. Thomas. Under these agreements each of Mr. Capobianco and Mr. Thomas may not (i) disclose any proprietary information of the Company during his employment with the Company and for three years thereafter or (ii) engage in any business involving any satellite radio broadcast service or any subscription-based digital audio radio service delivered to cars or other mobile vehicles in North America.

EMPLOYEE AND DIRECTOR STOCK OPTIONS AND STOCK GRANTS

     In February 1994, the Company adopted its 1994 Stock Option Plan (the '1994 Plan') and its Director's Plan. The Director's Plan was amended by the Board of Directors in December 1994 and January 1995 and approved at the annual meeting of stockholders on June 27, 1995 to extend the exercise period of the option after termination for reason other than death or disability and to increase the initial option grants and annual option grants to non-employee directors.

     The 1994 Plan, as amended, provides for options to purchase Common Stock and is administered by the Plan Administrator, which may be either the Company's Board of Directors or a committee designated by the Board of Directors. In accordance with the 1994 Plan, the Plan Administrator determines the employees to whom options are granted, the number of shares subject to each option, the exercise price and the vesting schedule of each option. Options generally vest over a four-year period, but may vest over a different period at the discretion of the Plan Administrator. Under the 1994 Plan, outstanding options vest, unless they are assumed by an acquiring entity, upon the occurrence of certain transactions, including certain mergers and other business combinations involving the Company. Options granted under the 1994 Plan are exercisable for a period of ten years from the date of grant, except that incentive stock options granted to persons who own more than 10% of the Common Stock terminate after five years. Unless otherwise provided at the time of grant, vested options terminate 90 days after the optionee's termination of employment with the Company for any reason other than death or disability, and one year after termination upon death or disability. Unless otherwise determined by the Plan Administrator, the exercise price of options granted under the 1994 Plan must be equal to or greater than the fair market value of the Common Stock on the date of grant. Upon exercise, the aggregate exercise price may be paid to the Company
(i) in cash, (ii) upon approval of the Plan Administrator, by delivering to the Company shares of Common Stock previously held by such Optionee, or (iii) by complying with any other payment mechanism approved by the Plan Administrator from time to time.

     The Directors' Plan provides that current non-employee directors of the Company and persons who become non-employee directors of the Company shall be granted options to purchase 15,000 shares of Common Stock upon becoming directors (or upon the effective date of the Director's Plan in the case of non-employee directors who became directors prior to the effective date), and thereafter shall annually be granted options to purchase 10,000 shares of Common Stock on the first business day following the Company's annual meeting. The exercise price for annual grants is the fair market value of the Company's Common Stock on the date of grant. Options granted under the Directors' Plan vest immediately upon grant and are exercisable for a period of ten years from the date of grant. Options terminate 18 months after a director's termination as a director of the Company for any reason other than death or disability, and one year after termination upon death or disability. Upon exercise, the exercise price may be paid (i) in cash, (ii) in shares of Common Stock, or (iii) by the Company withholding that number of shares of Common Stock with a fair market value on the date of exercise equal to the aggregate exercise price of the option.

     In June 1995, the Company adopted its 1995 Stock Compensation Plan (the 'Stock Compensation Plan'). Pursuant to the terms of the Stock Compensation Plan, all employees of the Company or a Related Company (as defined in the Stock Compensation Plan) are eligible to receive awards under the Stock Compensation Plan. Bonuses granted pursuant to the Stock Compensation Plan are made by a plan administrator. The plan administrator, in its absolute discretion, determines the employees to whom, and the time or times at which, Common Stock awards are granted, the number of shares within each award and all other terms and conditions of the awards. The terms, conditions and restrictions applicable to the awards made under the Stock Compensation Plan need not be the same for all recipients, nor for all awards. The plan administrator may grant to any officer of the Company the authority to make awards or otherwise administer the Stock Compensation Plan solely with respect to persons who are not subject to the reporting and liability provisions of Section 16 of the Exchange Act.


     In September 1996, the Stock Compensation Plan was amended to allow the plan to be administered by the entire Board of Directors, and if so authorized by the Board of Directors, a committee of at least two non-employee directors. Prior to this amendment, the plan permitted the administration only by a committee of the Board of Directors. The purpose of the amendment was to more readily comply with the new rules under Section 16 of the Securities Act, which changed the eligibility requirements for these committees. The new rules under
Section 16 allow either the entire Board of Directors or a committee composed of two or more 'non-employee' directors to act as Plan Administrator. Amending the Stock Compensation Plan provided more flexibility for the Company in the administration of the Stock Compensation Plan.


     Awards under the Stock Compensation Plan may not exceed 175,000 shares of Common Stock in the aggregate, subject to certain adjustments. Shares awarded may be from authorized but unissued shares or from Company treasury shares of Common Stock. All shares of Common Stock received by employees pursuant to bonuses under the Stock Compensation Plan (except for shares received by executive officers or other persons who are subject to the reporting and liability provisions of Section 16 of the Exchange Act) are freely transferable. Nevertheless, the shares of Common Stock granted to recipients may be subject to such terms and conditions as the Committee, in its sole discretion, deems appropriate. During 1996, 67,500 shares of the Company's Common Stock were issued pursuant to this Compensation Plan.

     As of December 31, 1996, 162,500 shares of Common Stock have been issued under the Stock Compensation Plan, and 12,500 shares of Common Stock remain available for issuance thereunder.

     An aggregate of 1,600,000 shares of Common Stock were available for issuance pursuant to the 1994 Plan and the Directors' Plan. As of July 31, 1997, options to purchase all of the 1,600,000 shares of Common Stock had been granted pursuant to the 1994 Plan and the Directors' Plan and a further 133,000 options have been issued subject to the replenishment of these Plans by the Company prior to any of such options vesting.

STOCK OPTION INFORMATION


     In April 1996, the Company granted to David Margolese pursuant to the 1994 Plan a stock option to purchase 400,000 shares of Common Stock which are now exercisable following the grant of the FCC License. In April 1996, the Company also granted to Robert Briskman pursuant to the 1994 Plan a stock option to purchase 60,000 shares of Common Stock, 30,000 shares of which are exercisable upon the FCC's grant of a license to the Company and the remaining 30,000 shares of which were exercisable on September 18, 1997 if, as of such date, the FCC had granted the FCC License and Mr. Briskman was still employed by the Company.


     The following table sets forth certain information for the fiscal year ended December 31, 1996, with respect to options granted to the individuals named in the Summary Compensation table above.

                       OPTION GRANTS IN LAST FISCAL YEAR





                                                                                                POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED ANNUAL
                                                                                                RATES OF STOCK PRICE
                                                                                                    APPRECIATION
                                                  INDIVIDUAL GRANTS                                FOR STOCK TERM
                                       ----------------------------------------                -----------------------
                                                      PERCENT OF
                                                         TOTAL
                                                        OPTIONS       EXERCISE
                                       NUMBER OF      GRANTED TO       OR BASE
                                        OPTIONS      EMPLOYEES IN     PRICE PER   EXPIRATION
                 NAME                   GRANTED       FISCAL YEAR       SHARE        DATE          5%          10%
-------------------------------------- ----------   ---------------   ---------   ----------   ----------   ----------

David Margolese.......................   400,000           87%         $8.5625     4/24/06     $2,398,624   $5,848,148
Robert Briskman.......................    60,000           13           8.5625     4/24/06        359,794      877,222

     The following table sets forth certain information with respect to the number of shares covered by both exercisable and unexercisable stock options held by the individuals named in the Summary Compensation table above as of the fiscal year ended December 31, 1996. Also reported are values for 'in-the-money' stock options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Common Stock as of December 31, 1996 ($4.125 per share).

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                                          VALUE OF
                                                                                      NUMBER OF          UNEXERCISED
                                                                                     UNEXERCISED        IN-THE-MONEY
                                                                                  OPTIONS AT FISCAL   OPTIONS AT FISCAL
                                                           SHARES                     YEAR END            YEAR END
                                                         ACQUIRED ON    VALUE       EXERCISABLE/        EXERCISABLE/
                         NAME                             EXERCISE     REALIZED     UNEXERCISABLE       UNEXERCISABLE
-------------------------------------------------------  -----------   --------   -----------------   -----------------

David Margolese........................................          0     $      0    300,000/400,000          $0/$0
Robert Briskman........................................     80,000      202,500    132,500/60,000        $414,063/$0

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY


     As permitted by the Delaware General Corporation Law, the Company's Amended and Restated Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company against any liability which may be asserted against him or her and the Company currently maintains such insurance. In addition, the Company's Amended and Restated By-Laws provide that the Company shall indemnify all directors and officers and may indemnify employees and certain other persons to the full extent and in the manner permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable.


                             PRINCIPAL STOCKHOLDERS


     The following tables set forth certain information regarding beneficial ownership of the Company's Common Stock and 5% Preferred Stock, as of September 30, 1997, by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock or 5% Preferred Stock,
(ii) in relation to the Common Stock, each director of the Company, (iii) in relation to the Common Stock, each executive officer of the Company and (iv) all directors and officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock and 5% Preferred Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. The footnotes to the 5% Preferred Stock table set forth information concerning the number of shares of Common Stock issuable upon conversion of shares of the Company's 5% Preferred Stock to certain holders of the 5% Preferred Stock.



                                                                                            NUMBER OF       PERCENT OF
                                                                                            SHARES OF        TOTAL OF
                                                                                           COMMON STOCK    COMMON STOCK
                                                                                           BENEFICIALLY    BENEFICIALLY
                NAME AND ADDRESS OF BENEFICIAL OWNER OF COMMON STOCK(1)                       OWNED          OWNED(2)
----------------------------------------------------------------------------------------   ------------    ------------
Directors, Executive Officers and 5% Stockholders of Common Stock
Darlene Friedland(3) ...................................................................     2,734,500         21.7%
  110 Wolseley Road
  Point Piper 2027
  Sydney, Australia
Loral Space & Communications Ltd.(4) ...................................................     1,905,488         15.2
  600 Third Avenue
  New York, New York 10017
David Margolese(5) .....................................................................     1,900,000         15.1
  c/o CD Radio Inc.
  Sixth Floor
  1001 22nd Street, N.W.
  Washington, D.C. 20037
Robertson, Stephens & Company LLC, et al.(6) ...........................................     1,467,000         11.7
  555 California Street, Suite 2600
  San Francisco, CA 94104


                                                  (table continued on next page)

(table continued from previous page)


                                                                                            NUMBER OF       PERCENT OF
                                                                                            SHARES OF        TOTAL OF
                                                                                           COMMON STOCK    COMMON STOCK
                                                                                           BENEFICIALLY    BENEFICIALLY
                NAME AND ADDRESS OF BENEFICIAL OWNER OF COMMON STOCK(1)                       OWNED          OWNED(2)
----------------------------------------------------------------------------------------   ------------    ------------
Robert D. Briskman(7)...................................................................       132,500          1.1
Jack Z. Rubinstein(8)...................................................................       227,000          1.8
Peter K. Pitsch(9)......................................................................        70,000          *
Lawrence F. Gilberti(10)................................................................        35,000          *
Ralph V. Whitworth(11)..................................................................        35,000          *
Joseph S. Capobianco(12)................................................................             0          *
Keno V. Thomas(13)......................................................................             0          *
Andrew J. Greenebaum(14)................................................................        59,000          *
All Executive Officers and Directors as a Group(15) (9 persons).........................     2,458,500         19.5
------------------------------------------------------------------------------------------------------------------



                                                                                            NUMBER OF       PERCENT OF
                                                                                            SHARES OF        TOTAL OF
                                                                                            PREFERRED       PREFERRED
                                                                                              STOCK           STOCK
                                                                                           BENEFICIALLY    BENEFICIALLY
              NAME AND ADDRESS OF BENEFICIAL OWNER OF PREFERRED STOCK(16)                     OWNED          OWNED(2)
----------------------------------------------------------------------------------------   ------------    ------------
Directors, Executive Officers and 5% Holders of 5% Preferred Stock
Everest Capital International, Ltd.(17) ................................................     1,137,155         21.8
  c/o Morgan Stanley & Co.
  One Pierpont Plaza, 10th Floor
  Brooklyn, NY 11201
Continental Casualty Company(18) .......................................................     1,114,630         21.3
  c/o Chase Manhattan Bank
  4 New York Plaza
  New York, NY 10004-2477
Mackay-Shields Financial Corporation(19) ...............................................       678,350         13.0
  9 West 57th Street
  New York, NY 10019
Grace Brothers, Ltd.(20) ...............................................................       450,536          8.6
  Bradford Whitmore
  1560 Sherman Avenue, Suite 900
  Evanston, IL 60201
Everest Capital Fund, L.P.(21) .........................................................       427,020          8.2
  c/o Morgan Stanley & Co.
  One Pierpont Plaza, 10th Floor
  Brooklyn, NY 11201
Jess M. Ravich(22) .....................................................................       408,500          7.8
  c/o Libra Investments, Inc.
  11766 Wilshire Blvd.
  Suite 870
  Los Angeles, CA 90025
All Executive Officers and Directors
  as a Group(23) (9 persons)............................................................             0          *


------------

  * Less than 1%

                                              (footnotes continued on next page)

(footnotes continued from previous page)


 (1) This table is based upon information supplied by directors, officers and principal stockholders. Percentage of ownership is based on 12,577,884 shares of Common Stock outstanding on September 30, 1997. Unless otherwise indicated, the address of the beneficial owner is the Company.



 (2) Determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from September 30, 1997 upon the exercise of options, and each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from September 30, 1997 have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.


 (3) Darlene Friedland is the spouse of Robert Friedland. Robert Friedland was a director of the Company from June 1993 until October 1993. From May 1992, Mr. Friedland, and Ivanhoe Capital Corporation, a venture capital firm he controls, collectively were the Company's largest shareholder until their shares were transferred to Darlene Friedland in October 1993.

 (4) Subject to demand registration rights after the Company's two satellites are launched and operational.


 (5) Includes 300,000 shares issuable pursuant to stock options that are exercisable within 60 days. Does not include 400,000 shares issuable pursuant to stock options that are not exercisable within 60 days. Pursuant to a voting trust agreement entered into by Darlene Friedland, as grantor, David Margolese, as trustee, and the Company, Mr. Margolese will have the power to vote in his discretion all shares of Common Stock owned or hereafter acquired by Darlene Friedland and certain of her affiliates (currently 2,734,500 shares) for a period of five years commencing on the first to occur of the closing date of the Stock Offering or the Notes Offering or the consummation of the Exchange Offer.


 (6) Shares are owned by a group including the following: The Robertson Stephens Orphan Fund (which has shared voting and shared dispositive power over 1,069,200 shares), The Robertson Stephens Orphan Offshore Fund (with shared voting and shared dispositive power over 226,800 shares), The Robertson Stephens Global Low-Priced Stock Fund (with shared voting and shared dispositive power over 70,000 shares), The Robertson Stephens & Company Investment Management L.P. (with shared voting and shared dispositive power over 1,366,000 shares), Bayview Investors, LTD (with shared voting and shared dispositive power over 1,069,200 shares), Robertson, Stephens & Company, Incorporated ('RS&Co.') (with shared voting and shared dispositive power over 1,366,000 shares), and RS&Co.'s five shareholders, namely Paul
     H. Stephens (with sole voting and sole dispositive power over 96,880 shares, and shared voting and shared dispositive power over 1,366,000 shares), Sanford R. Robertson (with sole voting and sole dispositive power over 11,620 shares, and shared voting and shared dispositive power over 1,366,000 shares), Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons (the three of whom have shared voting and shared dispositive power over 1,366,000 shares). Messrs. Stephens, Robertson, McCaffery, Hecht, and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co. may be deemed to beneficially own. The source of the information in this footnote is the Schedule 13D dated August 13, 1997 filed by Robertson, Stephens & Company LLC, et al.

 (7) Represents 132,500 shares of Common Stock issuable pursuant to stock options exercisable within 60 days. Does not include 117,500 shares issuable pursuant to stock options that are not exercisable within 60 days of such date.

 (8) Includes 195,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days and 7,700 shares of Common Stock held in trust for his daughters. Excludes 20,000 shares held by DICA Partners, L.P. of which Mr. Rubinstein is the General Partner.

 (9) Includes 60,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days.

(10) Represents 35,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days.

(11) Represents 35,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days.

(12) Does not include 75,000 shares issuable pursuant to stock options that are not exercisable within 60 days.

(13) Does not include 75,000 shares issuable pursuant to stock options that are not exercisable within 60 days.

(14) Represents 59,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days. Does not include 116,000 shares of Common Stock issuable pursuant to stock options not exercisable within 60 days.

(15) Includes 732,500 shares of Common Stock issuable pursuant to stock options exercisable within 60 days. Does not include 857,000 shares issuable pursuant to options that are not exercisable within 60 days.


(16) This table is based upon information supplied by directors, officers and principal stockholders. Percentage of ownership is based upon 5,222,608 shares of 5% Preferred Stock outstanding on September 30, 1997. The information concerning the number of shares of Common Stock issuable upon conversion of shares of 5% Preferred Stock is estimated solely for the purposes of this table. Such beneficial ownership represents an estimate of the number of shares of Common Stock issuable upon the conversion of shares of 5% Preferred Stock beneficially owned by such person, assuming a conversion date of September 30, 1997 and all dividends on shares of the 5% Preferred Stock are paid, in lieu of cash, in additional shares of 5% Preferred Stock. (See 'Description of Capital Stock -- 5% Preferred Stock' for definitions of capitalized terms.) The number of shares of Common Stock issuable upon conversion of the shares of the 5% Preferred Stock would equal the Liquidation Preference of the shares being converted plus any Cash Payments divided by the then-effective conversion price applicable to


                                              (footnotes continued on next page)

(footnotes continued from previous page) the Common Stock (the 'Conversion Price'). The Conversion Price, as of any date up to and including November 15, 1997, is determined in accordance with a formula based on market prices of the Common Stock or actual prices at which the converting holder sold the Common Stock, in either case multiplied by an amount equal to 1 minus the Applicable Percentage. The actual number of shares of Common Stock upon conversion is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, application of the conversion provisions based on market prices prevailing at the actual date of conversion and whether dividends on shares of 5% Preferred Stock are paid in cash or added to the Liquidation Preference. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock or as to when holders will elect to convert shares of the 5% Preferred Stock into shares of Common Stock. See 'Description of Capital Stock -- 5% Preferred Stock.'


(17) Equivalent to 2,194,368 shares of Common Stock if converted on September 30, 1997. The following limitations (the 'Standstill Agreement') apply to Everest Capital International, Ltd. and Everest Capital Fund, L.P. (the 'Everest Funds') and their affiliates, and to certain transferees. Until the date one year after execution of a certain Commitment Term Sheet between such Funds and the Company, the Everest Funds and their affiliates (i) shall not acquire Common Stock, including by means of conversion of the 5% Preferred Stock or exercise of any other right, if, upon such acquisition, the Everest Funds and their affiliates will have or share, directly or indirectly, voting or investment power over ten percent or more of the Common Stock (for purposes of this clause (i), a right to acquire upon exercise or conversion will not be deemed to confer voting or investment power over the underlying security in the absence of an exercise or conversion), and (ii) shall not sell or otherwise dispose of warrants, or 5% Preferred Stock to any one purchaser if, following such sale or disposition, the purchaser and its affiliates would be beneficial owners of ten percent or more of the Common Stock, except for a sale or disposition of warrants or 5% Preferred Stock to a purchaser who, for itself and its affiliates, agrees to be bound by the limitations set forth in the Standstill Agreement.



(18) Held on its own behalf and on behalf of its Designated A/C High Yield Fund. Equivalent to 2,150,881 shares of Common Stock if converted on September 30, 1997.



(19) Held by The Mainstay Funds, on behalf of its High Yield Corporate Bond Fund Series (the 'Fund'), on behalf of which Mackay-Shields Financial Corporation acts as financial advisor (the 'Advisor'). The Fund and the Advisor share investment and voting power with respect to such shares. Equivalent to 1,309,012 shares of Common Stock if converted on September 30, 1997. The Fund has agreed that it will not, following any conversion of its shares, be the beneficial owner of more than 9.99% of the outstanding Common Stock unless it chooses to waive this restriction upon two days prior notice to the Company. If it waives this restriction upon proper notice.






(20) Equivalent to 869,399 shares of Common Stock if converted on September 30, 1997. Grace Brothers, Ltd. has agreed that it will not, following any conversion of its shares, be the beneficial owner of more than 9.99% of the outstanding Common Stock unless it chooses to waive this restriction upon 61 days prior notice to the Company.






(21) Equivalent to 824,020 shares of Common Stock if converted on September 30, 1997. Does not include shares of Common Stock issuable pursuant to warrants issuable to Everest Capital Master Fund, L.P., an affiliate of Everest Capital Fund, L.P., to purchase 1,740,000 shares of Common Stock at a purchase price of $50.00 per share. The warrants are exercisable from June 15, 1998 through and including June 15, 2005. See also (17) above.



(22) Represents 146,800 shares of 5% Preferred Stock that are issuable pursuant to warrants to be issued to Libra Investments, Inc. ('Libra') and 261,700 shares of 5% Preferred Stock that are issuable to The Ravich Revocable Trust of 1989 (the 'Ravich Trust'). Jess M. Ravich is the Chairman, Chief Executive Officer and controlling shareholder of Libra and a trustee of the Ravich Trust. Mr. Ravich disclaims beneficial ownership in the shares issuable to Libra except to the extent of his ownership interest in Libra. Equivalent to 788,282 shares of Common Stock if converted on September 30, 1997. Libra and the Ravich Trust have agreed that they will not, following any conversion of their shares of 5% Preferred Stock, be the beneficial owner of more than 4.99% of the outstanding common stock unless they choose to waive this restriction upon 61 days prior notice to the Company. Amount does not include warrants to purchase 60,000 shares of Common Stock issued to the Ravich Trust at a purchase price of $50.00 per share. The warrants are exercisable from June 15, 1998 through and including June 15, 2005.



(23) No Executive Officer or Director of the Company beneficially owns any shares of 5% Preferred Stock.



VOTING TRUST AGREEMENT



     The Company is a party to a voting trust agreement dated August 26, 1997 (the 'Voting Trust Agreement') by and among Darlene Friedland, as grantor, David Margolese, as the voting trustee thereunder, and the Company. The following summary description of the Voting Trust Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text thereof, a copy of which has been filed with the SEC as an exhibit to the
Schedule 13E-4.



     The Voting Trust Agreement provides for the establishment of a trust (the 'Trust') into which shall be deposited (i) all of the shares of Common Stock owned by Mrs. Friedland on the closing date of the first to occur of the Exchange Offer and the Stock Offering and (ii) any shares of Common Stock acquired by Mrs. Friedland, her spouse Mr. Robert Friedland, any member of either of their immediate families or any entity directly or indirectly controlled by Mrs. Friedland, her spouse or any member of either of their immediate families (the 'Friedland Affiliates') between the date shares are initially deposited and the termination of the Trust. The voting trust will terminate on the fifth anniversary of the initial deposit of shares into the Trust.



     The Voting Trust Agreement does not restrict the ability of Mrs. Friedland or any of the Friedland Affiliates to sell, assign, transfer or pledge any of the shares deposited into the Trust, nor does it prohibit Mrs. Friedland or the Friedland Affiliates from purchasing additional shares of Common Stock, provided those shares become subject to the Trust, as described above.



     Under the Voting Trust Agreement, the trustee will have the power to vote shares held in the Trust in relation to any matter upon which the holders of such stock would have a right to vote, including without limitation the election of directors. For so long as David Margolese remains trustee of the Trust, he may exercise such voting rights in his discretion. Any successor trustee or trustees of the Trust must vote as follows: (i) on the election of directors, the trustee(s) must vote the entire number of shares held by the Trust, with the number of shares voted for each director (or nominee for director) determined by multiplying the total number of votes held by the Trust by a fraction, the numerator of which is the number of votes cast for such person by other stockholders of the Company and the denominator of which is the sum of the total number of votes represented by all shares casting any votes in the election of directors; (ii) if the matter under Delaware law or the Certificate of Incorporation or the Bylaws of the Company requires at least an absolute majority of all outstanding shares of common stock of the Company in order to be approved, the trustee(s) must vote all of the shares in the Trust in the same manner as the majority of all votes that are cast for or against the matter by all other stockholders of the Company; and (iii) on all other matters, including without limitation any amendment of the Voting Trust Agreement for which a stockholder vote is required, the trustee(s) must vote all of the shares in the Trust for or against the matter in the same manner as all votes that are cast for or against the matter by all other stockholders of the Company.



     The Voting Trust Agreement may not be amended without the prior written consent of the Company, acting by unanimous vote of the Board of Directors, and approval of the Company's stockholders, acting by the affirmative vote of two-thirds of the total voting power of the Company, except in certain limited circumstances where amendments to the Voting Trust Agreement are required to comply with applicable law.

                       DESCRIPTION OF NEW PREFERRED STOCK

GENERAL


     The following description of the New Preferred Stock set forth herein does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Amended and Restated Certificate of Incorporation filed as an exhibit to the Registration Statement, and the Certificate of Designations relating to the New Preferred Stock, the form of which is filed as an exhibit to the Registration Statement and which will be filed with the Secretary of State of the State of Delaware prior to the issuance of the New Preferred Stock.


RANK


     The New Preferred Stock, with respect to dividend rights and rights upon liquidation, winding up or dissolution, ranks (i) senior and prior to the Common Stock and to any other stock issued by the Company designated as junior to the New Preferred Stock, (ii) junior to the 5% Preferred Stock and (iii) on a parity with any class or series of stock of the Company, the terms of which do not designate such class or series as either junior or senior to the New Preferred Stock.


DIVIDENDS


     The annual dividend rate per share of the New Preferred Stock will be an amount equal to 10.5% of the sum of (x) the liquidation preference of the New Preferred Stock and (y) all accrued and unpaid dividends, if any, whether or not declared, from the date of issuance of the shares of New Preferred Stock to the applicable dividend payment date. Dividends on the shares of New Preferred Stock will be cumulative, accruing quarterly and, when and as declared by the Board of Directors of the Company, will be payable quarterly initially on November 15, 2002 (the 'First Scheduled Dividend Payment Date') and on February 15, May 15, August 15 and November 15 of each year (each, a 'Dividend Payment Date') in each year thereafter. In addition, accrued dividends on the shares of New Preferred Stock will be paid on the redemption date of any share of New Preferred Stock redeemed by the Company, on the purchase date of any share of New Preferred Stock purchased by the Company pursuant to an Offer to Purchase (as defined herein) or on the conversion date of any share of New Preferred Stock converted into shares of Common Stock on or after the First Scheduled Dividend Payment Date. No accrued dividends will be paid on any shares of New Preferred Stock that are converted by the holders thereof prior to the First Scheduled Dividend Payment Date, unless such shares of New Preferred Stock are converted on or prior to a redemption date by holders thereof electing to convert such shares after having received a notice of redemption for such shares. Dividends may be paid in cash, shares of Common Stock or any combination thereof, at the option of the Company. Common Stock issued to pay dividends will be valued at the average closing price of the Common Stock as reported in The Wall Street Journal for the 20 consecutive trading days immediately preceding the date of such payment. Dividends with respect to any share of New Preferred Stock will accumulate from November 15, 1997.


     If and so long as any full cumulative dividends payable on the shares of New Preferred Stock in respect of all prior dividend periods will not have been paid or set apart for payment, the Company will not pay any dividends or make any distributions of assets on or redeem, purchase or otherwise acquire for consideration shares of capital stock of the Company ranking junior to or on a par with the New Preferred Stock in payment of dividends.


     Dividends on the shares of New Preferred Stock are payable to the holders of record thereof as they appear on the stock register of the Company on such record date, not more than 40 days nor fewer than 10 days preceding the payment date thereof, as will be fixed by the Board of Directors. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any Dividend Payment Date, to the holders of record on such date, not exceeding 40 days nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors. Dividends paid in cash will be paid to each holder of record in United States dollars by check mailed to such holder at its address appearing on the books of the Company. Any shares of Common Stock issued, at the option of the Company, to pay any dividends on shares of New Preferred Stock will thereupon be duly authorized, validly issued, fully paid and non-assessable. No fractional shares of Common Stock will be issued as dividends.


REDEMPTION


     Except as described below, the shares of New Preferred Stock may not be redeemed by the Company at its option prior to November 15, 2002. From and after November 15, 1999 and prior to November 15, 2002, the Company may redeem shares of New Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the Liquidation Preference of the shares of New Preferred Stock redeemed, plus accrued and unpaid dividends, if any, whether or not declared, to the redemption date, if the average closing price of the Common Stock as reported in The Wall Street Journal for the 20 consecutive trading days prior to the notice of redemption thereof equals or exceeds $31.50 per share (subject to adjustments). From and after November 15, 2002, the Company may redeem shares of New Preferred Stock, in whole or in part, at the following redemption prices per share, expressed as percentages of the Liquidation Preference thereof, if redeemed during the 12-month period beginning November 15 in the year indicated below:


                                 YEAR                                     PERCENTAGE
-----------------------------------------------------------------------   ----------

2002...................................................................      105.25%
2003...................................................................      102.63%
2004...................................................................      101.81%
2005 and thereafter....................................................      100.00%

plus, in each case, accrued and unpaid dividends, if any, to the redemption date.


     Following the issuance of the New Preferred Stock, within 30 days of the closing date of the first offering by the Company of debt securities in excess of $50,000,000 pursuant to a registration statement filed with the Commission under the Securities Act or pursuant to Rule 144A under the Securities Act (the 'Debt Offering'), the Company may redeem up to 50% of the outstanding shares of New Preferred Stock at a redemption price of 100% of the Liquidation Preference of the shares of New Preferred Stock redeemed, plus accrued and unpaid dividends, if any, whether or not declared, to the redemption date. On November 15, 2012 (the 'Mandatory Redemption Date'), the Company is required to redeem all outstanding shares of New Preferred Stock at a redemption price of 100% of the Liquidation Preference of the shares of New Preferred Stock, plus accrued and unpaid dividends, if any, whether or not declared, to the Mandatory Redemption Date.



     The amount paid to the holders of shares of New Preferred Stock upon redemption which is allocable to the Liquidation Preference of the shares of New Preferred Stock shall be paid in cash and the amount of any accrued and unpaid dividends to be paid on the shares of New Preferred Stock redeemed shall be paid in cash, shares of Common Stock or any combination thereof at the option of the Company.



     The Company is required to give notice of any proposed redemption of shares of New Preferred Stock upon not less than 15 days nor more than 40 days (such date to be determined by the Company, the 'Redemption Record Date') prior to the date of redemption, to the holders of record on the Redemption Record Date of the shares to be redeemed at their addresses appearing on the books of the Company. Each such notice will specify the shares of New Preferred Stock called for redemption, the redemption price and the time, place and date of redemption. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. On or after the redemption date, each holder of shares of New Preferred Stock being redeemed will present and surrender such holder's certificate or certificates evidencing such shares to the Company at the place set forth in the redemption notice, whereupon the Company will cancel such shares and will pay to such holders the redemption price for such surrendered shares, plus accrued and unpaid dividends, if any, to the redemption date. If fewer than all the shares of New Preferred Stock represented by any holder's certificate are redeemed, the Company will issue a new certificate representing the unredeemed shares of New Preferred Stock.

     In the event fewer than all of the outstanding shares of New Preferred Stock are being redeemed, the shares to be redeemed will be selected pro rata or by lot or in such other manner as the Board of Directors of the Company may determine, provided that only whole shares shall be selected for redemption.


     Any shares of New Preferred Stock which have been called for redemption may be converted into shares of Common Stock before being redeemed provided that the holder thereof gives written notice to the Company, prior to the close of business on the business day immediately preceding the date of redemption, of such holder's election to convert such shares of New Preferred Stock into shares of Common Stock, together with the certificate or certificates evidencing such shares, duly endorsed or assigned to the Company, and any necessary transfer tax payment as described below. See ' -- Conversion.'

CHANGE IN CONTROL


     Upon the occurrence of a Change in Control, the Company must make an offer to purchase (an 'Offer to Purchase') all then outstanding shares of New Preferred Stock at a purchase price (the 'Change in Control Purchase Price') in cash equal to 101% of their Liquidation Preference, plus all accrued and unpaid dividends (paid in cash), if any, whether or not declared, to the date such shares are purchased (the 'Change in Control Purchase Date'). A 'Change in Control' is defined as the occurrence of any of the following events: (a) any 'person' or 'group' (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Loral Space, Arianespace or David Margolese is or becomes the 'beneficial owner' (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have 'beneficial ownership' of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding voting stock of the Company; (b) the Company consolidates with, or merges with or into another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into the Company, in any such event, pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than, at all times when the Notes are outstanding, those transactions that are not deemed a 'Change of Control' under the terms of the Indenture; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) the Company is liquidated or dissolved or a special resolution is passed by the shareholders of the Company approving the plan of liquidation or dissolution, other than, at all times when the Notes are outstanding, those transactions that are not deemed a 'Change of Control' under the terms of the Indenture.



     Within 30 days following any Change in Control, the Company must give written notice of such Change in Control to each holder of shares of New Preferred Stock by first-class mail, postage prepaid, at his address appearing in the stock register of the Company, stating, among other things, the purchase price and that the purchase date shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any shares of New Preferred Stock not tendered will continue to accumulate dividends; that, unless the Company defaults in the payment of the purchase price, any shares of New Preferred Stock accepted for payment pursuant to the Offer to Purchase shall cease to accumulate dividends after the Change in Control Purchase Date; and certain other procedures that a holder of shares of New Preferred Stock must follow to accept an Offer to Purchase or to withdraw such acceptance.



     If an Offer to Purchase is made, there can be no assurance that the Company will have available funds sufficient to pay the Change in Control Purchase Price for any or all of the shares of New Preferred Stock that might be delivered by holders thereof seeking to accept the Offer to Purchase and, accordingly, none of the holders of the shares of New Preferred Stock may receive the Change in Control Purchase Price for their New Preferred Stock in the event of a Change in Control.


     The existence of a holder's right to require the Company to repurchase such holder's New Preferred Stock upon a Change in Control may deter a third party from acquiring the Company in a transaction which constitutes a Change in Control. Furthermore, the possibility that a third party would be deterred from acquiring the Company may have an adverse effect on the market price of the Company's Common Stock.

     The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer to Purchase.

CONVERSION


     Each share of New Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed, into a number of shares of Common Stock calculated by dividing the Liquidation Preference of the New Preferred Stock (without accrued and unpaid dividends) by a conversion price (the 'Conversion Price') equal to (x) prior to the date of the first underwritten public offering of the Company's Common Stock following the initial issuance of the New Preferred Stock, $21.00 and (y) thereafter, the lower of $21.00 per share or the issue price per share of the Common Stock in such underwritten public offering. The Conversion Price will not be adjusted at any time for accrued and unpaid dividends on the shares of New Preferred Stock, but will be subject to adjustment for the occurrence of certain corporate events affecting the Common Stock. Upon conversion, at any time after the First Scheduled Dividend Payment Date, holders of the New Preferred Stock will be entitled to receive all accrued and unpaid dividends upon the shares of New Preferred Stock converted payable in cash or shares of Common Stock, or a combination thereof, at the option of the Company. No accrued dividends will be paid on any shares of New Preferred Stock that are converted by the holders thereof prior to the First Scheduled Dividend Payment Date, unless such shares of New Preferred Stock are converted prior to a redemption date by holders thereof electing to convert such shares after having received a notice of redemption for such shares. Common Stock issued to pay dividends will be valued at the average closing price of the Common Stock as reported in The Wall Street Journal for the 20 consecutive trading days immediately preceding the date of such payment.



     To convert shares of New Preferred Stock into Common Stock, the registered holder of such shares of New Preferred Stock must give written notice to the Company that it elects to convert such shares and surrender at the office of the Transfer Agent, or at such other office or offices, if any, as the Board of Directors may designate, the certificate or certificates therefor, duly endorsed or assigned to the Company or in blank, together with any payment for stamp or similar taxes that may be required to be paid by the holder, as described below.



     Shares of New Preferred Stock will be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion, and the person or persons entitled to receive the Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Company will issue and deliver a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with any payment in lieu of issuing any fractional shares of Common Stock, to the person or persons entitled to receive the same. In case shares of New Preferred Stock are called for redemption, the right to convert such shares will terminate at the close of business on the business day immediately preceding the redemption date, unless default shall be made in payment of the redemption price.



     The Conversion Price for shares of New Preferred Stock is subject to adjustment in certain events, including (i) dividends and other distributions payable in Common Stock on any class of capital stock of the Company, (ii) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than fair market value, (iii) subdivisions, combinations and reclassifications of the Common Stock, (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets and (v) a consolidation or merger to which the Company is a party or the sale or transfer of all or substantially all of the assets of the Company.


     The Company will pay any and all stamp or other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock upon conversion of shares of New Preferred Stock or the issue or delivery of shares of Series D Preferred Stock upon an Automatic Exchange of shares of New Preferred Stock. The Company will not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of New Preferred Stock so converted or exchanged were registered, and no such issue or delivery will be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid. All shares of Common Stock issued upon conversion of shares of New Preferred Stock shall be validly issued, fully paid and nonassessable.


AUTOMATIC EXCHANGE


     If the Company has not consummated one or more Qualifying Offerings yielding gross proceeds in an aggregate cash amount of at least $100 million by May 15, 1998 (the 'Automatic Exchange Date'), all outstanding shares of New Preferred Stock shall be exchanged automatically (the 'Automatic Exchange') for shares of the Series D Preferred Stock, with an initial liquidation preference of $102.50 on the Automatic Exchange Date, at an exchange rate of one share of Series D Preferred Stock for each $100 of Automatic Exchange Rate Liquidation Preference represented by the shares of New Preferred Stock held by any holder. The 'Automatic Exchange Rate Liquidation Preference' for the shares of New Preferred Stock shall be $69.6145 per share (the amount determined by multiplying (x) the Liquidation Preference for the New Preferred Stock, (without accrued and unpaid dividends thereon) by (y) 0.696145.) The Company will pay cash to holders of New Preferred Stock in lieu of issuing fractional shares of Series D Preferred Stock in the Automatic Exchange. Although holders of New Preferred Stock will not be entitled to receive accrued dividends thereon on or after the Automatic Exchange Date, shares of Series D Preferred Stock will be issued with an initial liquidation preference equal to $102.50. For a description of the terms, preferences and rights of the Series D Preferred Stock, see 'Description of Series D Preferred Stock.'


     In the event of an Automatic Exchange, the Company will give written notice to the holders of record on the Automatic Exchange Date of shares of New Preferred Stock at their addresses appearing on the books of the Company that the shares of New Preferred Stock have been automatically exchanged into shares of Series D Preferred Stock. The notice of exchange will specify the number of shares of Series D Preferred Stock into which the shares of New Preferred Stock have been automatically exchanged and the place where the holders are to deliver the certificates evidencing shares of New Preferred Stock in exchange for certificates evidencing shares of Series D Preferred Stock. Thereafter, the holders will surrender their certificates evidencing shares of New Preferred Stock at the place designated in the notice of exchange. As promptly as practicable after receipt of such certificates, the Company will issue and deliver to each holder a certificate or certificates for the number of shares of Series D Preferred Stock to which such holder is entitled. Shares of Series D Preferred Stock will be deemed to have been exchanged immediately prior to the close of business on the Automatic Exchange Date and the holders of the New Preferred Stock of record on such date shall be treated for all purposes as the record holders of the Series D Preferred Stock at such time.


     No fractional shares of Series D Preferred Stock will be issued upon the Automatic Exchange and, in lieu thereof, the Company will pay a cash adjustment to holders in respect of such fraction in an amount equal to the amount of Automatic Exchange Rate Liquidation Preference represented by shares of New Preferred Stock held by a holder which are not exchanged.



     The Company will pay any documentary, stamp or similar issue or transfer tax due on the issue of Series D Preferred Stock upon the Automatic Exchange. The holders, however, will pay any such tax that may be due in the event that any shares of the Series D Preferred Stock are issued in a name other than the name of the record holder, as requested by such holder. All shares of Series D Preferred Stock issued upon the Automatic Exchange will be validly issued, fully paid and nonassessable.

VOTING RIGHTS


     Other than the consent rights described below with respect to certain corporate actions, and except as otherwise provided by applicable law, holders of shares of New Preferred Stock will have no voting rights. Consent of the holders of a majority of the outstanding shares of New Preferred Stock will be required before the Company may take certain corporate actions, including (i) any amendment, alteration or repeal of any of the provisions of the Company's Certificate of Incorporation or Bylaws which affects adversely the voting powers, rights or preferences of the holders of the shares of New Preferred Stock, (ii) the authorization or creation of, or the increase in authorized amount of, any shares of any class or series of of equity securities that ranks senior to or on a parity with the New Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution and (iii) the merger or consolidation of the Company with or into any other entity, unless the resulting corporation will thereafter have no class or series of shares and no other securities either authorized or outstanding ranking prior to, or on a parity with, the New Preferred Stock in the payment of dividends or the distribution of its assets on liquidation, dissolution or winding up. In addition, in the event that (i) after the First Scheduled Dividend Payment Date, dividends payable on the shares of New Preferred Stock shall be in arrears in an aggregate amount equal to at least six quarterly dividend payments, (ii) the Company fails to redeem all of the outstanding shares of New Preferred Stock on the Mandatory Redemption Date, or (iii) the Company fails to make an Offer to Purchase upon a Change in Control, the holders of a majority of the outstanding shares of New Preferred Stock, voting as a class, will be entitled to elect (i) one director in the event that there are seven or less directors on the Board of Directors at such time or (ii) two directors in the event that there are eight or more directors on the Board of Directors at such time.


     In exercising the voting rights set forth herein or when otherwise granted voting rights by operation of law, each share of New Preferred Stock will be entitled to one vote per share.


     No consent of the holders of the New Preferred Stock will be required for
(i) the creation of any indebtedness of any kind of the Company or (ii) the authorization or issuance of any class of capital stock of the Company ranking junior to the New Preferred Stock in payment of dividends or upon liquidation, dissolution or winding up of the Company.


LIQUIDATION


     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of the assets of the Company to the holders of shares of Common Stock or any other capital stock of the Company ranking junior to the New Preferred Stock upon liquidation, dissolution or winding up of the Company, the holders of shares of New Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share of New Preferred Stock equal to $100.00, plus accrued and unpaid dividends on such share of New Preferred Stock, if any, to the date of final distribution.



     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of assets of the Company to the holders of shares of New Preferred Stock or any capital stock of the Company ranking on a par with the shares of New Preferred Stock, the holders of any shares of capital stock of the Company ranking senior to the New Preferred Stock and such parity stock (including the shares of 5% Preferred Stock in the event not all shares of 5% Preferred Stock are exchanged or otherwise redeemed) shall be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share of such senior stock equal to the liquidation preference thereof, plus accrued and unpaid dividends thereon, if any, to the date of final distribution.



     If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the shares of New Preferred Stock or any capital stock ranking on a par with the shares of New Preferred Stock are not paid in full, then such holders will share ratably in any such distribution of assets, or proceeds thereof, in proportion to the full respective preferential amounts to which they are entitled. Neither a consolidation nor a merger of the Company with one or more other corporations, nor a sale or a transfer of all or substantially all of the assets of the Company, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company.

RESTRICTIONS ON TRANSFER


     Subject to certain exceptions, the holders of New Preferred Stock and the holders of New Preferred Stock who convert shares of New Preferred Stock into shares of Common Stock ('Converted Stock') will not be permitted to sell, grant any option to purchase or otherwise transfer or dispose of (collectively, 'Transfer') any New Preferred Stock or Converted Stock, as the case may be, until the later to occur of (i) the 181st day following the Stock Offering or
(ii) the 181st day following consummation of the Exchange Offer (such later date being herein referred to as the 'Lock-Up Expiration Date'); provided, however, that if a holder is prevented by applicable law from owning assets subject to such restrictions on Transfer, such restrictions shall be inapplicable to such holder and the Company will have a right of first refusal with respect to all shares of New Preferred Stock held by such holder that is exercisable for a period of 90 days from the date an agreement to sell shares of New Preferred Stock is reached with a potential buyer at any time on or prior to the Lock-Up Expiration Date.



SINKING FUND; OTHER MATTERS



     The New Preferred Stock will not be subject to any mandatory sinking fund redemption. Holders of shares of New Preferred Stock will have no pre-emptive rights. Shares of New Preferred Stock, when issued pursuant to the terms of the Exchange Offer, will be fully paid and nonassessable.


TRANSFER AGENT


     The transfer agent for the New Preferred Stock is Continental Stock Transfer & Trust Company, New York, New York.

                    DESCRIPTION OF SERIES D PREFERRED STOCK

GENERAL


     The Series D Preferred Stock will be issued pursuant to a certificate of designations (the 'Series D Certificate of Designations'). The provisions of the Series D Preferred Stock are substantially similar to those of the 5% Preferred Stock, except that certain milestones, deadlines and other reference dates included in the certificate of designations for the 5% Preferred Stock are, due to the passage of time, not applicable with respect to the Series D Preferred Stock and are, thus, not included in the Series D Certificate of Designations.



     The following description of the Series D Preferred Stock set forth herein does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Amended and Restated Certificate of Incorporation filed as an exhibit to the Registration Statement, and the Series D Certificate of Designations, the form of which is filed as an exhibit to the Registration Statement and which will be filed with the Secretary of State of the State of Delaware prior to the issuance of the Series D Preferred Stock.


RANK


     The Series D Preferred Stock, with respect to dividend rights and rights upon liquidation, winding up or dissolution, ranks (i) senior and prior to the Common Stock and to any other class or series of capital stock hereafter issued by the Company and (ii) junior to the 5% Preferred Stock.


DIVIDENDS


     Each share of the Series D Preferred Stock is entitled to receive dividends at the rate of $5.00 per annum, payable semi-annually on April 15 and October 15 of each year, when and as declared by the Board of Directors, in preference and priority to any payment of any dividends on the Common Stock or any other class or series of stock of the Company (except dividends on the 5% Preferred Stock). Such dividends shall accrue on any given share from the date of original issuance of the Series D Preferred Stock and shall accrue from day to day whether or not earned or declared, based on the actual days elapsed and a 360-day year of 12 30-day months. Any dividend payable on the Series D Preferred Stock may be paid, at the option of the Company, either (i) in cash or (ii) by adding the amount of such dividend to the liquidation preference of the Series D Preferred Stock.


LIQUIDATION PREFERENCE


     In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of any other class or series of shares (except holders of shares of 5% Preferred Stock), the amount of $102.50 per share plus any accrued but unpaid dividends.


REDEMPTION


     The Series D Preferred Stock may be redeemed in whole but not in part at a redemption price equal to the sum of the liquidation preference for the Series D Preferred Stock plus any Series D Cash Payments (as defined herein) by the Company at any time, provided, however, that the Company may not exercise its right of redemption unless the average closing price of the Common Stock as reported in The Wall Street Journal for the twenty consecutive trading days prior to the notice of redemption shall equal or exceed $18 per share (subject to adjustment for stock dividends, stock splits and reverse stock splits).

CONVERSION


     The Series D Preferred Stock is convertible into shares of Common Stock at any time, provided that the Company is not obligated to honor any request for conversion of the Series D Preferred Stock at any time to the extent that approval of the FCC of the issuance of shares of Common Stock upon such conversion is or would be required and has not been obtained. If such FCC approval (other than with respect to a conversion resulting in a holder or group of holders holding more than 50% of the voting securities of the Company) has not been obtained, the Company is required, at the request of any holder of Series D Preferred Stock, to repurchase the shares of Series D Preferred Stock held by such holder at a purchase price per share equal to the sum of the liquidation preference of the Series D Preferred Stock plus any Series D Cash Payments due to such holder, divided by 0.72125 (the 'Series D Maximum Price').



     The number of shares of Common Stock issuable upon conversion of the shares of the Series D Preferred Stock will equal the liquidation preference of the shares being converted plus any Series D Cash Payments divided by the then-effective conversion price applicable to the Common Stock (as defined below, the 'Series D Preferred Conversion Price').



     The Company must make a cash payment in an amount per share equal to 3% of the liquidation preference of the shares of Series D Preferred Stock per month to each holder if the Company fails (i) to honor any request for conversion of the Series D Preferred Stock as permitted by the terms and conditions of the Series D Preferred Stock or (ii) to maintain the listing of the Common Stock on the Nasdaq SmallCap Market, the Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange. In addition, if the Company fails at any time to reserve a sufficient number of shares of Common Stock for issuance upon conversion of the shares of Series D Preferred Stock, it must make a cash payment per share equal to 3% of the liquidation preference of the Series D Preferred Stock (proportionately reduced by the amount of shares that are so authorized and reserved) per month to the holders of the shares of Series D Preferred Stock. The cash payments referred to in this paragraph are, collectively, 'Series D Cash Payments.'



     'Series D Preferred Conversion Price' equals 0.72125 multiplied by the lowest of (i) the average of the daily means between the low trading price of the Common Stock and the closing price of the Common Stock for all the trading days between October 15, 1997 and November 15, 1997, (ii) the average of the daily means between the low trading price of the Common Stock and the closing price of the Common Stock during the three consecutive trading days immediately preceding the date of conversion and (iii) the weighted-average (based upon the number of shares sold) of the actual selling price (but not less than the low trading price on the date of such trade as reported on the principal market for the Common Stock), at which the holder shall have sold shares of Common Stock received or receivable upon conversion of the Series D Preferred Stock, reduced by any trading commissions or underwriting spreads paid by such holder, as certified to the Company by such holder and subject to the meeting of certain notice requirements by such holder.



     In the event that during any period of consecutive trading days provided for above, the Company shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Series D Preferred Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event.


FORCED CONVERSION


     After April 15, 2000, the Company may require the holders of the Series D Preferred Stock to convert such shares into Common Stock at the then applicable Series D Preferred Conversion Price and all Series D Cash Payments due on a date specified in the notice of forced conversion. However, the Company will not have the right to require such conversion if the Company has commenced bankruptcy proceedings, has ceased operations or is in default for money borrowed in excess of $50 million.

REQUIRED REDEMPTION


     The Company must reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series D Preferred Stock, at least such number of shares of its Common Stock that is the greater of (i) ten million shares and (ii) 1.5 times the number as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock. If the Company does not have sufficient shares of Common Stock reserved to effect the conversion of all outstanding shares of Series D Preferred Stock, then at any time at the request of any holder of shares of the Series D Preferred Stock, the Company must purchase from such holder the number of shares of Series D Preferred Stock equal to such holder's pro-rata share of the number of shares of Series D Preferred Stock that would not be able to be converted due to an insufficient number of shares of Common Stock reserved for such purpose at the Series D Maximum Price.



     In addition, if, prior to April 21, 1998, the FCC awards more than two licenses (including any license awarded to the Company) permitting the licensee to provide satellite digital audio radio services and more than two licensees (including the Company) commence or announce an intention to commence satellite digital audio radio services, then after issuance of the Series D Preferred Stock, upon the request of the holders of more than one-third of the outstanding shares of the Series D Preferred Stock, the Company must purchase one-half of the shares of the Series D Preferred Stock held by each requesting shareholder at the Series D Maximum Price.



     If a Reorganization occurs or is proposed, each holder of the Series D Preferred Stock may require the Company to redeem the Series D Preferred Stock at the Series D Maximum Price. A 'Reorganization' is defined with respect to the Series D Preferred Stock as any reorganization or any reclassification of the Common Stock or other capital stock of the Company or any consolidation or merger of the Company with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Company to any other person. If the holder of Series D Preferred Stock chooses not to require the Company to redeem such holder's shares, the shares will be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series D Preferred Stock not so redeemed would have been entitled upon the Reorganization.


VOTING RIGHTS


     The Company shall not undertake the following actions without the consent of the holders of a majority of the Series D Preferred Stock: (i) modify its Certificate of Incorporation or Bylaws so as to amend or change any of the rights, preferences or privileges of the Series D Preferred Stock; or (ii) purchase or otherwise acquire for value any Common Stock or other equity security of the Company or any non-wholly-owned subsidiary thereof not held by the Company or any wholly-owned subsidiary while there exists any arrearage in the payment of cumulative dividends on the Series D Preferred Stock or any Series D Cash Payments due or the liquidation preference of the Series D Preferred Stock exceeds $102.50. The Company shall not, in connection with a repurchase of any shares of Series D Preferred Stock undertake any of the following actions without the consent of all holders of the Series D Preferred
Stock: (i) reduce the amount of Series D Preferred Stock whose holders must consent to an amendment or waiver, (ii) reduce the rate of, or change the time for payment of, dividends on the Series D Preferred Stock or alter the liquidation preference thereof or (iii) alter the conversion provisions with respect to the Series D Preferred Stock.


     Other than the consent rights described above, holders of the Series D Preferred Stock have no voting rights.


ADDITIONAL FINANCINGS



     The Series D Certificate of Designations prohibits the Corporation from undertaking to conduct any debt or equity financing that is not either pari passu or junior, in seniority, structure and maturity, to the Series D Preferred Stock.

ANTI-DILUTION

     The Series D Preferred Stock is at all times subject to customary anti-dilution adjustments for events such as stock splits, stock dividends, reorganizations and certain mergers affecting the Common Stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR DISCOUNT NOTES DUE 2007


     The Notes are expected to have the following terms when issued. The Notes will mature in 2007, are expected to be issued for approximately $150 million gross proceeds and will be unsecured obligations of the Company. The Notes will accrete the original issue discount for five years at a rate to be determined, and thereafter will bear interest at the same rate, payable in cash semiannually in arrears. The Indenture will not provide for a sinking fund. The Notes will be subject to redemption at any time on or after a date to be determined in 2002, at the option of the Company, in whole or in part, in amounts of principal at maturity of $1,000 or an integral multiple of $1,000 at declining redemption prices set forth in the Indenture. Notwithstanding the foregoing, during the first 36 months after the date of the Indenture, the Company will be permitted to redeem up to 33% of the initial accreted value of the Notes with the net proceeds of any public equity offerings at a redemption price to be determined.



     Upon a change of control of the Company, or in the event of asset sales in certain circumstances, the Company will be required by the terms of the Indenture to make an offer to purchase the outstanding Notes at a purchase price equal to, or at a premium to, the accreted value thereof.



     The indebtedness of the Company evidenced by the Notes will rank senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with all other existing and future unsubordinated indebtedness of the Company. The Indenture will contain a number of covenants restricting the operations of the Company and its subsidiaries, including those restricting the incurrence of indebtedness; the making of restricted payments (in the form of the declaration or payment of certain dividends or distributions, the purchase, redemption or other acquisition of any capital stock of the Company, the voluntary prepayment of pari passu or subordinated indebtedness and the making of certain investments, loans and advances); transactions with stockholders and affiliates; the incurrence of liens; the transfer of assets; issuances and sales of capital stock of subsidiaries; the incurrence of guarantees by subsidiaries; dividend and other payment restrictions affecting subsidiaries; and consolidation, merger or sale of substantially all of the Company's assets and requiring the purchase of Notes, at the option of the holder, upon the occurrence of a change in control.



     The events of default under the Indenture will include provisions that are typical of senior debt financings, including a cross-acceleration to a default by the Company or any material subsidiary of any indebtedness that has an aggregate principal amount in excess of certain levels. Upon the occurrence of such an event of default, the trustee or the holders of not less than 25% in principal amount at maturity of the outstanding Notes may immediately accelerate the maturity of all the Notes as provided in the Indenture.


VENDOR FINANCING

     On July 22, 1997, the Company entered into the AEF Agreements with AEF to finance approximately $105 million of the estimated $176 million price of the launch services to be provided by Arianespace for the Company's two satellites. Under the AEF Agreements, the Company is able to borrow funds to meet the progress payments due to Arianespace for the construction of each launch vehicle and other launch costs (the 'Tranche A Loans'). Interest on the Tranche A Loans will be capitalized and will accrue at a rate of 3% per annum above the rate at which dollar deposits are offered in the London interbank market for three months or, during a certain time period following the Conversion Commitment Date (defined below), one month (the 'Interest Basis'). Unless the Company satisfies the conditions for conversion of the Tranche A Loans to long-term loans, the Company will be required to repay the Tranche A Loans in full, together with accrued interest and all fees and other amounts due, approximately three months before the applicable launch date, which will be prior to the time CD Radio commences commercial operations. There can be no assurance that the Company will have sufficient funds to make such repayment.

     If the Company satisfies certain conditions set forth in the AEF Agreements and otherwise meets the requirements of AEF by a specified date prior to the applicable launch (the 'Conversion Commitment Date'), Tranche A Loans representing up to 60% of the launch costs may be converted ('Conversion') on the launch date into term loans (the 'Tranche B Loans') which will amortize over a period not to exceed seven years. However, not more than $80 million of the Tranche A Loans may be converted in the aggregate under the AEF Agreements.

     Prior to Conversion, based on documents and materials to be submitted by the Company, including its business plan, AEF will place the Company into one of three pre-established borrower categories for the purpose of determining the conditions to Conversion that the Company must satisfy. It is anticipated that the Company will be placed in the category for which the conditions to Conversion are the most restrictive ('Category 3'). If the Company is placed in Category 3, AEF, at its discretion, may impose conditions to Conversion and require covenants in addition to those initially set forth in AEF Agreements. There can be no assurance that the Company will be able to satisfy the conditions to Conversion.

     Interest on the Tranche B Loans will accrue at a rate of 3.5% per annum above the Interest Basis and will be payable quarterly (or, in certain time periods, monthly) in arrears. Any amounts due and payable by the Company which are not paid on their due date will accrue interest at a default rate of 2% above the interest rate otherwise applicable at such time.

     The Company may, at any time, prepay the Tranche A Loans or the Tranche B Loans by providing prior irrevocable written notice to AEF. The Company will be required to prepay the loans in full, together with accrued interest and all fees and other amounts due, if certain events occur, including the following:
(i) any of the applicable AEF Agreements, the Launch Services Agreement or the related Multiparty Agreement among the Company, AEF and Arianespace is terminated; (ii) following a launch failure, the Company does not request a replacement launch within 180 days after the original launch date or a replacement launch is not accomplished within two years following the original launch date; (iii) an initial launch has not occurred by April 12, 2002; (iv) a replacement launch results in a launch failure; or (v) the satellite fails to enter commercial service within eight months following launch. The Company also will be required to make a prepayment of the loans in proportion to any prepayment (whether voluntary or mandatory) made by the Company under any other financing agreement relating to the construction, launch and operation of the satellites. Following Conversion, the Company will be required to apply a percentage of its excess cash flow (cash flow not needed to service debt, pay taxes or fund capital expenditures) to prepay the Tranche B Loans on certain specified dates, with the percentage so applied decreasing as the outstanding principal amount of the Tranche B loan decreases.

     If Conversion occurs, the Company will not be permitted to pay any dividends on any shares of its stock or purchase any capital stock or other equity interest in, or make any loan to or investment in, any of its affiliates unless the aggregate amount of all such payments for the applicable time period is less than or equal to the amount of the Company's excess cash flow for such period minus the amounts needed to make required prepayments of the Tranche B loans and not used during such period to make loans, investments, capital expenditures, scheduled payments on subordinated indebtedness or other purposes.

     If Conversion occurs, it is anticipated that the Tranche B Loans will be amortized as set forth in the following schedule, with the final payment of principal to be made no later than April 14, 2009 (the 'maturity date'):

                                                                              PERCENTAGE OF
                                                                             PRINCIPAL AMOUNT
                                                                            OF TRANCHE B LOANS
                            QUARTERLY PERIOD                                   TO BE REPAID
                          FOLLOWING LAUNCH DATE                                PER QUARTER
-------------------------------------------------------------------------   ------------------

1 and 2..................................................................      No Repayment
3 and 4..................................................................          1.0%
5 through 8..............................................................          2.0%
9 through 12.............................................................          2.5%
13 through maturity date.................................................          5.0%

     However, based on the business plan and other documents to be submitted by the Company during the review process required for Conversion, AEF may impose a shorter amortization schedule for the Tranche B Loans.

     If AEF determines that the Tranche A Loans are eligible for Conversion, the Company also will be prohibited from changing its capital structure (including the terms of its outstanding stock or other equity interests), permitting any change in the composition of its ownership, or changing its organizational documents, if such change could reasonably be expected to have a material adverse effect on the Company, its business, assets or financial condition or its ability to perform its obligations under any agreements relating to the financing or the value of the Collateral (as defined below) or the license granted under the Collateral Documents (as defined below). The Company will also be prohibited from merging, consolidating or combining with any other entity.

     As a condition to Conversion, the Company will be required to create, in favor of a security agent (and on behalf of AEF, a bank group providing funding to AEF to on-lend to the Company and any other lender to the project), liens on specified assets of the Company, including the satellites, the Company's interests in gateway, ground reception and similar facilities and the FCC License (the 'Collateral'). In connection with such liens, the Company must execute certain agreements (the 'Collateral Documents'), including an assignment and security agreement granting the liens to the security agent, a mortgage on any tracking, telemetry, control and monitoring equipment owned by the Company and an intercreditor agreement. All obligations of the Company under the AEF Agreements will be secured by such liens from and following the date of execution of the Collateral Documents, subject to the condition that neither AEF nor any member of the bank group providing funds to AEF may direct the security agent to exercise rights with respect to the Collateral prior to Conversion. From and following the date of execution of any Collateral Document, the Company will be prohibited from creating or incurring any lien on the Collateral other than liens in favor of AEF (or the other parties to the intercreditor agreement) and certain specified permitted liens. From such date, the Company will be prohibited from selling or transferring any Collateral having an aggregate fair market value in excess of $1.0 million.

     Following the Conversion Commitment Date, neither the Company nor its subsidiaries may sell or transfer any assets (other than permitted dispositions of the Collateral), except for (i) sales of inventory in the ordinary course of business, (ii) the trade-in of machinery or equipment in connection with the acquisition of similar machinery or equipment, (iii) the sale of obsolete or worn-out property having a value not exceeding $1.5 million in the aggregate in any fiscal year and (iv) sales or transfers of assets that (x) do not exceed in the aggregate 2% of the Company's total assets in any fiscal year, (y) together with all prior permitted sales or transfers do not exceed in the aggregate 5% of the Company's total assets at the time of such action or (z) do not have a fair market value in excess of $1.0 million per item.

     Commencing on the Conversion Commitment Date, prior to incurring additional indebtedness in an aggregate principal amount of $10.0 million or more, the Company will be required to deliver to AEF a certificate stating that no default will occur as a result of the incurrence of such indebtedness. From and after Conversion, the Company also will be required to maintain certain financial ratios relating to its ability to service debt. If the Company is placed in Category 3 (as anticipated), it will be in breach of the AEF Agreements if its ratio of earnings before interest, tax, depreciation and amortization ('EBITDA') to total interest accrued or payable for any period of four fiscal quarters ending on the relevant date of calculation is less than: (i) at any time after the first anniversary and on or prior to the second anniversary of Conversion, 1.0 to 1, (ii) thereafter, through and including the third anniversary of Conversion, 1.5 to 1, (iii) thereafter, through and including the fourth anniversary of Conversion, 2.0 to 1, (iv) thereafter, through and including the fifth anniversary of Conversion,
2.5 to 1, and (v) any time thereafter, 3.0 to 1.

     The Company will also be prohibited from permitting its ratio of EBITDA to the sum of (a) total interest accrued or payable and (b) scheduled principal payments for any period of four fiscal quarters ending on the relevant date of calculation to be less than: (i) at any time after the first anniversary and on or prior to the third anniversary of Conversion, 1.0 to 1, (ii) thereafter, through and including the fourth anniversary of Conversion, 1.5 to 1, (iii) thereafter, through and including the fifth anniversary of Conversion, 2.0 to 1, and (iv) at any time thereafter, 2.5 to 1.

     In addition, the Company may not permit its ratio of indebtedness to EBITDA for the four fiscal quarters ending on the relevant calculation date to exceed:
(i) at any time after the first anniversary and on or prior to the second anniversary of Conversion, 6.0 to 1, (ii) thereafter, through and including the third anniversary of Conversion, 5.5 to 1, (iii) thereafter, through and including the fourth anniversary of Conversion, 5.0 to 1, (iv) thereafter, through and including the fifth anniversary of Conversion, 4.0 to 1, and (v) at any time thereafter, 3.0 to 1.

     From and following the Conversion Commitment Date, the Company may not make any advances or loans other than (i) extensions of credit for a period not exceeding ninety days in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and (ii) if no default exists or would result therefrom, (x) loans or extensions of credit in the ordinary course of business to affiliates, not exceeding $2.5 million in an aggregate principal amount outstanding at any one time and (y) loans or extension of credit to the Company's key management employees, not exceeding $1.25 million in an aggregate principal amount outstanding at any one time.

     Neither the Company nor any of its subsidiaries may make any payments in respect of any indebtedness subordinated to the prior payment of all amounts payable by the Company under any of the AEF Agreements, except for regularly scheduled payments of principal and interest required by the instruments evidencing such subordinated indebtedness.

     A default under either of the AEF Agreements will constitute a default under the other AEF Agreement. In addition, the AEF Agreements will be cross-defaulted to a default by the Company under any other financing agreement relating to the project or any other agreement or instrument relating to indebtedness in an aggregate principal amount exceeding five million dollars. If the Company is subject to more restrictive cross-default provisions under any other agreement providing for long-term, asset-based financing, those more restrictive cross-default provisions will be deemed to be set forth in the AEF Agreements.

     Pursuant to a Multiparty Agreement to be executed among the Company, AEF and Arianespace in connection with the AEF Agreements, if the Company is unable to obtain sufficient financing to complete the construction and launch of the satellites, and if the Company terminates the Arianespace Launch Contract, the Company will be required to pay Arianespace a termination fee ranging from 5% to 40% of the launch services price, based on the proximity of the date of termination to the scheduled launch date. The termination fee will be payable prior to the time the Company commences commercial operations and there can be no assurance that the Company will have sufficient funds to pay this fee.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's Amended and Restated Certificate of Incorporation provides for authorized capital of 250,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $.001 per share, and 50,000,000 shares of Preferred Stock, par value $.001 per share.

COMMON STOCK


     As of September 30, 1997, the Company had 12,577,884 shares of Common Stock outstanding held of record by 105 persons, and had reserved for issuance 3,763,000 shares of Common Stock with respect to outstanding options and warrants, including 1,800,000 shares pursuant to warrants exercisable at $50.00 per share and expiring in 2005.


     Holders of the Company's Common Stock are entitled to cast one vote for each share held of record on all matters acted upon at any stockholders' meeting and to dividends if, as and when declared by the Board of Directors out of funds legally available therefor. There are no cumulative voting rights. In the event of any liquidation, dissolution or winding up of the Company, each holder of the Company's Common Stock will be entitled to participate, subject to the rights of any outstanding Preferred Stock, ratably in all assets of the Company remaining after payment of liabilities. Holders of the Company's Common Stock have no preemptive or conversion rights. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued against the consideration set forth in this prospectus, fully paid and non-assessable.

     The Company's Common Stock currently is traded on the Nasdaq SmallCap Market under the symbol 'CDRD.' The Company has applied for quotation of the Common Stock on the Nasdaq National Market.

PREFERRED STOCK

     The Board of Directors has the authority to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof including dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences and the number of shares constituting any series, without any further vote or action by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock. In addition, because the terms of such Preferred Stock may be fixed by the Board of Directors without stockholder action, the Preferred Stock could be designated and issued quickly in the event the Company determines to issue preferred stock to raise additional equity capital. The Preferred Stock could also be designated and issued with terms calculated to deter, delay or defeat a proposed take-over of the Company, or with terms making the removal of management more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Common Stock. Otherwise, the Company currently has no plans to issue Preferred Stock.

5% PREFERRED STOCK

     On March 19, 1997, the Board of Directors authorized the issuance of up to 8,000,000 shares of the 5% Preferred Stock. As of September 30, 1997, there were 5,222,608 shares of the 5% Preferred Stock outstanding held of record by 37 entities. The Company has agreed to grant a warrant to purchase an additional 486,000 shares of 5% Preferred Stock at a price of $25.00 per share to Libra Investments, Inc. ('Libra'), the original placement agent for the 5% Preferred Stock. If the Exchange Offer is consummated, the Company will instead grant Libra a warrant to purchase 121,500 shares of New Preferred Stock at a price of $100.00 per share.

     Dividends. Each share of the 5% Preferred Stock is entitled to receive dividends at the rate of $1.25 per annum, payable semi-annually on April 15 and October 15 of each year, in preference to any payment made on any other shares of capital stock of the Company. Any dividend payable on the 5% Preferred Stock may be paid, at the option of the Company, either (i) in cash or (ii) by adding the amount of such dividend to the liquidation preference of the 5% Preferred Stock. Each share of the 5% Preferred Stock is also entitled to a liquidation preference of $25 per share, plus all accrued but unpaid dividends, in preference to any other class or series of capital stock of the Company.

     Conversion. The 5% Preferred Stock is convertible into shares of Common Stock at any time, provided that the Company is not obligated to honor any request for conversion of the 5% Preferred Stock at any time if certain governmental approvals of the issuance of the Common Stock upon such conversion have not been obtained. If such approvals (other than with respect to a conversion resulting in a holder or group of holders holding more than 50% of the voting securities of the Company) are not obtained within 270 days after the Initial Registration Deadline (as defined in the Preferred Stock Investment Agreement), the Company is required, at the request of any holder of 5% Preferred Stock, to repurchase the shares of 5% Preferred Stock held by such holder at a purchase price per share equal to the sum of the liquidation preference plus any other cash payments due to such holder ('Cash Payments'), divided by .72125 (the 'Maximum Price'). The number of shares of Common Stock issuable upon conversion of the shares of the 5% Preferred Stock will equal the liquidation preference of the shares being converted plus any Cash Payments divided by the then-effective conversion price applicable to the Common Stock (the '5% Preferred Conversion Price'). The 5% Preferred Conversion Price, as of any date up to and including November 15, 1997, is determined in accordance with a formula based on market prices of the Common Stock or actual prices at which the converting holder sold the Common Stock, in either case, multiplied by the Applicable Multiplier set forth below. The Applicable Multiplier is as follows:



                               CONVERSION AFTER THE                                   APPLICABLE
                                  FOLLOWING DATE                                      MULTIPLIER
-----------------------------------------------------------------------------------   ----------

9/15/97............................................................................    0.75125
10/15/97...........................................................................       0.75
11/15/97...........................................................................    0.72125



At any date after November 15, 1997, the 5% Preferred Conversion Price is determined in accordance with a formula based on the lowest of (i) market prices of the Common Stock between October 15, 1997 and November 15, 1997, (ii) market prices of the Common Stock during the three consecutive trading days immediately preceding the date of conversion or (iii) actual prices at which the converting holder sold the Common Stock, in any case, multiplied by .72125.


     The 5% Preferred Stock is at all times subject to customary anti-dilution adjustments for events such as stock splits, stock dividends, reorganizations and certain mergers affecting the Common Stock. Three years or more after the date of original issuance of the 5% Preferred Stock, the Company may require the holders of the 5% Preferred Stock to convert such shares into Common Stock at the then applicable 5% Preferred Conversion Price and all Cash Payments due on a date specified in the notice of forced conversion. However, the Company will not have the right to require such conversion if the Company has commenced bankruptcy proceedings, has ceased operations or is in default for money borrowed in excess of $50 million.


     Required Redemption. The Company must reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the 5% Preferred Stock, at least such number of shares of its Common Stock that is the greater of (i) ten million shares and
(ii) 1.5 times the number as shall from time to time be sufficient to effect the conversion of all outstanding shares of the 5% Preferred Stock. If the Company does not have sufficient shares of Common Stock reserved to effect the conversion of all outstanding shares of 5% Preferred Stock, then at any time at the request of any holder of shares of the 5% Preferred Stock, the Company must purchase from such holder the number of shares of 5% Preferred Stock equal to such holder's pro-rata share of the number of shares of 5% Preferred Stock that would not be able to be converted due to an insufficient number of shares of Common Stock reserved for such purpose at the Maximum Price. In addition, if, prior to the earlier of April 21, 1998 or the closing of a Qualifying Offering, the FCC awards more than two licenses (including the license awarded to the Company) permitting the licensee to provide satellite digital audio radio services and more than two licensees (including the Company) commence or announce an intention to commence satellite digital audio radio services, then upon the request of the holders of more than one-third of the outstanding shares of the 5% Preferred Stock, the Company must purchase one-half of the shares of the 5% Preferred Stock held by each requesting shareholder at a purchase price per share equal to the sum of the liquidation preference for a share of 5% Preferred Stock plus any Cash Payments divided by the Applicable Multiplier. If a Reorganization

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
occurs or is proposed, each holder of the 5% Preferred Stock may require the Company to redeem the 5% Preferred Stock at the Maximum Price. A 'Reorganization' is defined as any reorganization or any reclassification of the Common Stock or other capital stock of the Company or any consolidation or merger of the Company with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Company to any other person. If the holder of 5% Preferred Stock chooses not to require the Company to redeem such holder's shares, the shares will be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of 5% Preferred Stock not so redeemed would have been entitled upon the Reorganization.


     Redemption. The 5% Preferred Stock may be redeemed in whole but not in part at a redemption price equal to the sum of the liquidation preference for the 5% Preferred Stock plus any Cash Payments by the Company at any time beginning on the date that is ten months after the date of original issuance of the 5% Preferred Stock, plus one day for each day during which any registration statement with respect to the Common Stock issuable upon conversion of the 5% Preferred Stock is suspended or the related prospectus is not current, complete or otherwise usable. The Company may not exercise its right of redemption unless
(i) the average closing price of the Common Stock as reported in The Wall Street Journal for the twenty consecutive trading days prior to the notice of redemption shall equal or exceed $18 per share (subject to adjustments) and (ii) the shares of Common Stock issuable upon conversion of the 5% Preferred Stock are registered for resale by an effective registration statement under the Securities Act of 1933, as amended. The Company also may redeem the 5% Preferred Stock in whole but not in part at the Maximum Price if the Company sells Common Stock for cash in an amount not less than $100 million in a registered underwritten public offering on or prior to October 15, 1997. The Company is soliciting the approval of its stockholders, including the holders of the 5% Preferred Stock, on the Record Date to an amendment to the Certificate of Designations of the 5% Preferred Stock that would permit the Company to redeem the 5% Preferred Stock in whole or in part upon the sale of equity or debt securities in one or more offerings occurring after the date of the initial issuance of the 5% Preferred Stock and on or prior to December 30, 1997 for gross proceeds in an aggregate cash amount of not less than $100 million.


     Cash Payments. The Preferred Stock Investment Agreement specifies certain circumstances in which the Company must make a cash payment to each holder of the 5% Preferred Stock (or underlying securities issued or issuable upon conversion of the 5% Preferred Stock). The Company must make a cash payment in an amount per share equal to 3% of the liquidation preference of the 5% Preferred Stock per month to each holder if the Company fails (i) to honor any request for conversion of the 5% Preferred Stock as permitted by the terms and conditions of the 5% Preferred Stock or (ii) to maintain the listing of the Common Stock on Nasdaq, the New York Stock Exchange or the American Stock Exchange. A similar cash payment must be made if, after effecting a registration statement with respect to the resale of Common Stock issuable upon conversion of the 5% Preferred Stock, the use of the prospectus is suspended for more than 60 cumulative days in the aggregate in any twelve month period. In addition, if the Company fails at any time to reserve a sufficient number of shares of Common Stock for issuance upon conversion of the 5% Preferred Stock, it must make a cash payment equal to 3% of the liquidation preference (proportionately reduced by the amount of shares that are so authorized and reserved) per month to the holders of the 5% Preferred Stock. The Preferred Stock Investment Agreement also provides that prior to the completion of a Qualifying Offering, the Company must not undertake to conduct any debt or equity financing that is not either pari passu or junior to the 5% Preferred Stock in seniority, structure and maturity.

     Voting Rights. Other than the consent rights described below with respect to certain corporate actions, and except as otherwise provided by applicable law, holders of the 5% Preferred Stock have no voting rights. Consent of the holders of a majority of the 5% Preferred Stock is required before the Company may take certain corporate actions or pay dividends on Common Stock. In addition, certain other corporate actions taken in connection with a partial repurchase of 5% Preferred Stock require the consent of all holders of the 5% Preferred Stock.

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
NEW CONVERTIBLE PREFERRED STOCK


     Pursuant to a binding Summary Term Sheet/Commitment (the 'Commitment') dated June 15, 1997 among Everest Capital International, Ltd., Everest Capital Fund, L.P., The Ravich Revocable Trust of 1989 (together 'Everest') and the Company, Everest committed to purchase from the Company, and the Company committed to sell to Everest in a private placement, up to $58 million of a new series of convertible preferred stock (the 'New Convertible Preferred Stock') in conjunction with a financing by the Company to yield gross proceeds of $150 million or more in 'new money,' subject to certain conditions. Everest can satisfy its obligation to purchase the New Convertible Preferred Stock by either exchanging some or all of the 5% Preferred Stock it currently holds or by paying cash. The terms of the New Convertible Preferred Stock differ substantially from the terms of the New Preferred Stock. If Everest pursues its right to purchase the New Convertible Preferred Stock pursuant to the Commitment and seeks to enforce the Company's obligations thereunder, the Company may be required to issue the New Convertible Preferred Stock. Everest has not made known to the Company its intentions with respect to the Commitment and its current holding of 5% Preferred Stock.


PREFERRED STOCK PURCHASE RIGHTS


     The Board of Directors intends to adopt a stockholders rights plan and, in connection with the adoption of such plan, to declare a dividend distribution of one 'Right' for each outstanding share of Common Stock (a 'Common Share') of the Company to stockholders of record at the close of business on a record date to be announced (the 'Rights Record Date'). Except as set forth below, each Right will entitle the registered holder thereof to purchase from the Company one one-hundredth of a share of Series B Preferred Stock, par value $0.001 per share (the 'Series B Shares'), at a purchase price to be determined (the 'Purchase Price'), subject to adjustment. The Purchase Price shall be paid in cash. The description and terms of the Rights will be set forth in a Rights Agreement (the 'Rights Agreement') to be entered into by the Company and Continental Stock Transfer & Trust Company, as Rights Agent.


     Initially, no separate Right Certificates will be distributed. Until the earlier to occur of (a) 10 business days following a public announcement that a person or group of affiliated or associated persons (an 'Acquiring Person') has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Shares or (b) 15 business days following the commencement of a tender offer or exchange offer if, upon consummation hereof, such person or group would be the beneficial owner of 15% or more of such outstanding Common Shares (the earlier of such dates being called the 'Separation Date'), the Rights will be evidenced, with respect to any Common Shares outstanding as of the Rights Record Date, by the certificates representing such Common Shares. The Rights Agreement provides that, until the Separation Date, the Rights will be transferred with, and only with, Common Share certificates. From as soon as practicable after the Rights Record Date and until the Separation Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Rights Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Separation Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Rights Record Date will also constitute the transfer of the Rights associated with the Common Shares represented by such certificates. As soon as practicable following the Separation Date, separate certificates evidencing the Rights ('Right Certificates') will be mailed to holders of record of the Common Shares as of the close of business on the Separation Date and, thereafter, such separate Right Certificates alone will evidence the Rights. Holders of 15% or more of Common Stock as of the date of the Rights Agreement will be excluded from the definition of 'Acquiring Person' under the Rights Agreement unless each such holder increases the aggregate percentage of its and its affiliates' beneficial ownership interest in the Company by an additional 1%.


     The Rights are not exercisable until the Separation Date and will expire on the fifth anniversary of the Rights Agreement, unless earlier redeemed by the Company as described below.


     In the event that, at any time following the Separation Date, (a) the Company is the surviving corporation in a merger with an Acquiring Person and the Company's Common Shares are not changed or exchanged, (b) a person (other than the Company and its affiliates) becomes the beneficial owner of

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
15% or more of the then outstanding Common Shares (in any manner, except pursuant to (i) the exercise of stock options granted pursuant to the Company's existing and future stock option plans, (ii) the exercise of conversion rights contained in specified Preferred Stock issues of the Company and (iii) a tender offer for any and all outstanding Common Shares made in accordance with applicable laws, which remains open for at least 40 Business Days and into which holders of 80% or more of the Company's outstanding Common Shares tender their shares), (c) an Acquiring Person engages in one or more 'self-dealing' transactions as set forth in the Rights Agreement or (d) during such time as there is an Acquiring Person, an event occurs that results in such Acquiring Person's ownership interest being increased by more than one percent (e.g., a reverse stock split), the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter be entitled to receive, upon exercise, Common Shares (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right.

     In the event that, at any time following the first date of public announcement by the Company or an Acquiring Person indicating that an Acquiring Person has become such (the 'Shares Acquisition Date'), (a) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation, (b) the Company engages in a merger or other business combination transaction with another person in which the Company is the surviving corporation, but in which its Common Shares are changed or exchanged or (c) 50% or more of the Company's assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, common shares of the acquiring company having a value equal to two times the exercise price of the Right.


     The Board may, at its option, at any time after the right of the Board to redeem the Rights has expired or terminated (with certain exceptions), exchange all or part of the then outstanding and exercisable Rights (other than those held by the Acquiring Person and Affiliates and Associates of the Acquiring Person) for Common Shares at a ratio of one Common Share per Right, as adjusted; provided, however, that such Right cannot be exercised once a Person, together with such Person's Affiliates and Associates (each as defined in the Rights Agreement), becomes the owner of 50% or more of the Outstanding Common Shares (as defined in the Rights Agreement). If the Board authorizes such an exchange, the Rights will immediately cease to be exercisable.



     Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in the fourth and fifth paragraphs of this section, any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person shall immediately become null and void. The Rights Agreement contains provisions intended to prevent the utilization of voting trusts or similar arrangements (except for the voting arrangement between two of the Company's principal stockholders and the Company) that could have the effect of rendering ineffective or circumventing the beneficial ownership rules set forth in the Rights Agreement.


     The Purchase Price payable, and the number of Series B Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (a) in the event of a dividend of Series B Shares on, or a subdivision, combination or reclassification of, the Series B Shares, (b) upon the grant to holders of the Series B Shares of certain rights or warrants to subscribe for Series B Shares or securities con vertible into Series B Shares at less than the current market price of the Series B Shares or (c) upon the distribution to holders of the Series B Shares of debt securities or assets (excluding regular quarterly cash dividends and dividends payable in Series B Shares) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares that are not integral multiples of one one-hundredth of a Series B Share will be issued and, in lieu thereof, an adjustment in cash will be made based on the closing price of the Series B Shares on the last trading date prior to the date of exercise.


     At any time after the date of the Rights Agreement until ten Business Days (as defined in the Rights Agreement) (a period that can be extended) following the Shares Acquisition Date, the Board of Directors, with the concurrence of a majority of the Independent Directors (those members of the

Board who are not officers or employees of the Company or of any Subsidiary of the Company and who are not Acquiring Persons or their Affiliates, Associates, nominees or representatives, and who either (a) were members of the Board prior to the adoption of the Rights Plan or (b) were subsequently elected to the Board and were recommended for election or approved by a majority of the Independent Directors then on the Board), may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, subject to adjustment (the 'Redemption Price'). Thereafter, the Board may only redeem the Rights in certain specified circumstances including in connection with certain events not involving an Acquiring Person or an Affiliate or Associate of an Acquiring Person. In addition, the Company's right of redemption may be reinstated if (a) an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding Common Shares in a transaction or series of transactions not involving the Company and (b) there is at such time no other Acquiring Person. The Rights Agreement may also be amended, as described below, to extend the period of redemption. Immediately upon the action of the Board ordering redemption of the Rights, the Rights will no longer be exercisable, except upon the occurrence of certain events that have the effect of deferring the effective time of the redemption. In general, thereafter the only right of the holders of Rights will be to receive the Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Shares (or other consideration) of the Company or for common shares of the Acquiring Person as set forth above.

     Other than those provisions relating to the principal economic terms of the Rights or imposing limitations on the right to amend the Agreement, any of the provisions of the Rights Agreement may be amended by the Board with the concurrence of a majority of the Independent Directors or by special approval of the stockholders of the Company prior to the Separation Date. Thereafter, the period during which the Rights may be redeemed may be extended (by action of the Board, with the concurrence of a majority of the Independent Directors or by special approval of the stockholders of the Company), and other provisions of the Rights Agreement may be amended by action of the Board with the concurrence of a majority of the Independent Directors or by special approval of the shareholders of the Company; provided, however, that (a) such amendment will not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) and (b) no amendment shall be made at such time as the Rights are no longer redeemable (except for the possibility of the right of redemption being reinstated as described above).

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     Section 203 of the Delaware General Corporation Law ('Section 203') generally provides that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an 'Interested Stockholder') but less than 85% of such stock may not engage in certain Business Combinations (as defined in Section 203) with the corporation for a period of three years after the time the stockholder became an Interested Stockholder unless (i) prior to such time, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder. Under Section 203, these restrictions will not apply to certain Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who was not an Interested Stockholder during the previous three years, who became an Interested Stockholder with the approval of the corporation's board of directors or who became an Interested Stockholder at a time when the restrictions contained in Section 203 did not apply for reasons specified in Section 203, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to such person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

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
     Section 203 defines the term 'Business Combination' to encompass a wide variety of transactions with or caused by an Interested Stockholder, including transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

     The provisions of Section 203, coupled with the Board's authority to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders. The Company's stockholders, by adopting an amendment to the Certificate, may elect not to be governed by Section 203 effective 12 months after such adoption. Neither the Certificate nor the Bylaws exclude the Company from the restrictions imposed by Section 203.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


SHARES ELIGIBLE FOR FUTURE SALE



     Upon the consummation of the Stock Offering, the Company will have 16,077,884 shares of Common Stock outstanding, assuming no exercise of the Underwriters' overallotment option and no exercise of outstanding options. Of these shares, 9,795,896 shares will be freely tradeable without restriction under the Securities Act unless such shares are purchased in the Stock Offering by Affiliates. Of the remaining 6,281,988 shares of Common Stock, 3,547,488 shares are Restricted Shares. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. Up to 1,642,000 of the Restricted Shares held by the directors and certain officers of the Company will be eligible for sale, subject to the restrictions of Rule 144, upon expiration of the Lock-up Agreements, 180 days after the effective date of the Stock Offering. The remaining 1,905,488 Restricted Shares will not become eligible for resale until August 1998, and then only pursuant to the restrictions under Rule 144. In addition, Darlene Friedland has entered into a lock-up agreement relating to her 2,734,500 shares lasting for a period ending, on a cumulative basis, as to 25% of the shares of Common Stock she owns, on the expiration of the 15th, 18th, 21st and 24th month following August 26, 1997. As such shares become free of such lock-up, they will be eligible for sale without restriction.



     In general, under Rule 144 as currently in effect, beginning 90 days after the conclusion of the Stock Offering, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including persons who may be deemed 'affiliates' of the Company, will be entitled to sell in any three month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or
(ii) the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are also subject to certain other requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months immediately preceding the sale is entitled to sell restricted shares pursuant to Rule 144(k) without regard to the limitations described above, provided that two years have expired since the later of the date on which such restricted shares were first acquired from the Company or from an affiliate of the Company. Certain of the Company's current stockholders have demand and incidental registration rights. See 'Principal Stockholders.'

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

     The Company has granted options to purchase 1,733,000 shares of Common Stock to certain officers and key employees of the Company pursuant to the Stock Plans. Of the shares underlying these outstanding options, 1,705,000 are subject to the agreements described above restricting the sale of such shares for a period of 180 days after the date of this Prospectus. Following the Stock Offering, the Company intends to file a registration statement under the Securities Act to register shares of Common Stock issuable upon the exercise of stock options granted under the Company's stock option plans. Except as limited by the agreements described above and by Rule 144 volume limitations applicable to affiliates, shares issued upon the exercise of stock options after the effective date of such registration statement generally will be available for sale in the open market.



     The Company is unable to predict the effect that sales made under Rule 144, pursuant to future registration statements, or otherwise, may have on any then prevailing market price for shares of the Common Stock. Nevertheless, sales of a substantial amount of Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices.



             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES



     The following summary of certain United States federal income tax consequences applicable under current law to holders of 5% Preferred Stock who exchange such stock for New Preferred Stock pursuant to the Exchange Offer is for general information only and is not intended as a substitute for careful tax planning. The discussion is based upon the Internal Revenue Code of 1986, as amended (the 'Code'), regulations promulgated by the U.S. Department of the Treasury (the 'Treasury Regulations'), and Internal Revenue Service (the 'Service') rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes could be retroactively applied in a manner that could adversely affect a holder of the New Preferred Stock received pursuant to the Exchange Offer. The discussion does not cover all aspects of Federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular persons, and it does not deal with state, local or foreign income or other tax laws. Certain holders (including financial institutions, tax-exempt organizations, broker-dealers, insurance companies, and foreign individuals and entities) may be subject to special rules not discussed below. The discussion assumes that recipients of New Preferred Stock will hold the New Preferred Stock as a capital asset within the meaning of Section 1221 of the Code. Persons considering exchanging 5% Preferred Stock for New Preferred Stock should consult their own tax advisors with respect to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.



EXCHANGE OF 5% PREFERRED STOCK FOR NEW PREFERRED STOCK



THE 1997 TAX ACT



     The tax consequences of the Exchange Offer may be significantly affected by the Taxpayer Relief Act of 1997 ('1997 Tax Act'), which was enacted on August 5, 1997 and has not yet been subject to any administrative or judicial interpretation. Under the 1997 Tax Act, gain or loss generally will be recognized upon the receipt of Nonqualified Preferred Stock (as defined below) for property other than Nonqualified Preferred Stock in a transaction in which no other stock is issued. Upon an exchange of Nonqualified Preferred Stock for Nonqualified Preferred Stock, no loss may be recognized, but gain will be recognized to the extent that certain other property is received in the exchange. The New Preferred Stock is Nonqualified Preferred Stock under the 1997 Tax Act. Accordingly, the Federal income tax treatment of the exchange depends on whether or not the 5% Preferred Stock is classified as Nonqualified Preferred Stock, which, as discussed below, is not clear. (See 'Treatment of 5% Preferred Stock Under the 1997 Tax Act'). If the 5% Preferred Stock is not Nonqualified Preferred Stock, then an exchange of 5% Preferred Stock for New Preferred Stock will require the recognition of gain or loss equal to the difference between the fair market value of the New Preferred Stock and cash received, and the tax basis in the 5% Preferred Stock surrendered. Any such gain or loss likely would be treated as short-term capital gain or loss, and the tax basis of the New Preferred Stock received would be equal to its fair market value. If the 5% Preferred Stock is Nonqualified Preferred Stock, no gain or loss will

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

be recognized upon the Exchange Offer (except for any gain or loss recognized with respect to cash received in lieu of fractional share interests (see 'Treatment of Cash Received in Lieu of Fractional Share Interests' below)). In such case, the tax basis of the New Preferred Stock will be equal to the tax basis of the 5% Preferred Stock for which it is exchanged (though calculated by treating those receiving New Preferred Stock as also receiving fractional share interests of New Preferred Stock rather than cash, as described in 'Treatment of Cash Received in Lieu of Fractional Share Interests' below).



TREATMENT OF 5% PREFERRED STOCK UNDER THE 1997 TAX ACT



     Under the 1997 Tax Act, Nonqualified Preferred Stock is defined as stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent if, in addition, any of the following requirements are met: (i) the holder of such stock has the right to require the issuer or a related person to redeem or purchase the stock, (ii) the issuer or a related person is required to redeem or purchase such stock, (iii) the issuer or a related person has the right to redeem or purchase the stock and, as of the issue date, it is more likely than not that such right will be exercised, or
(iv) the dividend rate on such stock varies in whole or in part (directly or indirectly) with reference to interest rates, commodity prices, or other similar indices. The Conference Report accompanying the 1997 Tax Act provides that in no event will a conversion privilege into stock of the issuer automatically be considered to constitute participation in corporate growth to any significant extent.



     Because the 5% Preferred Stock is convertible at all times into Common Stock of a value in excess of the Liquidation Preference of the 5% Preferred Stock plus any other Cash Payments due to the holder of such 5% Preferred Stock (with the amount of such excess increasing over time), it is possible that the 5% Preferred Stock may be viewed as participating in corporate growth to a significant extent. If so, then the 5% Preferred Stock would not be treated as Nonqualified Preferred Stock under the 1997 Tax Act. If on the other hand, the conversion features of the 5% Preferred Stock are not taken into account for this purpose and therefore the 5% Preferred Stock is not treated as participating in corporate growth to a significant extent, the 5% Preferred Stock will be treated as Nonqualified Preferred Stock if either (i) as of the issue date, it was more likely than not that the Company would redeem the 5% Preferred Stock, or (ii) the holders have a right to require the Company to repurchase the 5% Preferred Stock and such right is not subject to a contingency which made the likelihood of such a repurchase remote as of the issue date. It is not clear whether the 5% Preferred Stock will meet the 'more likely than not' test in clause (i), nor is it clear whether the contingencies to which the holder's right to require redemption of the 5% Preferred Stock is subject will be considered to make remote the likelihood of such a redemption. Accordingly, it is not clear whether or not the 5% Preferred Stock will be classified as Nonqualified Preferred Stock.



TREATMENT OF CASH RECEIVED IN LIEU OF FRACTIONAL SHARE INTERESTS



     The receipt of cash in lieu of fractional share interests of New Preferred Stock should generally be treated as a separate event for Federal income tax purposes, in which the holder making the exchange is treated as first receiving in the exchange the fractional share interest of New Preferred Stock to which the holder is entitled and redeeming the fractional shares of New Preferred Stock for cash. While the matter is not free from doubt, the Company believes that under principles of Section 302 such a redemption will be treated as a distribution in payment in exchange for the stock. (See 'Sale or Redemption -- Redemption of New Preferred Stock.')



POSSIBLE TREATMENT OF NEW PREFERRED STOCK AS SECTION 306 STOCK



     If the Exchange Offer is not a taxable event, the New Preferred Stock received pursuant to the Exchange Offer could, under certain circumstances, be treated as 'Section 306 Stock,' thereby subjecting holders to ordinary income or dividend treatment on certain dispositions of the stock, if the Company has earnings or profits. The Company does not have accumulated earnings and profits and does not expect to have earnings and profits for the year 1997. If the Company does not have earnings and profits for the year 1997, then the New Preferred Stock will not be treated as Section 306 Stock.


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POSSIBLE CONSTRUCTIVE SECTION 305 STOCK DISTRIBUTION



     It is possible that, to the extent of any dividend arrearages of the 5% Preferred Stock, there may be a constructive Section 305 stock distribution with respect to an exchange of such stock for New Preferred Stock. However, because any unpaid dividends are added to the liquidation preference of the 5% Preferred Stock causing a change in the conversion ratio of such stock, the Company believes there should be considered no dividend arrearages with respect to the 5% Preferred Stock.



DIVIDENDS ON NEW PREFERRED STOCK



     Distributions with respect to the New Preferred Stock paid by the Company in either cash or Common Stock will be treated as dividends and taxable as ordinary income to the extent that the distributions are made out of either the Company's current or accumulated earnings and profits. (In the case of a distribution of Common Stock, the amount distributed will be the fair market value of such Common Stock.) To the extent that such a distribution is not made out of the Company's current or accumulated earnings and profits, the distribution will first constitute a non-taxable return of capital, reducing the holder's adjusted tax basis in the shares of New Preferred Stock held, and then, to the extent the distribution exceeds such tax basis, will result in a gain from the sale or exchange of such stock. The tax basis of any Common Stock so distributed will be equal to the fair market value of such Common Stock at the time of the distribution.



     The New Preferred Stock will accrue dividends from its date of issuance, but dividends will not become payable until five years after the stock's issuance. It is possible that under Section 305 of the Code and the Treasury Regulations thereunder that during the period that dividends are not payable, a holder of New Preferred Stock will be treated as receiving constructive distributions of additional stock. In such event, the holder would take such distributions into account under principles similar to those applicable to original issue discount on debt instruments.



DIVIDENDS RECEIVED DEDUCTION



     In calculating their taxable income, corporate stockholders will generally be eligible to claim a dividends-received deduction (currently 70% of the amount of the dividend for most corporate stockholders) with respect to distributions that are treated as dividends on the New Preferred Stock (i.e., distributions out of earnings and profits, which the Company does not believe that it currently has and does not expect to have until after it commences commercial operations). However, complex rules apply which may cause disallowance or limitation of the dividends-received deduction under circumstances described in the Code. For instance, Section 246A of the Code reduces the dividends-received deduction allowed to a corporate holder that has incurred indebtedness 'directly attributable' to its investment in portfolio stock. In addition, Section 246(c) of the Code, as recently amended by the 1997 Tax Act, requires that in order to be eligible for the dividends-received deduction, a corporation must generally hold the shares of stock for at least 46 days during the 90-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend. If a dividend on preferred stock is attributable to a period or periods aggregating in excess of 366 days, then the stock must be held for at least 91 days during the 180-day period beginning on the date which is 90 days before the date on which such share becomes ex-dividend with respect to such dividend. For this purpose, the corporation's holding period is reduced by periods during which its position in the stock is hedged in the manner described in Section 246(c)(4) of the Code. In addition, in computing the alternative minimum tax, corporate stockholders may be required to make certain adjustments in calculating their alternative minimum taxable income. Corporate stockholders should consult their own tax advisors as to the possible application of these provisions.



EXTRAORDINARY DIVIDEND



     The tax basis of stock that has been held by a corporate stockholder for not more than two years is reduced (but not below zero) by the non-taxed portion of any 'extraordinary dividend' received with respect to such stock. Moreover, if the non-taxed portion of such dividends exceeds such basis, such excess will be treated as gain from the sale or exchange of such stock for the taxable year in which the


                                      104

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

extraordinary dividend is received. In determining whether a holder satisfies the holding period requirement, the length of the holding period is determined as of the date that the issuer declares, announces or agrees to the payment or the amount of a dividend, whichever is the earliest. Generally, an extraordinary dividend is a dividend that (i) equals or exceeds 5% of the holder's basis in stock preferred as to dividends, or 10% of the holder's basis in any other stock (treating all dividends having ex-dividend dates within an 85-day period as a single dividend) or (ii) exceeds 20% of the holder's basis in the stock (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). If the holder is able to establish, to the satisfaction of the Service, the fair market value of the stock as of the day before the ex-dividend date, the holder may elect to substitute such fair market value for the holder's basis in applying these tests.



     Dividends will accrue quarterly with respect to the New Preferred Stock at an annual rate of 10.5%, but will not become payable until November 15, 2002. If the Company has substantial earnings and profits at the time of the November 15, 2002 distribution and such amounts have not previously been treated as constructive distributions, it is likely that the payment made on that date will be treated as an extraordinary dividend.



ADJUSTMENT OF CONVERSION PRICE



     Section 305 of the Code and applicable Treasury Regulations also provide that under certain circumstances, adjustments in the conversion price of convertible stock and other similar transactions (including the failure to adjust the conversion rate) may be treated as constructive distributions of stock taxable as a dividend if (i) as a result, the proportionate interest of the holder of such convertible preferred stock in the assets or earnings and profits of the issuer is increased and (ii) the adjustment does not fall within the parameters set forth under Section 305. The operation of certain aspects of the conversion price adjustment provisions of the New Preferred Stock does not fall within these parameters, and accordingly, if these provisions become operative the holders of New Preferred Stock would be deemed to have received a constructive distribution that may be taxable as a dividend, notwithstanding the fact that such holders do not actually receive cash or property.



REDEMPTION PREMIUM



     Under Section 305 of the Code and the Treasury Regulations thereunder, if the redemption price of shares of mandatorily redeemable preferred stock exceeds the issue price (which is generally the price paid in cash or property for the shares at original issuance) by more than a de minimis amount, the excess may be taxable as a constructive distribution of additional stock to the holder taken into account under principles similar to those applicable to original issue discount on debt instruments. Such a circumstance could arise if, for example, the fair market value of the New Preferred Stock is less than its liquidation preference by more than a de minimis amount as of the Closing Date of the Exchange Offer. If such a constructive distribution were to occur, a holder could be required to recognize ordinary income to the extent that the distributions are made out of either the Company's current or accumulated earnings and profits. To the extent that such a distribution is not made out of the Company's current or accumulated earnings and profits, the distribution would first constitute a non-taxable return of capital, reducing the holder's adjusted tax basis in the shares of New Preferred Stock held, and then, to the extent the distribution exceeds such tax basis, will result in a gain from the sale or exchange of such stock.



CONVERSION



     The New Preferred Stock is convertible by the holder into Common Stock. Conversion of the New Preferred Stock into Common Stock should not result in the recognition of gain or loss, and in such event the tax basis of the Common Stock received would be equal to the tax basis of the New Preferred Stock surrendered (though the receipt of cash in lieu of fractional shares would impact the exchange as described in 'Exchange of 5% Preferred Stock for New Preferred
Stock -- Treatment of Cash Received in Lieu of Fractional Share Interests' above). Also, the holding period of the Common Stock received upon conversion would include the holding period of the New Preferred Stock converted. (If the


                                      105

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

exchange of 5% Preferred Stock for New Preferred Stock is treated as a tax-free exchange (aside from a tax on any cash received), then the holding period of such New Preferred Stock will also include the time during which the 5% Preferred Stock was held).



     In addition, upon the occurrence of certain events, the New Preferred Stock would be automatically converted into Series D Preferred Stock. No gain or loss should be recognized on such a conversion, and the tax basis of the Series D Preferred Stock received should be equal to the tax basis of the New Preferred Stock surrendered (though the receipt of cash in lieu of fractional shares would impact the exchange as described in 'Exchange of 5% Preferred Stock for New Preferred Stock -- Treatment of Cash Received in Lieu of Fractional Share Interests' above).



SALE OR REDEMPTION



SALE OR EXCHANGE OF NEW PREFERRED STOCK OR THE COMMON STOCK INTO WHICH IT IS CONVERTED



     In the event that the New Preferred Stock is not treated as Section 306 Stock (see 'Exchange of 5% Preferred Stock for New Preferred Stock -- Possible Treatment of New Preferred Stock as Section 306 Stock'), upon the sale or exchange of the New Preferred Stock or the Common Stock into which it is converted, the holder will recognize gain or loss equal to the difference between the amount realized and his or her tax basis in the New Preferred Stock or the Common Stock into which it is converted. The resulting gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the New Preferred Stock or the Common Stock into which it is converted was held for more than one year. (If the exchange of 5% Preferred Stock for New Preferred Stock is treated as a tax-free exchange (aside from a tax on any cash received), then the holding period of the New Preferred Stock will also include the time during which the 5% Preferred Stock was held.) For individuals, gain from such a transaction will be taxed at rates that vary depending upon whether the stock exchanged was held for one year or less, more than one year but not more than 18 months, or more than 18 months.



REDEMPTION OF NEW PREFERRED STOCK



     If the Company redeems shares of New Preferred Stock solely for cash, and such stock is not Section 306 Stock with respect to the holder, such redemption will be taxable as a sale or exchange if the redemption (i) results in a 'complete termination' of the holder's stock interest in the Company under
Section 302(b)(3) of the Code, (ii) is 'substantially disproportionate' with respect to the holder under Section 302(b) of the Code, (iii) is 'not essentially equivalent to a dividend' with respect to the holder under Section 302(b)(1) of the Code, or (iv) is from a non-corporate holder in partial liquidation of the Company under Section 302(b)(4) of the Code. In determining whether any of these tests has been met, shares considered to be owned by the holder by reason of the constructive ownership rules set forth in Section 318 of the Code (pursuant to which a holder will be deemed to own shares owned by certain related individuals and entities or shares subject to an option), as well as the shares actually owned, would generally be taken into account. If a redemption of shares of New Preferred Stock solely for cash satisfies any of the above Section 302 tests with respect to a holder, such holder will recognize gain or loss based on the difference between the amount of cash received and the holder's tax basis in the redeemed shares in the same manner as if the holder had sold the shares. If such a redemption does not satisfy any of the Section 302 tests, the gross proceeds will be treated as a distribution taxable as a dividend to the extent of the Company's current and accumulated earnings and profits and any excess will be treated first as a return of capital and then as gain upon a sale or exchange of the New Preferred Stock. A holder whose proceeds of a redemption are taxed as a dividend would transfer the tax basis in the New Preferred Stock redeemed (reduced for any amounts treated as a non-taxed portion of extraordinary dividends or a return of capital) to any stock interest retained in the Company.



BACK-UP WITHHOLDING



     Under Section 3406 of the Code and applicable Treasury Regulations, a holder of New Preferred Stock or Common Stock acquired through exercise of the conversion privilege may be subject to back-up withholding tax at the rate of 31% with respect to dividends paid or on the proceeds of a sale, exchange or redemption of the New Preferred Stock or Common Stock. The Company will be required


                                      106

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

to deduct and withhold the tax if (i) the holder fails to furnish a taxpayer identification number ('TIN') to the Company, (ii) the IRS notifies the Company that the TIN furnished by the holder is incorrect, (iii) there has been a notified holder under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (iv) there has been a failure of the holder to certify under the penalty of perjury that the holder is not subject to withholding under Section 3406(a)(1)(C) of the Code. The Company will be required to withhold a tax equal to 31% from any dividend or redemption payment made with respect to the New Preferred Stock or Common Stock if any one of the events discussed above occurs. Holders should consult their tax advisors regarding their qualification for exemption from back-up withholding and the procedure for obtaining any applicable exemption.



     The foregoing summary is included herein for general information only. Accordingly, prospective participants in the Exchange Offer should consult with their own tax advisors as to the specific tax consequences to them, including the application and effect of state, local and foreign income and other tax laws.


                                      107

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
                                 LEGAL OPINIONS

     The validity of the shares of New Preferred Stock to be issued in the Exchange Offer will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. Certain regulatory matters arising under the Communications Act are being passed upon by Wiley, Rein & Fielding, Washington, D.C. Certain legal matters will be passed upon for the Dealer Manager by Shearman & Sterling, New York, New York.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of the Company as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, and for the period from May 17, 1990 (date of inception) to December 31, 1996 incorporated herein by reference, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                      108






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
     Facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal, certificates representing shares of 5% Preferred Stock and any other required documents should be sent by each stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of the addresses as set forth below:


                             The Exchange Agent is:
                       IBJ SCHRODER BANK & TRUST COMPANY
                                 1 State Street
                            New York, New York 10004



                  By Mail:                                 By Hand or Overnight Courier:
                P.O. Box 84                                        1 State Street
           Bowling Green Station                              New York, New York 10004
       New York, New York 10274-0084                        Attn.: Reorganization Dept.
        Attn.: Reorganization Dept.                      Securities Processing Window SC-1



                           By Facsimile Transmission
                       (For Eligible Institutions Only):
                                 (212) 858-2611



         Confirm Receipt of Notice of Guaranteed Delivery by Telephone:
                                 (212) 858-2103



                The Information Agent for the Exchange Offer is:
                                     [Logo]

                          156 Fifth Avenue, 9th Floor
                            New York, New York 10010
                                 (212) 929-5500



     Any questions or requests for assistance or additional copies of this Prospectus or the Letter of Transmittal may be directed to the Information Agent at their telephone number and location set forth on this page. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Exchange Offer.


                 The Dealer Manager for the Exchange Offer is:
                              MERRILL LYNCH & CO.
                        Merrill Lynch World Headquarters
                                  North Tower
                             World Financial Center
                            New York, New York 10281








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